Exhibit 2.5

AGREEMENT AND PLAN OF REORGANIZATION

by and among

WASHINGTONFIRST BANKSHARES, INC.,

ALLIANCE BANKSHARES CORPORATION,

and

ALLIANCE BANK CORPORATION

Dated as of May 3, 2012

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3.20	Environmental Matters	18
3.21	Brokers and Finders	18

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF ALLIANCE AND ALLIANCE BANK		19

4.1	Organization and Authority	19
4.2	Alliance Subsidiaries	19
4.3	Capitalization of Alliance and Alliance Bank	20
4.4	Authorization	21
4.5	Alliance SEC Reports	21
4.6	Alliance Financial Statements	23
4.7	Books of Account; Corporate Records	24
4.8	Alliance Reports	25
4.9	Absence of Certain Changes	25
4.10	Insurance	25
4.11	Properties, Leases and Other Agreements	26
4.12	Taxes	26
4.13	Fiduciary Activities	28
4.14	Intangible Property	28
4.15	Employee Relations	29
4.16	ERISA Plans	30
4.17	Contracts; Consents	32
4.18	Related Party Transactions	33
4.19	Loans	33
4.20	Deposits	34
4.21	Environmental Matters	35
4.22	Litigation and Other Proceedings	35
4.23	Absence of Undisclosed Liabilities	35
4.24	Compliance with Laws	35
4.25	Proxy Statement, Etc	36
4.26	Anti-Takeover Provisions	37
4.27	Derivative Instruments	37
4.28	Tax and Regulatory Treatment	37
4.29	Fairness Opinion	37
4.30	Brokers and Finders	37

ARTICLE V.
CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME		37

5.1	Forbearance by Alliance and Alliance Bank	37
5.2	Conduct of Business by Alliance	40
5.3	Approval of Alliance Shareholders	42
5.4	Conduct of Business by WFBI	42
5.5	Approval of WFBI Shareholders	43

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ARTICLE VI.
ADDITIONAL AGREEMENTS		44

6.1	Access and Information	44
6.2	Registration Statement; Applications; Cooperation	45
6.3	Notice of Actual or Threatened Breach	46
6.4	Current Information	46
6.5	Expenses	46
6.6	Filing with the SCC	47
6.7	Miscellaneous Agreements and Consents	47
6.8	Press Releases and Public Disclosures	47
6.9	Bank Employees	47
6.10	D&O Indemnification	49
6.11	Acquisition Proposals	50
6.12	Trust Preferred Securities	52
6.13	Nasdaq Listing	52
6.14	Status of Capital Commitments	52
6.15	Disclosure	53
6.16	Directors of WFBI	53

ARTICLE VII.
CONDITIONS		53

7.1	Conditions to Each Party’s Obligation to Effect the Merger	53
7.2	Conditions to Obligation of WFBI to Effect the Merger	54
7.3	Conditions to Obligation of Alliance and Alliance Bank to Effect the Merger	57

ARTICLE VIII.
TERMINATION, AMENDMENT AND WAIVER		58

8.1	Termination	58
8.2	Effect of Termination	59
8.3	Amendment	61
8.4	Waiver	61

ARTICLE IX.
GENERAL PROVISIONS		62

9.1	Investigation; Survival of Agreements	62
9.2	Notices	62
9.3	Material Adverse Effect	63
9.4	Certain Definitions	64
9.5	Severability	64
9.6	Headings	64
9.7	Attorneys’ Fees	65
9.8	Schedules and Exhibits	65
9.9	Miscellaneous	65

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EXHIBITS

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INDEX TO DEFINED TERMS

Acquisition Proposal	51
affiliate	64
Agreement	1
Alliance	1
Alliance 1999 Plan	5
Alliance 2007 Plan	5
Alliance 401(k) Plan	41
Alliance Bank	1
Alliance Bank Common Stock	20
Alliance Benefit Plans	29
Alliance Common Stock	3
Alliance Consolidated Financial Statements	23
Alliance Disclosure Schedule	18
Alliance ERISA Plans	30
Alliance Nominees	52
Alliance Options	5
Alliance Reports	24
Alliance Returns	26
Alliance SEC Reports	21
Alliance Shareholder Meeting	42
Alliance Sold Loans	33
Alliance Stock Plans	5
Alternative Financing	43
AVCT	19
Bank Merger	1
Bank Merger Agreement	1
Base Amount	4
BHCA	8
Capital Commitments	16
Cash Consideration	3
Cash Conversion Number	8
Cash Electing Alliance Share	3
Cash Election	3
Cash Election Number	8
Certificate	4
Closing	2
Closing Date	2
COBRA	31
Code	1
communications	50
Communications End Date	51
Continuing Employees	47

Conversion Ratio	4
Dodd-Frank Act	17
Draft Financial Statements	24
Effective Time	2
Election Deadline	6
ERISA	30
Exchange Act	10
Exchange Agent	6
Excluded Shares	3
FDIA	10
FDIC	7
Federal Reserve Board	12
FHA	16
FHLMC	16
FICA	14
FNMA	16
Form of Election	6
GNMA	16
Hired Participants	48
Indemnified Person	48
Intellectual Property	28
Loans	14
Mailing Date	42
Material Contract	32
Merger	1
Merger Consideration	4
NASDAQ	10
Non-Electing Alliance Share	4
Plan of Merger	1
Proxy Statement	42
Registration Statement	44
RESPA	15
Sarbanes-Oxley Act	22
SCC	2
SEC	21
Section 409A	30
Securities Act	9
Stock Consideration	4
Stock Electing Alliance Share	4
Stock Election	3
Surviving Corporation	1
Takeover Laws	37
Trust Preferred Assumption	52

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Unsolicited Acquisition Proposal	51
VA	16
VBFI	12
VFIC	10
VSCA	1
WF Bank	1
WFBI	1
WFBI Common Stock	4

WFBI Consolidated Financial Statements	11
WFBI Disclosure Schedule	8
WFBI Reports	12
WFBI Returns	13
WFBI Shareholder Meeting	43
WFBI Sold Loans	15
YHB	23

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AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (the “Agreement”), made as of this 3rd day of May, 2012, is by and among WashingtonFirst Bankshares, Inc. (“WFBI”), a corporation organized and existing under the laws of the Commonwealth of Virginia, Alliance Bankshares Corporation (“Alliance”), a corporation organized and existing under the laws of the Commonwealth of Virginia; and Alliance Bank Corporation, a Virginia chartered commercial bank and a wholly-owned subsidiary of Alliance (“Alliance Bank”).

WHEREAS, the respective Boards of Directors of WFBI and Alliance deem it advisable and in the best interests of their respective shareholders that WFBI acquire Alliance through the merger of Alliance with and into WFBI, on the terms, and subject to the conditions, set forth in this Agreement; and

WHEREAS, the respective Boards of Directors of WFBI and Alliance have each approved the merger of Alliance with and into WFBI (the “Merger”), upon the terms, and subject to the conditions, hereinafter set forth, including the Plan of Merger in substantially the form attached as Exhibit A hereto (the “Plan of Merger”); and

WHEREAS, as promptly as practicable after the Merger, Alliance Bank shall be merged with and into Washington First Bank, a Virginia chartered commercial bank and wholly-owned subsidiary of WFBI (“WF Bank”) pursuant to a plan of merger substantially in the form attached hereto as Exhibit B (the “Bank Merger Agreement”), with WF Bank being the surviving bank (“Bank Merger”); and

WHEREAS, for federal income tax purposes, it is intended that the Merger and the Bank Merger each will qualify as a reorganization within the meaning of Section 368(a) and the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), and that this Agreement and the Bank Merger Agreement each constitute, and is adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereafter set forth, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.

THE MERGER

1.1 Merger. Subject to the terms and conditions hereafter set forth, Alliance shall be merged with and into WFBI with WFBI being the surviving corporation (the “Surviving Corporation”), in accordance with this Agreement, the Plan of Merger and the applicable provisions of the Virginia Stock Corporation Act (the “VSCA”).

1.2 Name. The name of the Surviving Corporation shall be “WashingtonFirst Bankshares, Inc.”

1.3 Articles of Incorporation; Bylaws. (a) The Articles of Incorporation of WFBI in effect at the Effective Time (defined in Section 1.6(b)) shall be the Articles of Incorporation of the Surviving Corporation.

(b) The Bylaws of WFBI in effect at the Effective Time shall be the Bylaws of the Surviving Corporation.

1.4 Board of Directors; Officers. From and after the Effective Time, the directors of WFBI immediately prior to the Effective Time and the Alliance Nominees (as defined in Section 6.16) shall be the directors of the Surviving Corporation until their successors are duly appointed or elected. From and after the Effective Time, the officers of WFBI immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their successors are duly appointed or elected.

1.5 Effect of the Merger. At the Effective Time, the separate corporate existence of Alliance shall cease and all of the properties, rights, powers, privileges, franchises, patents, trademarks, licenses, registrations, and other assets of every kind and description of Alliance shall be vested in, and all debts, liabilities, and obligations of Alliance shall be the obligation of, WFBI as the Surviving Corporation, all without further act or deed, in accordance with the applicable provisions of the VSCA.

1.6 Closing; Effective Time. (a) The closing of the Merger (the “Closing”) shall occur at the principal offices of WFBI, or at such other place designated by the parties in writing, at a time and on a date specified in writing by the parties, which date shall be on the earliest practicable business day, but not more than 30 days, after the receipt of all requisite approvals and authorizations of regulatory and governmental authorities, the expiration of all applicable waiting periods and the satisfaction or waiver of all conditions hereto. The date at which the Closing occurs is occasionally referred to herein as the “Closing Date”.

(b) The Merger shall become effective at the latest of (i) the issuance by the Virginia State Corporation Commission (the “SCC”) of a certificate of merger relating to the Merger; and (iii) the time set forth in articles of merger relating to the Merger filed with the SCC in the form attached as Exhibit C (the “Effective Time”). Except as otherwise agreed in writing, the Effective Time shall be on the Closing Date.

1.7 Bank Merger. As promptly as practicable following the Effective Time, Alliance Bank shall be merged with and into WF Bank, with WF Bank surviving, pursuant to and subject to the terms and conditions of the Bank Merger Agreement. Notwithstanding the foregoing, WFBI reserves the right, in its sole discretion, to effect an alternate transaction between Alliance Bank and WF Bank, and Alliance and Alliance Bank agree to execute or cause to be executed such agreements and other documents necessary for WFBI to effect such other transaction as it may determine, in its sole discretion, involving WF Bank and Alliance Bank; provided, however, that WFBI agrees not to make any changes with respect to any transaction between WF Bank and Alliance Bank that will (i) vary the form or amount of consideration paid to Alliance shareholders pursuant to Section 2.1 hereof or the treatment of Alliance Options pursuant to Section 2.2 hereof, or (ii) adversely affect the treatment of the Merger or alternate transaction, taken together, as a reorganization under Section 368(a) of the Code.

1.8 Alternative Acquisition Structure. Notwithstanding any provision in this Agreement to the contrary, WFBI shall be permitted, in its sole and absolute discretion, to restructure the method by which WFBI accomplishes the acquisition of Alliance as contemplated by this Agreement; provided, however, that WFBI agrees not to make any changes with respect to the acquisition of Alliance that will: (i) vary the form or amount of consideration paid to Alliance shareholders pursuant to Section 2.1 hereof or the treatment of Alliance Options pursuant to Section 2.2 hereof, (ii) require Alliance to resolicit shareholder approval of the Merger, or (iii) adversely affect the treatment of the Merger as a reorganization under Section 368(a) of the Code. Alliance and Alliance Bank agree to execute or cause to be executed any amendments, agreements or further documentation reasonably required to effect such alternate structure.

ARTICLE II.

CONSIDERATION AND CONVERSION OF SHARES

2.1 Conversion of Shares. Subject to this Article II, at the Effective Time, by virtue of the Merger and without any action on the part of WFBI, Alliance or the holder of any of the shares thereof:

(a) All shares of common stock, $4.00 par value per share, of Alliance (“Alliance Common Stock”), owned directly or indirectly by WFBI or any of WFBI’s or Alliance’s respective wholly owned subsidiaries (other than shares in trust accounts, managed accounts and the like or shares held in satisfaction of a debt previously contracted) shall be cancelled and retired and shall not represent capital stock of the Surviving Corporation and shall not be exchanged for the Merger Consideration (as defined below). Shares of Alliance Common Stock that are canceled and retired pursuant to this Section 2.1(a) are hereinafter referred to as the “Excluded Shares”; and

(b) Each share of Alliance Common Stock (other than Excluded Shares) issued and outstanding immediately prior to the Effective Time shall be converted into and become the right to receive the following consideration:

(i) Each share of Alliance Common Stock with respect to which an election to receive cash (a “Cash Election”) has been properly made and not lost pursuant to Section 2.3(c) (each a “Cash Electing Alliance Share”) shall (subject to Section 2.4)) be converted into the right to receive $5.30 in cash without interest, subject to adjustment pursuant to Section 2.1(c)(i)(x) (such per share amount is hereinafter referred to as the “Cash Consideration”).

(ii) Each share of Alliance Common Stock with respect to which an election to receive stock consideration (a “Stock Election”)

has been properly made and not lost pursuant to Section 2.3(c) (each a “Stock Electing Alliance Share”) shall (subject to Section 2.1(d)) be converted into the right to receive 0.4435, subject to adjustment pursuant to Section 2.1(c)(i)(y) (the “Conversion Ratio”), validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of WFBI (the “WFBI Common Stock”), subject to adjustment in accordance with Section 2.1(e) (such per share amount, together with any cash in lieu of fractional shares of WFBI Common Stock to be paid pursuant to Section 2.1(d), is hereinafter referred to as the “Stock Consideration”).

(iii) Each share of Alliance Common Stock that is not (x) an Excluded Share or (y) a share of Alliance Common Stock with respect to which a Cash Election or a Stock Election has been properly made and not lost pursuant to Section 2.3(c) (each, a “Non-Electing Alliance Share”) shall be converted into the right to receive Stock Consideration.

Effective as of the Effective Time, each share of Alliance Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of certificates which immediately prior to the Effective Time evidenced shares of Alliance Common Stock (each a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon surrender of such Certificate in accordance with Section 2.3. For purposes of this Agreement, the term “Merger Consideration” with respect to a given share of Alliance Common Stock shall mean either the Cash Consideration (with respect to a share of Alliance Common Stock representing the right to receive the Cash Consideration) or the Stock Consideration (with respect to a share of Alliance Common Stock representing the right to receive the Stock Consideration).

(c) (i) In the event that the amount of Alliance’s shareholders’ equity at the month-end prior to the Effective Time has declined by more than ten percent (10%) from the amount of Alliance’s shareholders’ equity reported in the Alliance Consolidated Financial Statements as of December 31, 2011 (the “Base Amount”), the Merger Consideration shall be adjusted as follows:

(x) The Cash Consideration shall be reduced by the per share amount of the decline in Alliance’s shareholders’ equity that exceeds ten percent (10%) of the Base Amount, provided, however, that in no event shall the Cash Consideration be reduced by more than a per share amount of ten percent (10%) of the Base Amount; and

(y) The Stock Consideration shall be reduced by adjusting the Conversion Ratio to equal the per share amount of the Cash Consideration, as adjusted pursuant to Section 2.1(c)(i)(x) above, divided by $11.95.

(ii) When calculating the percentage decline in Alliance’s shareholders’ equity pursuant to this Section 2.1(c), the following items shall be excluded from such calculation: (i) any change (positive or negative) attributable to changes in the deferred tax asset account or related valuation allowance, the FHLB advance account, the accumulated other comprehensive income account, (ii) effects (positive or negative) from changes, after the date hereof, in generally accepted accounting principles or regulatory principles generally applicable to banks but only to the extent the effect on Alliance and Alliance Bank, taken as a whole, is not materially worse than the effect on similarly situated banks and their holding companies, (iii) expenses (such as customary legal, accounting and investment advisor fees) incurred in connection with this Agreement and/or (iv) effects (positive or negative) from actions and omissions of Alliance and Alliance Bank taken at the request of, or with the prior written consent of, WFBI in contemplation of the transactions contemplated hereby.

(d) No fractional shares of WFBI Common Stock shall be issued in respect of shares of Alliance Common Stock that are to be converted in the Merger into the right to receive shares of WFBI Common Stock. Each holder of a Certificate (other than holders of Certificates representing Excluded Shares) shall be entitled to receive in lieu of any fractional share of WFBI Common Stock to which such holder would otherwise have been entitled pursuant to Sections 2.1(b) and 2.3 an amount in cash (without interest), rounded to the nearest whole cent (with one-half cent being rounded upwards), equal to the product obtained by multiplying (i) the fractional share of WFBI Common Stock to which such holder would otherwise be entitled (after taking into account all shares of Alliance Common Stock held by such holder immediately prior to the Effective Time and the provisions of Section 2.3) by (ii) $11.95.

(e) If, on or after the date of this Agreement and prior to the Effective Time, WFBI splits, combines into a smaller number of shares, or issues by reclassification any shares of WFBI Common Stock, then the Stock Consideration and any dependent items shall be appropriately adjusted to provide to the holders of Alliance Common Stock the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Stock Consideration or other dependent item, as applicable, subject to further adjustment in accordance with this sentence.

2.2 Treatment of Alliance Options. At the Effective Time, each option (the “Alliance Options”), whether or not vested or exercisable, issued and outstanding immediately prior to the Effective Time under the Alliance 1999 Stock Option Plan, as amended and restated (the “Alliance 1999 Plan”), and the Alliance 2007 Incentive Stock Plan (the “Alliance 2007 Plan” and together with the Alliance 1999 Plan, the “Alliance Stock Plans”) will by virtue of the Merger and without any action on the part of any holder of an Alliance Option be cancelled as of the Effective Time solely in exchange for the right to receive as soon as reasonably practicable following the Effective Time an amount in cash (less any applicable withholding taxes) equal to the product of (i) the number of shares of Alliance Common Stock subject to such Alliance Option immediately prior to the Effective Time and (ii) the difference, if positive, between (A) the Cash Consideration and (B) the exercise price per share of Alliance Common Stock subject to such Alliance Option. Prior to the Effective Time, Alliance shall take any and all actions under the Alliance Stock Plans necessary to effectuate this Section 2.2.

2.3 Exchange Procedures. (a) WFBI shall appoint its transfer agent, Broadridge Corporate Issuer Solutions, Inc., or, with the written consent of Alliance, which shall not be unreasonably withheld, another agent independent of and unaffiliated with WFBI or Alliance (the “Exchange Agent”), for the purpose of exchanging Certificates for the Merger Consideration. At or prior to the Effective Time, WFBI shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Alliance Common Stock and for exchange in accordance with this Article II, or shall duly authorize and direct issuance by the Exchange Agent in accordance with this Section of (i) certificates representing the shares of WFBI Common Stock that constitute the Stock Consideration and (ii) an amount of cash necessary to pay the Cash Consideration.

(b) WFBI shall prepare and file as an exhibit to the Registration Statement (as hereinafter defined) a form of election, and other appropriate and customary transmittal materials, in such form and containing such provisions as WFBI and Alliance shall mutually agree (collectively, the “Form of Election”). The Form of Election shall permit each person who, at or prior to the Election Deadline (as defined below), is a record holder (or, in the case of nominee record holders, the beneficial owner, through proper instructions and documentation) of any share of Alliance Common Stock (other than Excluded Shares) to specify whether such holder’s shares of Alliance Common Stock shall be converted into the right to receive the Stock Consideration or the Cash Consideration. The Form of Election shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the completed Form of Election and any Certificates to the Exchange Agent. Alliance shall mail the Form of Election to all Persons who are record holders of shares of Alliance Common Stock as of the record date for the Alliance Shareholder Meeting (as defined in Section 5.3) and shall use commercially reasonable efforts to make the Form of Election available to all Persons who become holders of shares of Alliance Common Stock during the period between the record date for the Alliance Shareholder Meeting and the Election Deadline. As used in this Agreement, “Election Deadline” means 5:00 p.m., Eastern time, on the date that is two (2) business days immediately preceding the Closing Date (or on such other date as the parties hereto mutually agree).

(c) Any such election shall have been properly made only if the Exchange Agent shall have received at its designated office, by the Election Deadline, a Form of Election properly completed and signed and accompanied by Certificates representing the shares of Alliance Common Stock to which such Form of Election relates (or by an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act); provided, that such Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery). Any share of Alliance Common Stock (other than Excluded Shares) with respect to which a proper Cash Election or Stock Election has not been made as aforesaid shall be deemed to be a Non-Electing Alliance Share. All Cash Elections and Stock Elections shall be unconditional and irrevocable. After a Cash Election or a Stock Election is properly made with respect to any share of Alliance Common Stock, no further registration of transfer of such share shall be made on the stock transfer books of Alliance.

(d) WFBI and Alliance shall publicly announce the anticipated date of the Election Deadline at least five (5) business days prior to the anticipated Closing Date. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and WFBI and Alliance shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

(e) The good faith determination of the Exchange Agent (or the joint determination of WFBI and Alliance, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not Cash Elections and Stock Elections shall have been properly made pursuant to this Section 2.3 and as to when Cash Elections and Stock Elections were received by the Exchange Agent. The Exchange Agent shall have reasonable discretion to disregard immaterial defects in the Forms of Election. The Exchange Agent (or WFBI and Alliance jointly, in the event that the Exchange Agent declines to make the following computations) shall also make all computations as to the proration contemplated by Section 2.4, and absent manifest error such computations shall be conclusive and binding on WFBI, Alliance and all holders of Alliance Common Stock. The Exchange Agent may, with the written agreement of WFBI, make any rules that are consistent with this Section 2.3 for the implementation of the Cash Elections and Stock Elections provided for in this Agreement and necessary or desirable to effect the Cash Elections and Stock Elections.

(f) All Certificates must be surrendered to the Exchange Agent within twelve months of the Effective Time. In the event that any former shareholder of Alliance shall not have properly surrendered his or her Certificates within such period, the shares of WFBI Common Stock that would otherwise have been issued to such shareholder may, at the option of WFBI, be sold and the net proceeds of such sale, together with any cash in respect of fractional shares and any previously accrued dividends, shall be held by WFBI for such shareholder’s benefit in a non-interest bearing deposit account at WF Bank or another depository institution, the deposits of which are insured by the Federal Deposit Insurance Corporation (the “FDIC”), chosen by WFBI in its discretion, and the sole right of such shareholder shall be the right to receive any certificates for WFBI Common Stock which have not been so sold, and to collect cash in such account, without interest. Subject to all applicable laws of escheat, such amounts shall be paid to such former shareholder of Alliance, without interest, upon proper surrender of his or her Certificates.

(g) All dollar amounts payable to any shareholder as a result of the payment of cash in lieu of fractional shares pursuant to Section 2.1(d) will be rounded to the nearest whole cent (with one-half cent being rounded upward), based on the aggregate amount payable for all shares registered in such shareholder’s name.

(h) Following the Effective Time, Certificates which formerly represented shares of Alliance Common Stock which are to be converted into the Stock Consideration shall be deemed for all purposes to represent the number of whole shares of WFBI Common Stock into which they have been converted, except that until exchanged in accordance with the provisions of this Section 2.3, the holders of such shares shall not be entitled to receive dividends or other distributions or payments in respect of WFBI Common Stock.

(i) If any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by WFBI, the posting by such person of a bond, in such reasonable amount as WFBI may direct, as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Alliance Common Stock represented by such Certificate.

2.4 Proration. Notwithstanding anything in this Agreement to the contrary:

(a) With respect to all shares of Alliance Common Stock (other than the Excluded Shares) issued and outstanding immediately prior to the Effective Time:

(i) the number of shares of Alliance Common Stock that shall be converted into the right to receive an amount per share equal to the Cash Consideration shall be limited to twenty percent (20%) of the shares of Alliance Common Stock (the “Cash Conversion Number”); and

(ii) the remainder of the shares of Alliance Common Stock shall be converted into the right to receive the Stock Consideration per share.

(b) If the aggregate number of Cash Electing Alliance Shares (such number of shares, the “Cash Election Number”) equals or exceeds the Cash Conversion Number, then the number of Cash Electing Alliance Shares of each shareholder of Alliance that shall be converted into the right to receive an amount per share equal to the Cash Consideration shall be equal to the product obtained by multiplying (x) the number of Cash Electing Alliance Shares of such shareholder by (y) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number, and the remaining number of such holder’s Cash Electing Alliance Shares shall be converted into the right to receive the Stock Consideration per share. In no event shall WFBI pay Cash Consideration in an amount that would jeopardize the ability of the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF WFBI

Except as set forth in the disclosure schedule delivered by WFBI to Alliance prior to the date hereof (the “WFBI Disclosure Schedule”), WFBI represents and warrants to Alliance and Alliance Bank as follows:

3.1 Organization and Authority. WFBI is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”) and has the corporate power and authority to own its properties and assets and to carry on its business, and the business of its subsidiaries, as now being conducted and to enter into and carry out its obligations under this Agreement. WFBI is qualified to do business as a foreign corporation in each jurisdiction where such qualification is necessary, except where the failure to obtain such qualification would not have a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations, of WFBI and WF Bank, taken as a whole. WFBI has all necessary governmental authorizations to own or lease its properties and assets, and carry on its business as now being conducted, with the exception of those authorizations which the failure to obtain would not have a material adverse effect on the business, operations, assets, financial condition, prospects or result of operations of WFBI and WF Bank, taken as a whole.

3.2 Capitalization of WFBI. (a) As of March 31, 2012, the authorized capital stock of WFBI consists of 25,000,000 shares of common stock, par value $.01 per share, of which 2,908,526 shares were issued and outstanding, and 10,000,000 shares of preferred stock, par value $5.00 per share, issuable in series of which 17,796 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series D, are outstanding. As of March 31, 2012, there were outstanding options to purchase 608,378 shares (and outstanding restricted stock awards with respect to 59,507 shares) of WFBI Common Stock pursuant to the WFBI 2010 Equity Compensation Plan and outstanding warrants to purchase 158,739 shares of WFBI Common Stock. As of the date hereof, there are no other shares of capital stock or other equity securities of WFBI outstanding and no other outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of capital stock or other equity security of WFBI, or contracts, commitments, understandings, or arrangements by which WFBI was or may become bound to issue additional shares of its capital stock or other equity security or options, warrants, scrip, rights to purchase or acquire, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock or other equity security.

(b) All of the outstanding shares of WFBI Common Stock have been duly authorized and validly issued and are fully paid and nonassessable under the VSCA. When issued in accordance with the provisions of this Agreement, all of the shares of WFBI Common Stock to be issued as Merger Consideration in exchange for shares of Alliance Common Stock will be duly authorized and validly issued shares of WFBI Common Stock and will be fully paid and nonassessable under the VSCA. No shares of WFBI Common Stock have been, and none of the shares of WFBI Common Stock to be issued in exchange for shares of Alliance Common Stock will be, issued in violation of the preemptive or preferential rights of any holder of WFBI capital stock. WFBI has reserved a sufficient number of shares of WFBI Common Stock for the purpose of issuing shares of WFBI Common Stock in accordance with the provisions of Article II hereof. None of the outstanding shares of WFBI Common Stock were issued in violation of the registration provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder (“Securities Act”) or applicable state securities or blue sky laws.

3.3 Authorization. (a) The execution, delivery and performance of this Agreement by WFBI and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of WFBI, and, except for receipt of the requisite vote of WFBI shareholders no other corporate proceedings on the part of WFBI are necessary to authorize this Agreement and the transactions contemplated hereby. Subject to the approvals of government agencies having regulatory authority over WFBI or the Merger as may be required by statute or regulation, this Agreement is the valid and binding obligation of WFBI, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws or equitable principles affecting creditors’ rights generally and subject to general equitable principles which may limit the enforcement of certain remedies.

(b) Neither the execution, delivery and performance of this Agreement by WFBI, nor the consummation of the transactions contemplated hereby, nor compliance by WFBI with any of the provisions of this Agreement, will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of WFBI under any of the terms, conditions or provisions of: (x) the Articles of Incorporation or Bylaws (or similar organizational and governing documents) of WFBI, or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which WFBI is a party or by which it may be bound, or to which WFBI or any of its properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to WFBI or any of its properties or assets.

(c) Other than in connection or in compliance with the applicable provisions of the VSCA, Title 6.2 of the Code of Virginia (the “VFIC”), the Securities Act, the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”), the rules and regulations of The Nasdaq Stock Market (“NASDAQ”), the securities or blue sky laws of the various states and consents, authorizations, approvals or exemptions required under the BHCA or the Federal Deposit Insurance Act (the “FDIA”) or any applicable federal or state banking statute (including those relating to mortgage banking, brokerage or lending activities), no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by WFBI of the transactions contemplated by this Agreement.

(d) WFBI has no reason to believe that any required regulatory consent or approval will not be received or will be received with conditions or restrictions which Alliance or Alliance Bank would deem unduly burdensome, or which would have an adverse impact on its capacity to consummate the transactions contemplated hereby.

3.4 WFBI Accounting Matters.

(a) WFBI has established and maintains, and at all times through the Closing Date will maintain, a system of internal control over financial reporting that is effective to provide reasonable assurance regarding the reliability of WFBI’s financial reporting and the preparation of WFBI’s financial statements for external purposes in accordance with GAAP. WFBI has no knowledge of (i) any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting which are reasonably likely to adversely affect its ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a role in WFBI’s internal control over financial reporting. WFBI is not aware of any change in its internal control over financial reporting that has occurred since December 31, 2009 that has materially affected, or is reasonably likely to materially affect, WFBI’s internal control over financial reporting.

(b) Since December 31, 2009 (i) WFBI has not received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, written or oral, regarding the accounting or auditing practices, or internal procedures or accounting controls, methodologies or methods of WFBI or WF Bank, including but not limited to any complaint, allegation, assertion or claim that WFBI or WF Bank has engaged in any questionable accounting or auditing practice, or regarding any violation of the securities laws; and (ii) no attorney representing WFBI or WF Bank has reported to their respective Boards of Directors, committee thereof, any member thereof or any executive officer, evidence of a material violation of the securities or banking laws, breach of fiduciary duty or similar violation by WFBI or WF Bank or any of their respective officers, directors, employees or agents.

3.5 WFBI Financial Statements. (a) The (i) audited consolidated statements of condition of WFBI as of December 31, 2011 and 2010 and the related audited consolidated statements of income, shareholders’ equity, and cash flows for the three years ended December 31, 2011 included in WFBI’s Annual Report to Shareholders for the year ended December 31, 2011; and (ii) unaudited consolidated statements of condition of WFBI as of March 31, 2012 and 2011 and the related unaudited consolidated statements of operations for the three months ended March 31, 2012 and 2011 (the “WFBI Consolidated Financial Statements”) have been prepared in accordance with GAAP applied on a consistent basis, and present fairly, in all material respects, its financial position and its consolidated results of operations, shareholders’ equity and cash flows, except that the WFBI unaudited consolidated interim financial statements do not include statements of shareholders’ equity and cash flows, omit the footnote disclosures, and are subject to normal year end audit adjustments required by GAAP. The audited consolidated statements of condition of WFBI as of future dates and the related audited consolidated statements of operations, changes in shareholders’ equity and cash flows for the periods then ended, which may be provided by WFBI to Alliance subsequent to the date hereof, will be prepared in accordance with GAAP applied on a consistent basis, and will present fairly, in all material respects, its consolidated financial position as of such dates and its consolidated results of operations, changes in shareholders’ equity and cash flows for such periods. The unaudited interim statements of condition and statements of operations which may be provided to Alliance subsequent to the date hereof will be prepared in accordance with GAAP applied on a consistent basis, and will present fairly, in all material respects, the consolidated financial position of WFBI at the dates and the consolidated results of operations of WFBI for the periods stated therein, except that the WFBI unaudited interim financial statements will not include statements of shareholders equity and cash flows, will omit the footnote disclosures, and will be subject to normal year end adjustments, required by GAAP.

(b) Without limitation of the foregoing, the allowances for loan losses and the reserves for representations and warranties reflected in the statements of financial condition included in the WFBI Consolidated Financial Statements were calculated in accordance with GAAP; WFBI believes that such allowances and reserves were, as of such dates, adequate to absorb all reasonably anticipated losses in the loan portfolio of WFBI and WFBI Bank, and recourse obligations in respect of WFBI Sold Loans (as defined in Section 3.14) in light of the size and characteristics of such portfolios, economic conditions, borrower capacity and other pertinent factors, and no facts have subsequently come to the knowledge of WFBI which would cause it to restate in any material way the amount of the allowance for loan losses or reserve for representations and warranties as of any such date.

3.6 Books of Account; Corporate Records. The books of account of WFBI and WF Bank are maintained in compliance in all material respects with all applicable legal and accounting requirements. Not in limitation of the foregoing, the books and records of account of WF Bank contain sufficient information, in reasonably accessible form and format, to enable it to conduct business in the ordinary course with respect to the assets and liabilities of WF Bank, including but not limited to information which would enable it to make any required filings under the Bank Secrecy Act and regulations promulgated thereunder. The minute books of WFBI and WF Bank constitute an accurate record of all material corporate actions of their respective shareholders and Boards of Directors and of all committees thereof.

3.7 Regulatory Reports. (a) As of March 31, 2012, WFBI and WF Bank had timely filed, since that date have timely filed, and subsequent to the date hereof will timely file, all reports, registrations and statements, if any, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), (ii) the FDIC, and (iii) the Virginia Bureau of Financial Institutions (“VBFI”) (all such reports and statements are collectively referred to herein as the “WFBI Reports”). As of their respective dates, the WFBI Reports complied and will comply in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) Each offering circular, private placement memorandum or other securities offering document used by WFBI in connection with the sale of WFBI Common Stock, and all other sales documentation relating thereto, did not contain any untrue or misleading statement of a material fact, and did not omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

3.8 WF Bank. WFBI directly or indirectly owns all the shares of the outstanding capital stock of WF Bank. Neither WFBI nor WF Bank has any other subsidiaries. No equity securities of WF Bank are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relative to, or concerning securities or rights convertible into, or exchangeable for, shares of any class of capital stock or other equity security of WF Bank, and there are no other contracts, commitments, understandings or arrangements by which any WF Bank is bound to issue, or WFBI is bound to cause WF Bank to issue, additional shares of its capital stock or other equity security or options, warrants, scrip, rights to purchase or acquire, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock or other equity security. All of the shares of capital stock of WF Bank so owned by WFBI are fully paid and non-assessable and are owned by it free and clear of any claim, lien, encumbrance or agreement with respect thereto. WF Bank is a commercial bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the corporate power and authority and all necessary federal, state, local and foreign authorizations to own or lease its properties and assets and to carry on its business as it is now being conducted. The deposits of WF Bank are insured to the applicable legal limits by the Deposit Insurance Fund of the FDIC.

3.9 Absence of Certain Changes. Except for events or circumstances disclosed in the WFBI Reports, since December 31, 2011, there has not been any change in the nature of the business, results of operations, assets, financial condition, method of accounting or accounting practice, or manner or conduct of the business of WFBI and WF Bank that has had, or may reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations of WFBI and WF Bank, taken as a whole, or on the ability of WFBI to consummate the transactions contemplated hereby. Nothing herein contained shall be deemed to admit or give rise to any implication that any events disclosed in the WFBI Reports have had, or may be reasonably expected to have, a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations of WFBI and WF Bank, taken as a whole, or on the ability of WFBI to consummate the transactions contemplated hereby.

3.10 Litigation and Other Proceedings. Neither WFBI nor WF Bank is a party to any pending, or, to the knowledge of WFBI, threatened claim, action, suit, investigation or proceeding or subject to any order, judgment or decree, except for matters which, in the aggregate, cannot reasonably be anticipated to have a material adverse effect on the ability of WFBI to consummate the transactions contemplated hereby or the financial condition, prospects, results of operations, business, or properties of WFBI or WF Bank, taken as a whole, and, to the knowledge of WFBI, there is no basis for any of the foregoing.

3.11 Proxy Statement, Etc. None of the information supplied or to be supplied by and relating to WFBI for inclusion, or included, in (i) the Proxy Statement (as defined herein), (ii) the Registration Statement (as defined herein) or (iii) any other documents to be filed with any regulatory agency in connection with the transactions contemplated hereby will, at the respective times such information is supplied or such documents are filed or mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. All documents which WFBI is responsible for filing with any regulatory agency in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

3.12 Tax and Regulatory Treatment. Neither WFBI nor WF Bank has taken or agreed to take any action, or has knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code. WFBI has no reason to believe that any required regulatory consent or approval will not be received or will be received with conditions or restrictions which WFBI would deem unduly burdensome, or which would have an adverse impact on its capacity to consummate the transactions contemplated hereby.

3.13 Taxes. (a) WFBI and WF Bank have duly filed, or will file, all federal, state, local and foreign tax returns (“WFBI Returns”) required by applicable law to be filed on or before the Effective Time (all such WFBI Returns being accurate and complete in all material respects), and have paid or have set up adequate reserves or accruals for the payment of all taxes required to be paid in respect of the periods covered by such WFBI Returns, and will pay, or where payment is not yet due, will set up adequate reserves or accruals adequate in all material respects for the payment of all taxes for any subsequent periods ending on or prior to the Effective Time or any portion of a subsequent period which includes the Effective Time and ends subsequent thereto. WFBI reasonably believes that neither it nor WF Bank has or will have any material liability for any such taxes in excess of the amounts so paid or reserved or accruals so established. WFBI and WF Bank are not delinquent in the payment of any material tax, assessment or governmental charge and have not requested any extension of time within which to file any tax returns in respect of any fiscal year which have not since been filed.

(b) No material deficiencies for any tax, assessment or governmental charge have been assessed (tentatively or definitively) or, to WFBI’s knowledge, proposed or asserted against WFBI or WF Bank which have not been settled and paid and, as of the date of this Agreement, no requests for waivers of the time to assess any tax, or waivers of the statutory period of limitation, are pending or have been granted, and WFBI and WF Bank do not have in effect any currently effective power of attorney or authorization to any person to represent it in connection with any taxes. No issue has been raised with WFBI by any federal, state, local or foreign taxing authority in connection with an audit or examination of the WFBI Returns, or the business or properties of WFBI and WF Bank which has not been settled, resolved and fully satisfied. No claim has ever been made by any taxing authority in a jurisdiction where WFBI and each WF Bank does not file tax returns that WFBI or WF Bank is or may be subject to taxation by that jurisdiction.

(c) WFBI and each WF Bank has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate taxing authority all material taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all taxes through the end of the last period for which WFBI and WF Bank ordinarily record items on their respective books. WFBI and WF Bank have withheld or collected from each payment made to its employees the amount of all taxes (including but not limited to federal income taxes, Federal Insurance Contributions Act (“FICA”) taxes and federal unemployment taxes) required to be withheld or collected therefrom, and have paid the same to the proper tax officers or authorized depositories.

(d) Neither WFBI nor WF Bank is a party to, or bound by, any agreement or arrangement relating to the apportionment, sharing, assignment, or indemnification or allocation of any tax or tax assets (other than an agreement or arrangement solely among the current members of a group the common parent of which is WFBI) or has any liability for the taxes of any person including any former subsidiary of WFBI or WF Bank), other than WFBI or WF Bank, under (i) Treasury Regulation Section 1.1502-6 (or similar provision of federal, state or local law), (ii) any contract, (iii) any agreement, or (iv) any other arrangement.

3.14 Loans. (a) Each of the loans, including loans held for sale (“Loans”), of WF Bank: (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be; (ii) to the extent secured, has been secured by valid liens or security interests which have been perfected; and (iii) represents the legal, valid and binding obligation of the borrowers named therein, enforceable in accordance with its terms (including the validity, perfection and enforceability of any lien, security interest or other encumbrance relating to such Loan), except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally, and subject to general principles of equity which may limit the enforcement of certain remedies. For purposes of the foregoing sentence, it is agreed that the phrase “enforceable in accordance with its terms” shall not mean that the borrower or other obligor has the financial ability to repay a loan or that the collateral is sufficient in value to result in payment of the loan secured thereby.

(b) Each Loan of WF Bank was made in material compliance with the provisions of applicable law and regulation, including but not limited to the Real Estate Settlement Practices Act (“RESPA”), the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, and the regulations promulgated thereunder.

(c) No default (including any event or circumstance which with the passage of time or the giving of notice or both would constitute a default) in respect of any material provision (including any default in payment) of any Loan of WF Bank exists, and WFBI and WF Bank have no knowledge of any borrower’s inability to repay any of such Loans when due, whether or not such borrower is currently in default, except as reflected on WFBI’s classified asset schedule.

(d) Neither WFBI nor WF Bank has any liability or obligation, and, to WFBI’s knowledge, no events have occurred and no threats have been made which would require WFBI or WF Bank, to repurchase or reacquire any Loan, or purchase collateral in respect of any Loan, which was held for sale and which has previously been sold in the ordinary course of WFBI’s mortgage origination/brokerage business (whether or not such loan has subsequently been reacquired by WFBI or WF Bank) since December 31, 2006 (“WFBI Sold Loans”), or to make any payment on any WFBI Sold Loan, or to make any payment to, reimburse, indemnify or hold harmless, or otherwise assume liability with respect to any loss, liability or expense incurred by, the purchaser (or subsequent purchaser or acquiror) of any WFBI Sold Loan in respect of such WFBI Sold Loan, or is otherwise subject to any liability or recourse in respect of any WFBI Sold Loan. Neither WFBI nor WF Bank has any liability to any borrower as a result of the manner in which a WFBI Sold Loan was originated. Section 3.14(d) of the WFBI Disclosure Schedule sets forth detail with respect to any exceptions hereto, including but not limited to the nature and extent of the liability, any limits (in time or dollar amount) on such liability, the basis of such liability, the instrument under which such potential liability arises, the nature and amount of WFBI Sold Loans resulting in such liability and the identity of the party to whom WFBI or WFBI Bank may have such liability.

(e) No WFBI Sold Loan was originated in violation of the representations and warranties of WFBI or WF Bank contained or incorporated by reference in any contract or agreement pursuant to which such WFBI Sold Loan was sold or assigned, including but not limited to any representation or warranty regarding the absence of fraud, misstatement of a material fact, omission of a material fact or a fact necessary to make the information provided not misleading, regarding the WFBI Sold Loan, the loan collateral, the borrower or the credit-worthiness of borrower, and any representation or warranty of WFBI or WF Bank regarding the absence of any fact, circumstance or condition which would cause, or would reasonably be expected to cause, the purchaser of the WFBI Sold Loan, any subsequent purchaser, securitizer or guarantor of such WFBI Sold Loan (including but not limited to the Federal National Mortgage Association (“FNMA”), the Federal Home Loan Mortgage Corporation (“FHLMC”), the Government National Mortgage Association (“GNMA”), the Federal Housing Administration (“FHA”) or the Department of Veteran Affairs (the “VA”) to regard such WFBI Sold Loan as unacceptable as an investment, ineligible for insurance, or which would otherwise cause them to consider the value or marketability of such WFBI Sold Loan to be materially adversely affected.

(f) Neither WFBI nor WF Bank currently services any Loan, including any WFBI Sold Loan, not currently held in portfolio, for any third party. The servicing and collection practices of WFBI and WF Bank with respect to WFBI Sold Loans materially complied with applicable laws, and was in accordance with the terms and conditions of the agreements pursuant to which such WFBI Sold Loans were sold, whether such servicing was conducted by WFBI, WF Bank, their respective affiliates, a third party or a servicing agent of any of the foregoing.

3.15 Absence of Undisclosed Liabilities. Except as (i) reflected, noted and/or adequately reserved against in the WFBI Consolidated Financial Statements as of December 31, 2011, and (ii) incurred since December 31, 2011 in the ordinary course of business consistent with past practice, WFBI and WF Bank have no material liabilities (whether accrued, absolute, contingent or otherwise) which were required to be reflected, noted or reserved against in the balance sheet included therein under GAAP.

3.16 Additional Capital Investment. (a) WFBI has delivered to Alliance correct and complete copies of executed securities purchase or investment agreements containing the several obligations of certain investors to provide additional capital of at least twenty million dollars ($20,000,000) to WFBI in connection with the Merger, subject to the conditions contained therein (the “Capital Commitments”). As of the date of this Agreement, the Capital Commitments are valid and in full force and effect and have not been amended or modified, and the agreements of the respective investors contained in the Capital Commitments have not been withdrawn or rescinded in any respect. The aggregate proceeds contemplated by the Capital Commitments will be sufficient for WFBI to pay the aggregate Cash Consideration and to pay all related fees and expenses. The investors’ several obligations to fund the amounts under their respective Capital Commitments are not subject to any conditions or contingencies other than as set forth therein. No event has occurred that (with or without notice, lapse of time, or both) would constitute a default under the Capital Commitments on the part of WFBI, or WF Bank. WFBI is not aware of any reason, fact or circumstance existing on the date of this Agreement that (A) has caused or is reasonably likely to cause any Capital Commitment to not be in full force and effect or (B) precludes or is reasonably likely to preclude the satisfaction by WFBI of the conditions set forth in the Capital Commitments to be satisfied by them. WFBI has paid, or will pay at or prior to the Effective Time, all commitment and other fees required to be paid under the Capital Commitments.

(b) To the knowledge of WFBI, the execution and delivery of the Capital Commitments have been duly authorized by all requisite corporate action on the part of each respective investor, such Capital Commitment has been executed by a person authorized to bind such investor and such Capital Commitment constitutes the valid and binding obligation of such investor, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws or equitable principles affecting creditors’ rights generally and subject to general equitable principles which may limit the enforcement of certain remedies.

(c) To the knowledge of WFBI, each respective investor party to a Capital Commitment has, or at the closing date of the applicable Capital Commitment will have, the available funds necessary to perform such investor’s capital commitment.

3.17 Compliance with Laws. (a) WFBI and WF Bank have all permits, licenses, certificates of authority, orders and approvals of, and have made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit them to carry on their business as presently conducted and the absence of which would have a material adverse effect on such business; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the knowledge of WFBI, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. WFBI and WF Bank are in compliance in all material respects with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA Patriot Act, RESPA, the Flood Disaster Protection Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, anti-money laundering, foreign corrupt practices, suspicious activity reporting and similar matters, other than instances of non-compliance which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations of WFBI and WF Bank, taken as a whole. Neither WFBI nor WF Bank is in default under any order, license, regulation or demand of any federal, state, local or other governmental agency or with respect to any order, writ, injunction or decree of any court, other than instances of default which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations of WFBI and WF Bank, taken as a whole.

(b) Except for statutory or regulatory restrictions of general application, no federal, state, local or other governmental authority has placed any restrictions on the business of WFBI or WF Bank which reasonably could be expected to have a material adverse effect on the business of WFBI and WF Bank taken as a whole. Neither WFBI nor WF Bank is a party or subject to any order, decree, written agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission or application to, or extraordinary supervisory letter from, any such governmental authority and neither WFBI nor WF Bank has been advised that any such governmental authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, written agreement, memorandum of understanding, commitment letter, supervisory letter or similar arrangement or submission or application.

3.18 Consents. Except for the approval by the requisite vote of holders of Alliance Common Stock and the holders of the WFBI Common Stock, the governmental approvals referred to in Section 3.3 and as set forth in Section 3.18 to the WFBI Disclosure Schedule, no consent, permission, acquiescence, approval, or authorization of or by any third party is required to permit WFBI to consummate the transactions contemplated hereby.

3.19 Fairness Opinion. WFBI has received, on or prior to the date hereof, the written opinion of Paragon Capital Group, LLC to the effect that the Merger is fair, from a financial point of view, to the shareholders of WFBI.

3.20 Environmental Matters. No environmental contaminant, pollutant, petroleum product, toxic or hazardous waste or similar or like substance is present at, or is or has been generated, used, stored, processed, disposed of, or discharged in violation of any local, state, or federal environmental statute, regulation, rule or ordinance at, any real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure, transfer in lieu of foreclosure or by exercise of any other creditor’s right) or leased by WFBI or WF Bank, or any real estate which is pledged or stands as collateral security for any Loan or other extension of credit by WFBI or WF Bank, where such presence or violation would reasonably be expected to have a material adverse effect on the value of the property to WFBI. Neither WFBI nor WF Bank has received written notice of, nor to the knowledge of WFBI or WF Bank has WFBI or WF Bank received an overt threat of, any legal, administrative, arbitral or other proceeding, claim, action, cause of action or governmental proceeding or investigation of any nature whatsoever, seeking to impose, or that could result in the imposition, on WFBI or WF Bank of any liability arising under any local, state, or federal environmental statute, regulation, rule or ordinance, and neither WFBI nor WF Bank is subject to any agreement, order, judgment, decree or memorandum of any court, governmental authority, regulatory agency or third party imposing any such liability.

3.21 Brokers and Finders. Except for the fees set forth in Section 3.21 of the WFBI Disclosure Schedule, neither WFBI or WF Bank, nor any of their respective officers, directors, employees or shareholders, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted, directly or indirectly, for WFBI, in connection with this Agreement or the transactions contemplated hereby.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF ALLIANCE AND ALLIANCE BANK

Except as set forth in the disclosure schedule delivered by Alliance and Alliance Bank to WFBI prior to the date hereof (the “Alliance Disclosure Schedule”), Alliance and Alliance Bank represent and warrant to WFBI as follows:

4.1 Organization and Authority. Alliance is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Alliance is a registered bank holding company under the BHCA, and has the corporate power and authority to own its properties and assets and to carry on its business, and the business of the Alliance Subsidiaries (as defined in Section 4.2), as now being conducted and to enter into and carry out its obligations under this Agreement. Alliance is qualified to do business as a foreign corporation in each jurisdiction where such qualification is necessary, except where the failure to obtain such qualification would not have a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations, of Alliance and the Alliance Subsidiaries, taken as a whole. Alliance has all necessary governmental authorizations to own or lease its properties and assets, and carry on its business as now being conducted, with the exception of those authorizations which the failure to obtain would not have a material adverse effect on the business, operations, assets, financial condition, prospects or result of operations of Alliance and the Alliance Subsidiaries, taken as a whole.

4.2 Alliance Subsidiaries. (a) Alliance directly owns all outstanding shares of the capital stock of Alliance Bank, and all of the outstanding common securities of Alliance Virginia Capital Trust I (“AVCT”). Alliance (other than Alliance Bank and AVCT) and Alliance Bank do not have any subsidiaries, including financial subsidiaries, and do not own any capital stock or other equity interests in any entity (including, without limitation, active or inactive corporations, partnerships, joint ventures, trusts and limited liability companies). Alliance Bank and AVCT are referred to on occasion as “Alliance Subsidiaries” and each individually as an “Alliance Subsidiary.” No equity securities of Alliance Bank or any other Alliance Subsidiary are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever, relative to, or concerning securities or rights convertible into, or exchangeable for, shares of any class of capital stock or other equity security of any Alliance Subsidiary, and there are no other contracts, commitments, understandings or arrangements by which any Alliance Subsidiary is bound to issue, or Alliance is bound to cause any Alliance Subsidiary to issue, additional shares of its capital stock or other equity security or options, warrants, scrip, rights to purchase or acquire, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock or other equity security. Each Alliance Subsidiary, including its jurisdiction of organization, ownership, and nature of business is set forth in Section 4.2 of the Alliance Disclosure Schedule.

(b) All of the shares of capital stock or other equity interests of each Alliance Subsidiary so owned by Alliance are fully paid and non-assessable and are owned by it free and clear of any claim, lien, encumbrance or agreement with respect thereto. Alliance Bank is a commercial bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and has the corporate power and authority and all necessary federal, state, local and foreign authorizations to own or lease its properties and assets and to carry on its business as it is now being conducted. The deposits of Alliance Bank are insured to the applicable legal limits by the Deposit Insurance Fund of the FDIC. Each other Alliance Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has the power and authority and all necessary material federal, state, local and foreign authorizations to own or lease its properties and assets and to carry on its business as it is now being conducted.

4.3 Capitalization of Alliance and Alliance Bank. (a) As of March 31, 2012, the authorized capital stock of Alliance consists of 15,000,000 shares of Alliance Common Stock, par value $4.00 per share, of which 5,109,969 shares are issued and outstanding. As of March 31, 2012, there were outstanding Alliance Options to purchase 237,396.25 shares of Alliance Common Stock pursuant to the Alliance Stock Plans. Section 4.3 of the Alliance Disclosure Schedule describes each outstanding Alliance Option, including the holder, grant date, exercise price, expiration date, number of shares subject to the Alliance Options and designation as an incentive or nonincentive option. Each Alliance Option has an exercise price per share equal to at least 100% of the fair market value of the Alliance Common Stock as of the date of grant. No award other than incentive stock options or nonincentive stock options have been issued under the Alliance Stock Plans. As of the date hereof, there are no other shares of capital stock or other equity securities of Alliance outstanding and no other outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of capital stock or other equity security of Alliance, or contracts, commitments, understandings, or arrangements by which Alliance was or may become bound to issue additional shares of its capital stock or other equity security or options, warrants, scrip, rights to purchase or acquire, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock or other equity security. All of the outstanding shares of Alliance Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable under the VSCA. No shares of Alliance Common Stock have been issued in violation of the preemptive or preferential rights of any holder of Alliance capital stock. None of the outstanding shares of Alliance Common Stock, and none of the Floating Rate MMCapS (liquidation amount $1,000 per Capital Security) issued by AVCT, were issued in violation of the Securities Act, applicable state securities or blue sky laws.

(b) As of March 31, 2012, the authorized capital stock of Alliance Bank consists of 5,000,000 shares of common stock, $4.00 par value, (“Alliance Bank Common Stock”) of which 3,241,491 shares are issued and outstanding. As of the date hereof, there are no other shares of capital stock or other equity securities of Alliance Bank outstanding and no other outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of capital stock or other equity securities of Alliance Bank, or contracts, commitments, understandings, or arrangements by which Alliance Bank was or may become bound to issue additional shares of its capital stock or other equity security or options, warrants, scrip or rights to purchase or acquire, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock or other equity security.

4.4 Authorization. (a) The execution, delivery and performance of this Agreement by Alliance and Alliance Bank and the consummation of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Alliance and Alliance Bank, respectively, and by Alliance as sole shareholder of Alliance Bank, and except for the approval by the shareholders of Alliance, no other corporate proceedings on the part of Alliance or Alliance Bank are necessary to authorize this Agreement and the transactions contemplated hereby. Subject to shareholder approval and the approvals of government agencies having regulatory authority over Alliance, Alliance Bank or the Merger as may be required by statute or regulation, this Agreement is the valid and binding obligation of Alliance and Alliance Bank enforceable against them in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws or equitable principles affecting creditors’ rights generally and subject to general equitable principles which may limit the enforcement of certain remedies.

(b) Neither the execution, delivery and performance of this Agreement by Alliance and Alliance Bank, nor the consummation of the transactions contemplated hereby, nor compliance by Alliance and Alliance Bank with any of the provisions of this Agreement, will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Alliance or any Alliance Subsidiary under any of the terms, conditions or provisions of: (x) its Articles of Incorporation or Association or Bylaws or similar organizational or governing document, or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Alliance or any Alliance Subsidiary is a party or may be bound, or to which Alliance or any Alliance Subsidiary or any of the properties or assets of Alliance or any Alliance Subsidiary may be subject; or (ii) subject to compliance with the statutes and regulations referred to in Section 4.4(c), violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Alliance or any Alliance Subsidiary or any of their respective properties or assets.

(c) Other than in connection or in compliance with the applicable provisions of the VSCA, the VFIC, the Securities Act, the Exchange Act, the rules and regulations of the NASDAQ, the securities or blue sky laws of the various states and consents, authorizations, approvals or exemptions required under the BHCA or the FDIA or any applicable federal or state banking statute (including those relating to mortgage banking, brokerage or lending activities), no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by Alliance and Alliance Bank of the transactions contemplated by this Agreement.

(d) Alliance and Alliance Bank have no reason to believe that any required regulatory consent or approval will not be received or will be received with conditions or restrictions which WFBI would deem unduly burdensome, or which would have an adverse impact on their capacity to consummate the transactions contemplated hereby.

4.5 Alliance SEC Reports. (a) Alliance has made available to WFBI: (i) its Annual Reports on Form 10-K for its fiscal years ended December 31, 2011 and 2010; (ii) its proxy or information statements relating to meetings of Alliance’s shareholders since December 31, 2009; and (iii) all of its other reports, statements, schedules and registration statements filed with or furnished to the Securities and Exchange Commission (“SEC”) since December 31, 2009 (collectively, the “Alliance SEC Reports”), each in the form filed with the SEC. As of its date of filing with or furnishing to the SEC, each Alliance SEC Report, complied in all material respects with the Exchange Act or Securities Act, as the case may be, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which the statement was made. Alliance has timely filed all Alliance SEC Reports and other documents required to be filed by it under the Securities Act and the Exchange Act since December 31, 2009.

(b) At all times since December 31, 2009 Alliance has established and maintained, and at all times through the Closing Date will maintain, disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information required to be disclosed by Alliance, including with respect to its consolidated subsidiaries, in the reports that it files under the Exchange Act is (i) recorded, processed, summarized and reported within the time periods specified and (ii) made known to Alliance’s principal executive officer and its principal financial officer, or persons performing similar functions, by others within those entities. Such disclosure controls and procedures are effective for the purposes for which they were established, including timely alerting Alliance’s principal executive officer and principal financial officer, or persons performing similar functions, to material information to be included in the Alliance SEC Reports under the Exchange Act.

(c) At all times since December 31, 2009 Alliance has established and maintained, and at all times through the Closing Date will maintain, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act). Such internal control over financial reporting is effective to provide reasonable assurance regarding the reliability of Alliance’s financial reporting and the preparation of Alliance’s financial statements for external purposes in accordance with GAAP. Alliance has no knowledge of (i) any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting which are reasonably likely to adversely affect its ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a role in Alliance’s internal control over financial reporting. Alliance is not aware of any change in its internal control over financial reporting that has occurred since December 31, 2009 that has materially affected, or is reasonably likely to materially affect, Alliance’s internal control over financial reporting.

(d) Since December 31, 2009, (i) neither Alliance nor any Alliance Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, written or oral, regarding the accounting or auditing practices, or internal procedures or accounting controls, methodologies or methods of Alliance or any Alliance Subsidiary, including but not limited to any complaint, allegation, assertion or claim that Alliance or any Alliance Subsidiary has engaged in any questionable accounting or auditing practice, or regarding any violation of the securities laws; and (ii) no attorney representing Alliance or any Alliance Subsidiary has reported to their respective Boards of Directors, committee thereof, any member thereof or any executive officer, evidence of a material violation of the securities or banking laws, breach of fiduciary duty or similar violation by Alliance or any Alliance Subsidiary or any of their respective officers, directors, employees or agents.

(e) At all times since December 31, 2009, the chief executive officer and chief financial officer of Alliance have made, and at all times through the Closing Date will make, all certifications required by the Sarbanes-Oxley Act, of 2002, as amended (the “Sarbanes-Oxley Act”), and the statements contained in all such certifications are and will be, to the knowledge of Alliance, complete and correct as of their dates. At all times since December 31, 2009 Alliance has been, and at all times through the Closing Date Alliance will be, otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the NASDAQ. The composition of all committees of the Board of Directors of Alliance is, and at all times since December 31, 2009 has been and will be through the Closing Date, in compliance with such committees’ respective charters and the requirements of NASDAQ, and all proceedings and actions of such committees have been conducted in compliance with such charters in all material respects.

4.6 Alliance Financial Statements. (a) The audited consolidated balance sheets of Alliance as of December 31, 2011 and 2010 and the related audited consolidated statements of operations, changes in shareholders’ equity, and cash flows for the two years ended December 31, 2011 included in Alliance’s Annual Report on Form 10-K for the year ended December 31, 2011, have been prepared in accordance with GAAP applied on a consistent basis, and present fairly, in all material respects, its financial position and its consolidated results of operations, changes in shareholders’ equity and cash flows. The audited consolidated balance sheets of Alliance as of future dates and the related audited consolidated statements of operations, changes in shareholders’ equity and cash flows for the periods then ended, which may be provided by Alliance to WFBI subsequent to the date hereof, will be prepared in accordance with GAAP applied on a consistent basis, and will present fairly, in all material respects, its consolidated financial position as of such dates and its consolidated results of operations, changes in shareholders’ equity and cash flows for such periods. The unaudited interim financial statements which may be provided to WFBI subsequent to the date hereof will be prepared in accordance with GAAP applied on a consistent basis, and will present fairly, in all material respects, the consolidated financial position of Alliance at the dates, and the consolidated results of operations, changes in shareholders’ equity and cash flows of Alliance for the periods stated therein except that the Alliance unaudited consolidated interim financial statements omit the footnote disclosures, and are subject to normal year end audit adjustments, required by GAAP. Together, the audited and unaudited consolidated financial statements referred to in this Section 4.6 are referred to as the “Alliance Consolidated Financial Statements.”

(b) Without limitation of the foregoing, the allowances for loan losses and the reserves for representations and warranties reflected in the consolidated balance sheets included in the Alliance Consolidated Financial Statements were calculated in accordance with GAAP; Alliance and Alliance Bank believe that such allowances and reserves were, as of such dates, adequate to absorb all reasonably anticipated losses in the loan portfolio of Alliance and Alliance Bank, and recourse obligations in respect of Alliance Sold Loans (as defined in Section 4.19) in light of the size and characteristics of such portfolios, economic conditions, borrower capacity and other pertinent factors, and no facts have subsequently come to the knowledge of Alliance or Alliance Bank which would cause it to restate in any material way the amount of the allowance for loan losses or reserve for representations and warranties as of any such date.

(c) Alliance has provided to WFBI a copy of its internal consolidated balance sheets and internal consolidated statements of operations, reviewed by Yount, Hyde & Barbour, P.C., independent registered public accountants to Alliance (“YHB”), for the quarter ended March 31, 2012, in draft form (the “Draft Financial Statements”), which shall be used by Alliance as the basis for the consolidated balance sheets and consolidated statements of operations to be filed with the SEC as part of Alliance’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012. The consolidated balance sheets of Alliance as of March 31, 2012 (unaudited) and December 31, 2011, and the related unaudited consolidated statements of operations for the three months ended March 31, 2012 and 2011, respectively, included in the Draft Financial Statements have been prepared in accordance with GAAP applied on a consistent basis, and present fairly, in all material respects, its consolidated financial position as of such dates and its consolidated results of operations, for such periods. Without limitation of the foregoing, the allowances for loan losses and reserves for representations and warranties reflected in the consolidated balance sheets included in the Draft Financial Statements were calculated in accordance with GAAP; Alliance and Alliance Bank believe that such allowances and reserves are, as of such dates, adequate to absorb all reasonably anticipated losses in the loan portfolio of Alliance and Alliance Bank, and recourse obligations in respect of Alliance Sold Loans in light of the size characteristics of such portfolios, economic conditions, borrower capacity and other pertinent factors, and no facts have subsequently come to the knowledge of Alliance or Alliance Bank which would cause it to modify in any material way the amount of the allowance for loan losses or reserve for representations and warranties contained in the Draft Financial Statements. The Quarterly Report on Form 10-Q for Alliance for the quarter ended March 31, 2012, when filed by Alliance with the SEC, will include financial statements that contain consolidated balance sheets and consolidated statements of operations in substantially the form of the Draft Financial Statements and will also contain statements of changes in stockholders’ equity or cash flows. The financial statements filed with the Quarterly Report on Form 10-Q for Alliance for the quarter ended March 31, 2012 will contain no material adverse variation in any line item of the balance sheets, statement of operations, changes in stockholders’ equity or cash flows, or any disclosure in the notes thereto of the Form 10-Q, when compared to the similar items and information in the Draft Financial Statements.

4.7 Books of Account; Corporate Records. The books of account of Alliance and Alliance Bank are maintained in compliance in all material respects with all applicable legal and accounting requirements. Not in limitation of the foregoing, the books and records of account of Alliance Bank contain sufficient information, in reasonably accessible form and format, to enable it to conduct business in the ordinary course with respect to the assets and liabilities of Alliance Bank, including but not limited to information which would enable it to make any required filings under the Bank Secrecy Act and regulations promulgated thereunder. The minute books of Alliance and Alliance Bank constitute an accurate record of all material corporate actions of their respective shareholders and Board of Directors and of all committees thereof.

4.8 Alliance Reports. (a) Since December 31, 2009, Alliance and Alliance Bank have timely filed, and subsequent to the date hereof will timely file, all reports, registrations and statements, if any, together with any amendments required to be made with respect thereto, that were and are required to be filed with: (i) the Federal Reserve Board; (ii) the FDIC; (iii) the SEC; and (iv) the SCC (all such reports and statements are collectively referred to herein as the “Alliance Reports”). As of their respective dates, the Alliance Reports complied and will comply in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) Each registration statement, prospectus, offering circular, private placement memorandum or other securities offering document used by Alliance in connection with the sale of Alliance Common Stock, and all other sales documentation relating thereto, did not contain any untrue or misleading statement of a material fact, and did not omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

4.9 Absence of Certain Changes. Except for events or circumstances disclosed in the Alliance SEC Reports, since December 31, 2011, there has not been any change in the nature of the business, results of operations, assets, financial condition, method of accounting or accounting practice, or manner of conducting the business of Alliance or the Alliance Subsidiaries, that has had, or may reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations of Alliance and the Alliance Subsidiaries taken as a whole, or on the ability of Alliance and Alliance Bank to consummate the transactions contemplated hereby. Nothing herein contained shall be deemed to admit or give rise to any implication that any events disclosed in the Alliance SEC Reports have had, or may be reasonably expected to have, a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations of Alliance and the Alliance Subsidiaries, taken as a whole, or on the ability of Alliance or Alliance Bank to consummate the transactions contemplated hereby.

4.10 Insurance. All policies of insurance maintained by Alliance or any Alliance Subsidiary, including the identity of the carrier, type of coverage, policy limits, expiration, and claims made within the past five (5) years, are set forth in Section 4.10 of the Alliance Disclosure Schedule. All such policies are in full force and effect and no notices of cancellation have been received in connection therewith. Such policies are in accordance with customary and reasonable practice in the banking industry in respect of amounts, types and risks insured, for the business in which Alliance and the Alliance Subsidiaries are engaged, and, except as would cause a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations of Alliance and the Alliance Subsidiaries taken as a whole, or on the ability of Alliance and Alliance Bank to consummate the transactions contemplated hereby, are sufficient for compliance with all legal requirements and all agreements to which Alliance or any Alliance Subsidiary is a party. Neither Alliance nor any Alliance Subsidiary is in default with respect to any such policy which defaults, taken as a whole, are material to Alliance and the Alliance Subsidiaries, taken as a whole.

4.11 Properties, Leases and Other Agreements. Except (i) as may be reflected in the Alliance Consolidated Financial Statements, (ii) for any lien for current taxes not yet delinquent, and (iii) for imperfections of title, encumbrances and easements, if any, as are not material in character, amount or extent and do not materially detract from the value, or interfere with the present or proposed use of, such properties or assets, Alliance and Alliance Bank have good title, free and clear of any liens, claims, charges, options or other encumbrances, to all of the personal and real property reflected in the consolidated balance sheet of Alliance as of December 31, 2011, and all personal and real property acquired since such date, except such personal and real property as has been disposed of for fair value in the ordinary course of business. All leases pursuant to which Alliance or any Alliance Subsidiary, as lessee, leases real property, are valid and effective in accordance with their respective terms, and there is not, under any of such real property leases, any existing default by Alliance or any Alliance Subsidiary or any event which with notice or lapse of time or both would constitute a default by Alliance or any Alliance Subsidiary. All leases pursuant to which Alliance or any Alliance Subsidiary, as sublessor, leases real property, are valid and effective in accordance with their respective terms, and there is not, under any of such real property leases, any existing default by Alliance or any Alliance Subsidiary, or to Alliance’s knowledge, any sublessee thereunder, or any event which with notice or lapse of time or both would constitute a default by Alliance or any Alliance Subsidiary or to Alliance’s knowledge, any sublessee thereunder. There are no leases pursuant to which Alliance or any Alliance Subsidiary leases personal property. Section 4.11 of the Alliance Disclosure Schedule sets forth a complete list and brief description of all real estate owned or leased by Alliance or any Alliance Subsidiary (including real estate acquired by means of foreclosure, transfer in lieu of foreclosure or by exercise of any creditor’s right), all real estate subleases where Alliance or any Alliance Subsidiary is sublessor, and all personal property having a value in excess of $50,000 owned or leased by Alliance or any Alliance Subsidiary. Each item of real estate described in Section 4.11 of the Alliance Disclosure Schedule is in good repair and insurable at market rates; no notice of violation of zoning laws, building or fire codes or other statutes, ordinances or regulations relating to the use or operation by Alliance or any Alliance Subsidiary of such property has been received by Alliance or any Alliance Subsidiary, and Alliance has no knowledge of any such violation; and there are no condemnation or similar proceedings pending or, to Alliance’s knowledge, threatened against any such property or any portion thereof.

4.12 Taxes. (a) Alliance and each Alliance Subsidiary have duly filed, or will file, all federal, state, local and foreign tax returns (“Alliance Returns”) required by applicable law to be filed on or before the Effective Time (all such Alliance Returns being accurate and complete in all material respects), and have paid or have set up adequate reserves or accruals for the payment of all taxes required to be paid in respect of the periods covered by such Alliance Returns, and will pay, or where payment is not yet due, will set up adequate reserves or accruals adequate in all material respects for the payment of all taxes for any subsequent periods ending on or prior to the Effective Time or any portion of a subsequent period which includes the Effective Time and ends subsequent thereto. Alliance reasonably believes that neither it nor any Alliance Subsidiary has or will have any material liability for any such taxes in excess of the amounts so paid or reserved or accruals so established. Alliance and the Alliance Subsidiaries are not delinquent in the payment of any material tax, assessment or governmental charge and have not requested any extension of time within which to file any tax returns in respect of any fiscal year which have not since been filed.

(b) No material deficiencies for any tax, assessment or governmental charge have been assessed (tentatively or definitively), or to Alliance’s knowledge, proposed or asserted, against Alliance or any Alliance Subsidiary which have not been settled and paid and, as of the date of this Agreement, no requests for waivers of the time to assess any tax, or waivers of the statutory period of limitation, are pending or have been granted, and Alliance and the Alliance Subsidiaries do not have in effect any currently effective power of attorney or authorization to any person to represent it in connection with any taxes. No issue has been raised with Alliance or any Alliance Subsidiary by any federal, state, local or foreign taxing authority in connection with an audit or examination of the Alliance Returns, or the business or properties of Alliance and the Alliance Subsidiaries which has not been settled, resolved and fully satisfied. No claim has ever been made by any taxing authority in a jurisdiction where Alliance and each Alliance Subsidiary does not file tax returns that Alliance or any Alliance Subsidiary is or may be subject to taxation by that jurisdiction.

(c) Alliance and each Alliance Subsidiary has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate taxing authority all material taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all taxes through the end of the last period for which Alliance and the Alliance Subsidiaries ordinarily record items on their respective books.

(d) Neither Alliance nor any Alliance Subsidiary has been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under Applicable Law with respect to Taxes for any Taxable period for which the statute of limitations has not expired (other than a group of which Alliance and each Alliance Subsidiary are the only members).

(e) Alliance and each Alliance Subsidiary have withheld or collected from each payment made to its employees the amount of all taxes (including but not limited to federal income taxes, FICA taxes and federal unemployment taxes) required to be withheld or collected therefrom, and have paid the same to the proper tax officers or authorized depositories.

(f) The income and franchise tax returns of Alliance and the Alliance Subsidiaries through the tax year ended December 31, 2006 have been examined and closed or are tax returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

(g) Neither Alliance nor any current Alliance Subsidiary is a party to, or bound by, any agreement or arrangement relating to the apportionment, sharing, assignment, or indemnification or allocation of any tax or tax assets (other than an agreement or arrangement solely among the current members of a group the common parent of which is Alliance) or has any liability for the taxes of any person including any former subsidiary of Alliance or Alliance Bank), other than Alliance or Alliance Bank, under (i) Treasury Regulation Section 1.1502-6 (or similar provision of federal, state or local law), (ii) any contract, (iii) any agreement, or (iv) any other arrangement.

(h) Neither Alliance nor any Alliance Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any of the following that occurred or exists on or prior to the Effective Time: (a) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Effective Time, (b) an installment sale or open transaction disposition made on or prior to the Effective Time, (c) a prepaid amount received on or prior to the Effective Time, (d) an intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulation Section 1.1502-19, or (e) change in the accounting method of Alliance or any Alliance Subsidiary pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality.

(i) During the 5 year period ending on the date hereof, neither Alliance nor any Alliance Subsidiary was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(j) Neither Alliance nor any Alliance Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k) Neither Alliance nor any Alliance Subsidiary is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l) Neither the Alliance nor any Alliance Subsidiary has requested, received or executed with any taxing authority any ruling or binding agreement which could have a material adverse effect in a post-Closing period on the business, operations, assets, financial condition, prospects or results of operations of Alliance and the Alliance Subsidiaries taken as a whole, or on the ability of Alliance and Alliance Bank to consummate the transactions contemplated hereby.

4.13 Fiduciary Activities. Neither Alliance nor any Alliance Subsidiary is directly or indirectly engaged in any fiduciary or custodial activities.

4.14 Intangible Property. (a) Alliance and Alliance Bank own or possess the right, free of the claims of any third party, to use all material Intellectual Property, and licenses currently used by them in the conduct of their respective businesses, each of which is described in Section 4.14 of the Alliance Disclosure Schedule. Neither Alliance nor Alliance Bank is aware of any other person infringing or misappropriating any Intellectual Property used by them. No material product or service offered and no material Intellectual Property, license or similar right used by Alliance or Alliance Bank infringed or infringes any rights of any other person, and, as of the date hereof, neither Alliance nor Alliance Bank has received written or oral notice of any claim of such infringement. Alliance and Alliance Bank are not, and as a result of the execution and delivery of this Agreement or the performance of their obligations hereunder and under the Bank Merger Agreement they will not be, in violation of any material licenses, sublicenses and other agreements as to which Alliance or Alliance Bank is a party and pursuant to which Alliance or Alliance Bank is authorized to use any third-party Intellectual Property, which violation would reasonably be expected to have a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations, of Alliance and the Alliance Subsidiaries, taken as a whole.

(b) As used in this Agreement, the term “Intellectual Property” means all United States and non-United States: (a) patents and patent applications; (b) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, slogans, domain names or uniform resource locators and corporate names (and all translations, adaptations, derivations and combinations of the foregoing), together with the goodwill associated with each of the foregoing, and all applications, registrations and renewals thereof; (c) designs and design rights; (d) copyrights (registered or unregistered), works of authorship, software source code, Internet website content, and registrations and applications for registration thereof; (e) trade secrets, know-how, formulae, patterns, compilations, devices, methods, techniques or processes, technical data, financial and marketing plans, customer and supplier lists and confidential or proprietary information; and (f) computer programs, databases and compilations, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, the technology supporting and content contained on any owned or operated Internet sites, and all documentation, including user manuals and training materials, relating to any of the foregoing.

4.15 Employee Relations. (a) As of the date hereof, Alliance and Alliance Bank are in all material respects in compliance with all federal, state and local laws, regulations, and orders respecting employment and employment practices (including Title VII of the Civil Rights Act of 1964), terms and conditions of employment, and wages and hours, and neither of them is engaged in any unfair labor practice, and there are no pending, or, to the knowledge of Alliance and Alliance Bank, threatened actions, suits or proceedings, administrative, arbitral, civil, criminal or otherwise, seeking to impose on Alliance or Alliance Bank, any penalty, or to recover any damages from Alliance or Alliance Bank or any person to whom they, or either of them, may be obligated to provide indemnification or defense, as a result of the violation or alleged violation of any of such employment related laws, regulations or orders, and, to the knowledge of Alliance and Alliance Bank, there is no basis for any of the foregoing. As of the date hereof, no dispute exists between Alliance or Alliance Bank and any of their respective employees or employee groups regarding employee organization, wages, hours, or conditions of employment which would materially interfere with the business or operations of Alliance or Alliance Bank. Section 4.15(a) to the Alliance Disclosure Schedule sets forth a description of all pending or to the extent of Alliance’s and Alliance Bank’s knowledge thereof, threatened, claims by or disputes of employees against Alliance or any Alliance Subsidiary (other than routine benefit claims made in the ordinary course), or by Alliance or any Alliance Subsidiary against any employee. As of the date hereof, there are no labor or collective bargaining agreements (written or oral) binding upon Alliance or Alliance Bank or to which Alliance or Alliance Bank is a party, and, except as set forth in Section 4.15(b) of the Alliance Disclosure Schedule, no employment, settlement, retention, severance, change in control or consulting agreements binding upon Alliance or Alliance Bank, or to which Alliance or Alliance Bank is a party. As of the date hereof, Alliance and Alliance Bank are not aware of any attempts by any labor organization to organize a collective bargaining unit to represent any of their respective employee groups, any demand for recognition by a labor organization as the representative of any of their respective employee groups or any agreement to recognize any labor organization as the representative of any of their respective employee groups.

(b) (i) Section 4.15(b) of the Alliance Disclosure Schedule sets forth each employment contract, deferred compensation, non-competition, bonus, stock option, profit sharing, pension, supplemental income, retirement, change in control, severance, bonus, incentive and insurance agreement, arrangement or plan, and any other fringe benefit arrangement applicable to, any current and former employee, and independent contractors of Alliance or Alliance Subsidiaries (the “Alliance Benefit Plans”). Each Alliance Benefit Plan has been administered, maintained and operated in accordance with its terms in all material respects and has complied in all material respects with applicable law.

(ii) No amount or benefit that could be received (whether cash, property, or the vesting in cash or property) under any Alliance Benefit Plans or Alliance ERISA Plans (as defined in Section 4.16(i)) would, as a result of or in connection with the transactions contemplated by this Agreement, the Merger, the Bank Merger Agreement or Bank Merger (whether or not some other subsequent action or event would be required to cause the receipt of such amount or benefit to occur) require Alliance, any Alliance Subsidiary, WFBI or WF Bank to make any payment or provide any benefit in an amount which would constitute an “excess parachute payment” under Section 280G of the Code that will result in the imposition of any tax under Section 4999 of the Code, the nondeductibility of any portion of such payment, or require any tax “gross up” or other gross-up payment.

(c) Each Alliance Benefit Plan that constitutes a “nonqualified deferred compensation plan” or provides for the payment of “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the regulations and administrative guidance promulgated thereunder (“Section 409A”), complies as to form, and has been operated in material compliance, with Section 409A. The execution, delivery and/or consummation of this Agreement, the Bank Merger Agreement, the Merger, the Bank Merger and the transactions contemplated thereby, and the payment or acceleration of the amounts set forth under each Alliance Benefit Plan, shall not result in the payment to any person of any amounts which would violate Section 409A. No person is entitled to receive any additional payment (including any tax gross-up or other payment) from Alliance or Alliance subsidiaries as a result of the imposition of any taxes required by Section 409A.

4.16 ERISA Plans. (a) Section 4.16(a) of the Alliance Disclosure Schedule sets forth a complete list of the Alliance Benefit Plans and any benefit plans of an Affiliate (as defined in Section 4.16(i)) that are “employee pension benefit plans” within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and that are “employee welfare benefits plans” within the meaning of Section 3(1) of ERISA, maintained for the benefit of the employees or former employees, including any beneficiaries thereof, and directors or former directors of Alliance and any Alliance Subsidiary or to which Alliance or any Alliance Subsidiary has or may have any liability (the “Alliance ERISA Plans”). Alliance has delivered to WFBI a true and correct copy of each Alliance Benefit Plan and Alliance ERISA Plan and to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter or opinion letter, if applicable; (iii) any summary plan description; (iv) for the 3 most recent years the Form 5500 (annual reports) and attached schedules; and (v) for each of the Alliance ERISA Plans that is a “top hat” plan, a copy of the filing with the U.S. Department of Labor. Other than as set forth in Section 4.16(a) of the Alliance Disclosure Schedule, neither Alliance nor any Alliance Subsidiary maintains any plans of the type described in this Section 4.16(a).

(b) All Alliance ERISA Plans have been maintained, funded and administered in compliance, in all material respects with all applicable provisions of ERISA, the Code, and all other federal, state, or local laws. The assets of Alliance and the Alliance Subsidiaries are not subject to any liens under ERISA or the Code with respect to any Alliance ERISA Plan and no event has occurred, or, to Alliance’s knowledge, no condition exists, which could reasonably be expected to subject Alliance or any Alliance Subsidiary or their respective assets to a future liability, obligation, or lien arising out of any Alliance ERISA Plan.

(c) All contributions due on or prior to the date hereof to any Alliance ERISA Plan have been paid or provided for in accordance with its terms, ERISA and all other applicable federal and state statutes and regulations. All contributions, payments, fees or expenses relating to each such Alliance ERISA Plans that were deducted by Alliance or any Alliance Subsidiary for income tax purposes were properly deductible in the year claimed.

(d) There are no legal actions, claims (other than routine benefit claims made in the ordinary course), government proceedings or government inquiries, pending or, to Alliance’s knowledge, threatened, with respect to any such Alliance ERISA Plans, and Alliance and the Alliance Subsidiaries have no knowledge of any fact which could reasonably be expected to give rise to any such legal action, claim, government proceeding or government inquiry. Neither Alliance, Alliance Bank, nor to the knowledge of Alliance, any other person or entity who or which is a “party in interest” (as defined in Section 3(14) of ERISA) or “disqualified person” (as defined in Section 4975(e)(2) of the Code) has acted or failed to act with respect to any such Alliance ERISA Plans in any manner which constitutes: (1) a breach of fiduciary responsibility under ERISA; (2) a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code; or (3) any other material violation of ERISA or the Code. Neither Alliance nor Alliance Bank is obligated to indemnify, reimburse, or contribute to the liabilities or expenses of any person or entity who may have committed or been involved in any such fiduciary breach, prohibited transaction, or material violation of ERISA or the Code.

(e) Each Alliance ERISA Plan that was intended to constitute a qualified plan under Section 401(a) of the Code has, at all times, been qualified, in form and operation, under Section 401(a) of the Code (including the adoption of all necessary amendments to maintain such qualification) and has received a favorable determination letter from the Internal Revenue Service that such Alliance ERISA Plan is a qualified plan under Section 401(a) of the Code; any related trust is and has, at all times, been exempt from income tax, and nothing has occurred, or failed to occur, which could reasonably be expected to adversely affect the qualification or status of any such plan. None of Alliance, Alliance Bank, or any Affiliate, as defined in Section 4.16(i) hereof, has ever maintained or contributed, or has any obligation to contribute to or any liability or potential liability with respect to (i) a “multiemployer plan” (as defined in Sections 3(37) and 4001(a)(3) of ERISA) or (ii) a plan subject to Title IV of ERISA. All returns, reports, statements, notices, declarations or documents relating to an Alliance ERISA Plan that are required by law to be filed with or furnished to any federal, state, or local governmental agency have been timely filed.

(f) Any Alliance ERISA Plan that is a group health plan (as defined in Section 5000(b)(1) of the Code) has complied in all material respects with the requirements of Sections 601 through 607 of ERISA and Section 4980B of the Code and all other applicable federal, state, and local laws relating to continuation coverage (collectively “COBRA”), and no such plan provides benefits to former employees or their beneficiaries except to the extent required under COBRA. None of the Alliance ERISA Plans is or has been funded by a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code, or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(g) Each Alliance ERISA Plan can be amended, modified, or terminated without participant consent and without additional liability accruing to Alliance or Alliance Bank after the date of such plan termination. For this purpose, liabilities accrued on or before the date of the Alliance ERISA Plan termination shall be limited to the following: (1) in the case of an employee benefit pension plan (within the meaning of Section 3(2) of ERISA), the participant’s “accrued benefit,” as defined in Section 3(23) of ERISA; and (2) in the case of an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA), claims for expenses, costs, or services (including, but not limited to, medical and other health care services) actually performed or incurred before the date of such plan termination. Any prior amendment, modification, or termination of an Alliance ERISA Plan has been made in accordance with the terms of the plan and applicable law.

(h) No contributions to any Alliance ERISA Plan have been made in such amounts as would violate any applicable deduction limit under Section 404 of the Code.

(i) For purposes of this Section 4.16, the term “Affiliate” means an entity included in the group of entities consisting of Alliance or Alliance Bank and all other entities that are treated as part of the same controlled group under Section 414(b), (c), (m) or (o) of the Code.

4.17 Contracts; Consents. (a) Neither Alliance nor Alliance Bank is a party to, and no property or assets of Alliance or Alliance Bank is subject to any contract, agreement, commitment, lease, sublease, license, arrangement, understanding or instrument (other than Loans) calling for payments in excess of $75,000 over the term of the contract or in any year (“Material Contract”). Each such Material Contract is valid and in full force and effect, and Alliance and Alliance Bank, and to the knowledge of Alliance and Alliance Bank, all other parties thereto have in all material respects performed all obligations thereunder required to be performed to date, and are not in material default. Each Material Contract, and each lease or sublease of real property reflected in Section 4.11 to the Alliance Disclosure Schedule, is assumable and assignable without consent of the other party thereto and does not contain any provision increasing or accelerating payments otherwise due, or changing or modifying the provisions or terms of such Material Contract or lease as a result of this Agreement or the transactions contemplated hereby.

(b) Except for the approval by the requisite vote of holders of Alliance Common Stock and the holders of WFBI Common Stock, the governmental approvals referred to in Section 4.4 and as set forth in Section 4.17 to the Alliance Disclosure Schedule, no consent, permission, acquiescence, approval, or authorization of or by any third party is required to permit Alliance and Alliance Bank to consummate the transactions contemplated hereby, and for WFBI and WF Bank to have full use and enjoyment of each asset of Alliance and the Alliance Subsidiaries.

4.18 Related Party Transactions. Neither Alliance nor any Alliance Subsidiary has any contract, extension of credit, business arrangement, depository relationship, or other relationship (written or oral) with (i) any present director or executive officer of Alliance or any Alliance Subsidiary; (ii) any shareholder of Alliance owning 5% or more of the Alliance Common Stock; or (iii) any affiliate of the foregoing, except as disclosed in Section 4.18 to the Alliance Disclosure Schedule. Each extension of credit disclosed in Section 4.18 to the Alliance Disclosure Schedule has been made in the ordinary course of business, and on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable arms-length transactions, and does not involve more than the normal risk of collectability or present other unfavorable features.

4.19 Loans. (a) Each of the Loans of Alliance Bank: (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be; (ii) to the extent secured, has been secured by valid liens or security interests which have been perfected; and (iii) represents the legal, valid and binding obligation of the borrowers named therein, enforceable in accordance with its terms (including the validity, perfection and enforceability of any lien, security interest or other encumbrance relating to such Loan), except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally, and subject to general principles of equity which may limit the enforcement of certain remedies. For purposes of the foregoing sentence, it is agreed that the phrase “enforceable in accordance with its terms” shall not mean that the borrower or other obligor has the financial ability to repay a loan or that the collateral is sufficient in value to result in payment of the loan secured thereby.

(b) Each Loan of Alliance Bank was made in material compliance with the provisions of applicable law and regulation, including but not limited to the RESPA, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, and the regulations promulgated thereunder.

(c) No default (including any event or circumstance which with the passage of time or the giving of notice or both would constitute a default) in respect of any material provision (including any default in payment) of any Loan of Alliance Bank exists, and Alliance and Alliance Bank have no knowledge of any borrower’s inability to repay any of such loans when due, whether or not such borrower is currently in default, except as reflected on Alliance’s classified asset schedule.

(d) Neither Alliance nor any Alliance Subsidiary is a party to any oral loan or oral extension of credit.

(e) Neither Alliance nor any Alliance Subsidiary has any liability or obligation, and to Alliance’s knowledge, no events have occurred and no threats have been made which would require Alliance or any Alliance Subsidiary to repurchase or reacquire any Loan, or purchase collateral in respect of any Loan, which was held for sale and which has previously been sold in the ordinary course of Alliance’s discontinued mortgage origination/brokerage business (whether or not such loan has subsequently been reacquired by Alliance or any Alliance Subsidiary) since December 31, 2006 (“Alliance Sold Loans”), or to make any payment on any Alliance Sold Loan, or to make any payment to, reimburse, indemnify or hold harmless, or otherwise assume liability with respect to any loss, liability or expense incurred by, the purchaser (or subsequent purchaser or acquiror) of any Alliance Sold Loan in respect of such Alliance Sold Loan, or is otherwise subject to any liability or recourse in respect of any Alliance Sold Loan. Neither Alliance nor any Alliance Subsidiary has any liability to any borrower as a result of the manner in which an Alliance Sold Loan was originated. Section 4.19(e) of the Alliance Disclosure Schedule sets forth detail with respect to any exceptions hereto, including but not limited to the nature and extent of the liability, any limits (in time or dollar amount) on such liability, the basis of such liability, the instrument under which such potential liability arises, the nature and amount of Alliance Sold Loans resulting in such liability and the identity of the party to whom Alliance or Alliance Bank may have such liability.

(f) No Alliance Sold Loan was originated in violation of the representations and warranties of Alliance or Alliance Bank contained or incorporated by reference in any contract or agreement pursuant to which such Alliance Sold Loan was sold or assigned, including but not limited to any representation or warranty regarding the absence of fraud, misstatement of a material fact, omission of a material fact or a fact necessary to make the information provided not misleading, regarding the Alliance Sold Loan, the loan collateral, the borrower or the credit-worthiness of borrower, and any representation or warranty of Alliance or Alliance Bank regarding the absence of any fact, circumstance or condition which would cause, or would reasonably be expected to cause, the purchaser of the Alliance Sold Loan, any subsequent purchaser, securitizer or guarantor of such Alliance Sold Loan (including but not limited to FNMA, FHLMC, GNMA, FHA or the VA) to regard such Alliance Sold Loan as unacceptable as an investment, ineligible for insurance, or which would otherwise cause them to consider the value or marketability of such Alliance Sold Loan to be materially adversely affected.

(g) Neither Alliance nor any Alliance Subsidiary currently services any Loan, including any Alliance Sold Loan, not currently held in portfolio, for any third party. The servicing and collection practices of Alliance and each Alliance Subsidiary with respect to Alliance Sold Loans materially complied with applicable laws, and was in material accordance with the terms and conditions of the agreements pursuant to which such Alliance Sold Loans were sold, whether such servicing was conducted by Alliance, an Alliance Subsidiary, their respective affiliates, a third party or a servicing agent of any of the foregoing.

4.20 Deposits. None of the deposits of Alliance Bank are “brokered” deposits as such term is defined in the rules and regulations of the FDIC or are subject to any lien, encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of any affiliate of Alliance or Alliance Bank.

4.21 Environmental Matters. No environmental contaminant, pollutant, petroleum product, toxic or hazardous waste or similar or like substance is present at, or is or has been generated, used, stored, processed, disposed of, or discharged in violation of any local, state, or federal environmental statute, regulation, rule or ordinance at, any real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure, transfer in lieu of foreclosure or by exercise of any other creditor’s right) or leased by Alliance or any Alliance Subsidiary, or any real estate which is pledged or stands as collateral security for any Loan or other extension of credit by Alliance or any Alliance Subsidiary, where such presence or violation would reasonably be expected to have a material adverse effect on the value of the property to Alliance. None of Alliance nor any Alliance Subsidiary has received written notice of, nor to the knowledge of Alliance or any Alliance Subsidiary has Alliance or any Alliance Subsidiary received an overt threat of, any legal, administrative, arbitral or other proceeding, claim, action, cause of action or governmental proceeding or investigation of any nature whatsoever, seeking to impose, or that could result in the imposition, on Alliance or any Alliance Subsidiary of any liability arising under any local, state, or federal environmental statute, regulation, rule or ordinance, and neither Alliance nor any Alliance Subsidiary is subject to any agreement, order, judgment, decree or memorandum of any court, governmental authority, regulatory agency or third party imposing any such liability.

4.22 Litigation and Other Proceedings. Neither Alliance nor any Alliance Subsidiary is a party to any pending, or, to the knowledge of Alliance or the Alliance Subsidiaries, threatened claim, action, suit, investigation or proceeding or subject to any order, judgment or decree, except for matters which, in the aggregate, cannot reasonably be anticipated to have a material adverse effect on the ability of Alliance or Alliance Bank to consummate the transactions contemplated hereby or the financial condition, prospects, results of operations, business or properties of Alliance and the Alliance Subsidiaries taken as a whole, and, to the knowledge of Alliance, there is no basis for any of the foregoing. Section 4.22 of the Alliance Disclosure Schedule sets forth a complete and accurate list of all pending actions, suits, investigations or proceedings to which Alliance or any Alliance Subsidiary is a party or which relate to any portion of their respective assets, and threatened actions, suits, investigation or proceedings of which Alliance or any Alliance Subsidiary have knowledge, to which Alliance or any Alliance Subsidiary believes one or more of them may become a party or which relate to any portion of their respective assets. Neither Alliance nor any Alliance Subsidiary have any knowledge of any pending or threatened action, suit or proceeding which presents a claim to prohibit, restrict or restrain the transactions contemplated hereby.

4.23 Absence of Undisclosed Liabilities. Except as (i) reflected, noted and/or adequately reserved against in the Alliance Consolidated Financial Statements as of December 31, 2011, and (ii) incurred since December 31, 2011 in the ordinary course of business consistent with past practice, Alliance and the Alliance Subsidiaries have no material liabilities (whether accrued, absolute, contingent or otherwise) which were required by GAAP to be reflected, noted or reserved against in a balance sheet.

4.24 Compliance with Laws. (a) Alliance and the Alliance Subsidiaries have all permits, licenses, certificates of authority, orders and approvals of, and have made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit them to carry on their business as presently conducted and the absence of which would have a material adverse effect on such business; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the knowledge of Alliance and the Alliance Subsidiaries, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. Alliance and the Alliance Subsidiaries are in compliance in all material respects with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Dodd-Frank Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA Patriot Act, RESPA, the Flood Disaster Protection Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, anti-money laundering, foreign corrupt practices, suspicious activity reporting and similar matters, other than instances of non-compliance which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations of Alliance and the Alliance Subsidiaries, taken as a whole. Neither Alliance nor any Alliance Subsidiary is in default under any order, license, regulation or demand of any federal, state, local or other governmental agency or with respect to any order, writ, injunction or decree of any court, other than instances of default which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations of Alliance and the Alliance Subsidiaries, taken as a whole.

(b) Except for statutory or regulatory restrictions of general application, no federal, state, local or other governmental authority has placed any restrictions on the business of Alliance or any of the Alliance Subsidiaries which reasonably could be expected to have a material adverse effect on the business of Alliance and the Alliance Subsidiaries taken as a whole. Neither Alliance nor any Alliance Subsidiary is a party or subject to any order, decree, written agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission or application to, or extraordinary supervisory letter from, any such governmental authority and neither Alliance nor any Alliance Subsidiary has been advised that any such governmental authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, written agreement, memorandum of understanding, commitment letter, supervisory letter or similar arrangement or submission or application.

4.25 Proxy Statement, Etc. None of the information supplied or to be supplied by and relating to Alliance or Alliance Bank for inclusion, or included, in (i) the Proxy Statement; (ii) the Registration Statement; or (iii) any other documents to be filed with any regulatory agency in connection with the transactions contemplated hereby will, at the respective times such information is supplied or such documents are filed or mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. All documents which Alliance or Alliance Bank is responsible for filing with any regulatory agency in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

4.26 Anti-Takeover Provisions. Alliance, Alliance Bank and each other Alliance Subsidiary has taken all actions required to exempt such company, this Agreement, the Merger and the Bank Merger, and the transactions contemplated hereby and by the Bank Merger Agreement, from any provisions of an antitakeover nature contained in their organizational documents or the provisions of any federal or state “antitakeover,” “fair price,” “moratorium,” “affiliate transaction”, “control share acquisition” or similar laws or regulations (“Takeover Laws”), including but not limited to Article 14 and Article 15 of the VSCA.

4.27 Derivative Instruments. Neither Alliance nor any Alliance Subsidiary is party to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for the account of Alliance, or for the account of one or more of the Alliance Subsidiaries or their customers.

4.28 Tax and Regulatory Treatment. Neither Alliance nor any Alliance Subsidiary has taken or agreed to take any action, or has knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code. Alliance and Alliance Bank have no reason to believe that any required regulatory consent or approval will not be received or will be received with conditions or restrictions which WFBI would deem unduly burdensome, or which would have an adverse impact on their capacity to consummate the transactions contemplated hereby.

4.29 Fairness Opinion. Alliance has received, on or prior to the date hereof, the written opinion of Davenport & Company LLC to the effect that the Merger is fair, from a financial point of view, to the shareholders of Alliance.

4.30 Brokers and Finders. Except for the fee set forth in Section 4.30 of the Alliance Disclosure Schedule, neither Alliance nor any Alliance Subsidiary, nor any of their officers, directors, employees, or shareholders has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, which Alliance or any Alliance Subsidiary has any obligation to pay, or to indemnify or reimburse any person for, and no broker or finder has acted, directly or indirectly, for Alliance or any Alliance Subsidiary, in connection with this Agreement or the transactions contemplated hereby.

ARTICLE V.

CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME

5.1 Forbearance by Alliance and Alliance Bank. From the date hereof until the Effective Time, Alliance and Alliance Bank covenant and agree that, without the prior written consent of WFBI, each will not do, or agree or commit to do, or permit any Alliance Subsidiary to do or agree or commit to do, any of the following:

(a) (i) except as in the ordinary course of business consistent with past practice, enter into or assume any Material Contract, make any material commitment, incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument, acquire or dispose of any material property or asset, or subject any of Alliance’s or Alliance Bank’s assets or properties to any lien, claim, charge or encumbrances whatsoever;

(ii) engage in any transaction not in the ordinary course of business;

(b) grant any increase in compensation to its employees or officers or directors, or pay any bonus, or effect any increase in retirement benefits to any class of employees or its officers (unless any such change shall be required by applicable law);

(c) declare, set aside or pay any dividend or other distribution on any class of its capital stock, whether payable in cash, stock or other property;

(d) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock; merge into any other corporation or bank or permit any other corporation or bank to merge into it, or consolidate with any other corporation or bank; liquidate, sell or dispose of any assets or acquire any assets, otherwise than in the ordinary course of its business consistent with past practice or as expressly required by this Agreement;

(e) open, close or relocate any office, branch or banking facility, or acquire, establish or divest any banking or nonbanking facility, or file an application with any federal or other regulatory agency with respect to any of the foregoing;

(f) issue any shares of its capital stock except in connection with the exercise of Alliance Options properly granted prior to the date hereof; issue or grant, or extend or modify the terms of any option, warrant, or other right to acquire Alliance Common Stock;

(g) issue any new or replacement certificate for any shares of Alliance Common Stock purported to have been lost stolen or destroyed, except upon receipt of appropriate affidavits of loss and purchase by the shareholder of an indemnity bond from a third party insurer regularly engaged in the issuance of such bonds;

(h) amend its Articles or Certificate of Incorporation or Association or Bylaws, or similar charter documents;

(i) effect any capital reclassification, stock dividend, stock split, consolidation of shares or similar change in capitalization;

(j) take, cause or permit the occurrence of any change or event which would render any of its representations and warranties contained herein untrue in any material respect;

(k) (i) enter into any related party transaction of the type contemplated by Section 4.18 hereof, except for transactions relating to deposit relationships or the extension of credit in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with unaffiliated parties, and which do not present more than the normal risk of collectability or other unfavorable features, and in respect of which disclosure has been made to WFBI prior to disbursement;

(ii) cancel without payment in full, or modify in any material respect any contract relating to, any loan or other obligation receivable from any 5% stockholder, director or officer of Alliance or any Alliance Subsidiary, or any member of the immediate family of the foregoing, or any related interest of any of the foregoing;

(l) solicit, encourage, or authorize any person, including but not limited to directors, officers, shareholders, or employees, to solicit from, or engage in communications (as defined in Section 6.11) with, any third party, or facilitate inquiries or the making of proposals relating to any Acquisition Proposal (as defined in Section 6.11); or except as provided in Section 6.11, provide any such third party with information or assistance or negotiate or conduct any discussions with any such third party to facilitate such inquiries or to obtain an Acquisition Proposal, or continue any such activities in progress on the date hereof;

(m) knowingly take any action which would: (i) adversely affect the ability to obtain the necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect the status of the transactions contemplated hereby as a reorganization for purposes of Section 368(a)of the Code; or (iii) adversely affect the ability to perform the covenants and agreements under the Agreement;

(n) enter into any new line of business, or change its lending, investment, asset/liability management, risk management, deposit pricing, or other material banking or operating policies and procedures in any material manner;

(o) adopt, renew, terminate, enter into or amend any employment, consulting, change in control, severance, settlement or other compensatory agreement, arrangement or policy with or with respect to any officer, employee or director;

(p) (i) make or renew any loan or other extension of credit to any person (including, in the case of an individual, his or her immediate family) that (directly or indirectly through a related interest or otherwise) owes, or would as a result of such loan or extension of credit or renewal owe, Alliance or any Alliance Subsidiary more than an aggregate of one million dollars ($1,000,000) in the case of secured real estate loans made in conformity with Alliance Bank’s loan policy as in effect on the date hereof, and five hundred thousand dollars ($500,000) in respect of other loans, provided however, that Alliance and the Alliance Subsidiaries shall not make any new loan which would be placed on the watch list, or increase the amount of credit available to any person or entity that has an existing loan with Alliance or any Alliance Subsidiary that is on the watch list;

(ii) make any loan or other extension of credit which would require approval under Regulation O, other than renewals of loans on the books as of the date hereof;

(q) accept or renew any time deposits, certificates of deposit or other deposit contracts at a rate in excess of the rate for comparable products shown in WFBI’s most recently published rate sheet, plus 25 basis points;

(r) purchase or otherwise acquire any investment security for its own account that is not a U.S. Treasury or U.S. government agency security having a remaining life to maturity of less than three years;

(s) make any capital expenditures individually in excess of $20,000, or in the aggregate in excess of $50,000;

(t) make any material change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP;

(u) (i) originate or make any residential mortgage loan for the purposes of sale into the secondary market;

(ii) originate or make any residential mortgage loan or HELOC loan for its own portfolio, provided that nothing in this Section 5.1(u)(ii) shall prohibit originating or making (1) residential construction loans; or (2) loans to borrowers acquiring residential properties for short term investment and resale; in each case where such loan is secured by a first lien in the residential property being financed;

(v) foreclose upon or take a deed or title to any commercial real estate or residential real estate without first conducting a Phase I environmental inspection of the property and confirming that such Phase I does not indicate the presence of any environmental contaminant, pollutant, petroleum product, toxic or hazardous waste or similar or like substance;

(w) settle any material litigation or claim without prior notice to WFBI;

(x) sell or otherwise dispose of any OREO property having a carrying value of $400,000 or more without prior consultation with WFBI; or

(y) grant any waiver of the time to assess any tax or waiver of the statutory period of limitation with respect to any tax except where necessary to avoid the assessment of any tax it disputes in good faith; or grant any person a power of attorney or authorization to represent it in connection with any taxes, other than powers of attorney which terminate as of the Effective Time.

5.2 Conduct of Business by Alliance. From the date hereof until the Effective Time, Alliance and Alliance Bank covenant and agree that, except as otherwise consented to by WFBI in writing, it shall, and Alliance shall cause Alliance Bank and each other Alliance Subsidiary to:

(a) carry on its business, and maintain its books of account and other corporate records, in the ordinary course consistent with past practice and applicable legal and regulatory requirements;

(b) to the extent consistent with prudent business judgment, use all reasonable efforts to preserve its present business organization in all material respects, to retain the services of its officers and employees, and maintain customer and other business relationships in all material respects, including relations with the title customers;

(c) maintain all of the structures, equipment, and other real and personal property of Alliance and the Alliance Subsidiaries in good repair, order and condition, ordinary wear and tear and unavoidable casualty excepted;

(d) use all reasonable efforts to preserve or collect all material claims or causes of action of Alliance and the Alliance Subsidiaries, to enforce all Loan agreements, realize upon collateral and pursue Loan guarantees;

(e) keep in full force and effect all insurance coverage maintained by Alliance or the Alliance Subsidiaries;

(f) perform in all material respects all obligations under all Material Contracts and leases of real property, except where it will not have a material adverse affect on Alliance’s or such Alliance Subsidiary’s rights under such Material Contract or lease, or on the financial condition, prospects or operations of Alliance and the Alliance Subsidiaries, taken as a whole;

(g) comply in all material respects with all statutes, laws, regulations, rules, ordinances, orders, decrees, consent agreements, examination reports and other federal, state and local governmental or regulatory directives applicable to Alliance and the Alliance Subsidiaries and the conduct of their respective businesses;

(h) at all times maintain the allowance for loan losses and the reserve for representations and warranties at levels which are adequate, respectively, to absorb reasonably anticipated losses in the loan portfolio and recourse obligations in respect of Alliance Sold Loans, in accordance with GAAP and regulatory requirements, after taking charge-offs required in accordance with GAAP and regulatory requirements; and at all times make adequate provisions for loan losses in respect of loans originated subsequent to March 31, 2011;

(i) at all times promptly take and recognize appropriate charge-offs required in accordance with GAAP and regulatory requirements;

(j) promptly following receipt, and prior to taking any action in respect thereof, advise WFBI of any request to repurchase or reacquire any Alliance Sold Loan, or to make any payment in respect of any Alliance Sold Loan, or to indemnify any person in respect of an Alliance Sold Loan;

(k) terminate, on or before the Closing Date, the Alliance ERISA Plan known as the “Alliance Bank Corporation 401(k) Plan” (the “Alliance 401(k) Plan”), a defined contribution plan described in Section 401(k) of the Code;

(l) cooperate fully with WFBI to make Alliance and Alliance Bank employees available at reasonable times for training prior to Closing, provided that such cooperation does not materially interfere with their duties with Alliance and Alliance Bank;

(m) make appropriate staff of Alliance and Alliance Bank available to assist in the systems and operations conversion, provided that such cooperation does not materially interfere with their duties with Alliance and Alliance Bank;

(n) not later than immediately prior to Closing establish and take such charge-offs, reserves and accruals as WFBI may reasonably request to conform Alliance’s and Alliance Subsidiaries’ loan, accrual, reserve and other accounting policies to those of WFBI; and effect such sales of investment securities as WFBI may reasonably request;

(o) use its best efforts to enter into agreements with each of the landlords and/or sublessees of the leased real properties set forth in Section 4.11 of the Alliance Disclosure Schedule, relating to the termination, disposition, or other resolution of such leases and subleases, as appropriate. Alliance and Alliance Bank agree that discussions and negotiations with respect to such agreements shall be conducted in cooperation and consultation with WFBI; and

(p) cooperate with WFBI to identify Loans and other assets for sale or other disposition by WFBI after the Effective Time.

5.3 Approval of Alliance Shareholders. Subject to the effectiveness of the Registration Statement, Alliance shall cause a meeting of its shareholders (the “Alliance Shareholder Meeting”) to be convened as soon as reasonably possible, but no later than 55 days after the effectiveness of the Registration Statement, for the purpose of considering the approval of the Merger and adoption of this Agreement. Alliance shall cause to be distributed to each shareholder of record of Alliance (according to the transfer records of Alliance as of the record date for the Alliance Shareholder Meeting), such material required by applicable statutes and regulations including but not limited to a copy of the joint Prospectus/Proxy Statement (the “Proxy Statement”) to be prepared by WFBI with the assistance of Alliance in connection with the Merger and to be included in the Registration Statement. The Proxy Statement shall be mailed by Alliance on the date (the “Mailing Date”) at least 20 business days prior to the date of the Alliance Shareholder Meeting. Except as contemplated by Section 6.11, the Board of Directors of Alliance shall recommend to its shareholders that they vote the shares held by them to approve the Merger and to adopt this Agreement and the Plan of Merger, and Alliance shall use its best efforts in good faith to obtain its shareholders’ approval of the Merger, this Agreement and the Plan of Merger in accordance with Virginia law.

5.4 Conduct of Business by WFBI. From the date hereof until the Effective Time, WFBI covenants and agrees that, except as otherwise consented to by Alliance and Alliance Bank in writing, it shall, and WFBI shall cause WF Bank to:

(a) use its best efforts to: (i) preserve its business organization intact in all material respects; (ii) maintain good relationships with its employees; (iii) conduct its business in the ordinary course, consistent with past practice; and (iv) preserve for itself the goodwill of its customer and other business relationships;

(b) not knowingly take any action which would: (i) adversely affect the ability to obtain the necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect the status of the transactions contemplated hereby as a reorganization for purposes of Section 368(a) of the Code; or (iii) adversely affect the ability to perform the covenants and agreements under this Agreement;

(c) not (i) amend, repeal or modify any provision of its Articles of Incorporation or bylaws in a manner which would adversely affect Alliance, Alliance shareholders or the transactions contemplated by this Agreement; or (ii) make or pay any extraordinary one-time dividend or distribution on shares of WFBI Common Stock, other than any distribution or dividend payable in shares of WFBI Common Stock which would result in the adjustment of the Conversion Ratio pursuant to Section 2.1(e) hereof;

(d) comply in all material respects with all statutes, laws, regulations, rules, ordinances, orders, decrees, consent agreements, examination reports and other federal, state and local governmental or regulatory directives applicable to WFBI and WF Bank and the conduct of their respective businesses;

(e) at all times maintain the allowance for loan losses and the reserve for representations and warranties at levels which are adequate, respectively, to absorb reasonably anticipated losses in the loan portfolio and recourse obligations in respect of WFBI Sold Loans, in accordance with GAAP and regulatory requirements, after taking charge-offs required in accordance with GAAP and regulatory requirements; and

(f) WFBI shall use all of its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to consummate the transactions contemplated by the Capital Commitments on the terms and conditions described therein, including all of their respective reasonable best efforts to (i) maintain in effect the Capital Commitments, (ii) satisfy on a timely basis all conditions applicable to WFBI to consummate the transaction contemplated by the Capital Commitments in the manner set forth therein, and (iii) consummate the transactions contemplated by the Capital Commitments at or prior to Closing. If any investment contemplated by one or more Capital Commitments becomes unavailable on the terms and conditions described in the Equity Commitments, then WFBI shall use all of their respective reasonable best efforts to obtain replacement investment from alternative sources (the “Alternative Financing”); provided, that WFBI shall be under no obligation to obtain such Alternative Financing unless it can be obtained on terms which are in the aggregate not materially less favorable to WFBI than the terms of the Capital Commitments from investment sources at least as reputable as the investment sources providing the Capital Commitments. WFBI shall give Alliance prompt written notice of any material breach by any party to a Capital Commitment of which WFBI has knowledge or any termination by an investor of its obligations under a Capital Commitment.

5.5 Approval of WFBI Shareholders. Subject to the effectiveness of the Registration Statement, WFBI shall cause a meeting of its shareholders (the “WFBI Shareholder Meeting”) to be convened as soon as reasonably possible, but no later than 55 days after the effectiveness of the Registration Statement, for the purpose of considering the approval of the Merger and adoption of this Agreement. WFBI shall cause to be distributed to each shareholder of record of WFBI (according to the transfer records of WFBI as of the record date for the WFBI Shareholder Meeting), such material required by applicable statutes and regulations including but not limited to a copy of the Proxy Statement. The Proxy Statement shall be mailed by WFBI on the date at least 20 business days prior to the date of the WFBI Shareholder Meeting. The Board of Directors of WFBI shall recommend to its shareholders that they vote the shares held by them to approve the Merger and to adopt this Agreement and the Plan of Merger, and WFBI shall use its best efforts in good faith to obtain its shareholders’ approval of the Merger, this Agreement and the Plan of Merger in accordance with Virginia law.

ARTICLE VI.

ADDITIONAL AGREEMENTS

6.1 Access and Information. (a) Alliance and Alliance Bank shall afford to WFBI, and to WFBI’s accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours of Alliance and Alliance Bank, during the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records and, during such a period, shall furnish promptly to WFBI: (i) a copy of each report, schedule and other document filed or received by it during such period with or from (w) the SEC; (x) the SCC and the VBFI; (y) the Federal Reserve Board; or (z) the FDIC; and (ii) all other information concerning its business, assets, properties and personnel as WFBI may reasonably request. WFBI and its accountants, counsel, financial advisors and other representatives will request permission for all such access reasonably in advance, and all such access will be conducted in a manner designed to minimize disruption to the normal business operations and employee or customer relations of Alliance and Alliance Bank. WFBI shall cause all information obtained by it or its representatives from Alliance and Alliance Bank pursuant to this Agreement or in connection with the negotiation thereof, including, without limitation, the schedules hereto, to be treated as confidential and shall not use, nor knowingly permit others to use, any such information for any purpose other than in connection with the transactions contemplated hereby, unless such information becomes generally available to the public or is required to be disclosed pursuant to the order of a court of competent jurisdiction or otherwise in accordance with applicable law, and in the event of the termination of this Agreement shall promptly return all documents (including copies thereof) obtained hereunder from Alliance and Alliance Bank, and shall destroy all copies of any analyses, compilations, notes, studies or other documents prepared from any such material for their use.

(b) WFBI agrees that, upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Alliance and its authorized representatives access (during normal business hours) to WFBI’s personnel, books and records as Alliance may reasonably request. Alliance and Alliance Bank agree that they shall cause all information obtained by them or their representatives from WFBI or WF Bank pursuant to this Agreement or in connection with the negotiation thereof, including, without limitation, the schedules hereto, to be treated as confidential and shall not use, nor knowingly permit others to use, any such information for any purpose other than in connection with the transactions contemplated hereby, unless such information becomes generally available to the public other than through violation of this Agreement or is required to be disclosed pursuant to the order of a court of competent jurisdiction or otherwise in accordance with applicable law, and in the event of the termination of this Agreement shall promptly return all information, including documents and other media and any copies thereof obtained hereunder from WFBI or WF Bank, and shall destroy or return to WFBI or WF Bank all copies, extracts or summaries of any analyses, compilations, notes, studies or other documents or information prepared from any such material for their use.

6.2 Registration Statement; Applications; Cooperation. (a) Subject to the receipt of necessary information regarding Alliance required to be included therein, WFBI shall prepare and file with the SEC a registration statement (the “Registration Statement”) on Form S-4 under the Securities Act, containing the Proxy Statement to be used in connection with the Alliance Shareholder Meeting and the WFBI Shareholder Meeting, as promptly as practicable, and shall use its best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable.

(i) The parties hereto agree, that at the time the Registration Statement becomes effective and at the Mailing Date of the Proxy Statement, the Registration Statement will comply as to form in all material respects with the applicable provisions of the Securities Act, and the Registration Statement, at the time it becomes effective, and the Proxy Statement, in either case as amended or supplemented by any amendment or supplement filed with the SEC, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that information as of a later date included therein shall be deemed to modify information of an earlier date, and with respect to either party, the foregoing statement shall not apply to statements in or omissions from the Registration Statement or Proxy Statement made in reliance upon and in conformity with information furnished by the other party for use in the Registration Statement or Proxy Statement. After becoming aware of any statement or omission which renders the statement set forth in the preceding sentence not true or correct, WFBI will promptly amend, supplement or revise such material in order to make the statement in the preceding sentence true and correct at all times up to and including the Effective Time. WFBI shall promptly take any action required to be taken under foreign or state securities or blue sky laws in connection with the issuance of WFBI Common Stock in the Merger.

(ii) Alliance agrees that it shall, and shall cause its employees, agents, representatives, and advisors to, cooperate with WFBI in the preparation and filing of the Registration Statement, including, but not in limitation, by providing on a prompt basis information requested by WFBI for inclusion in the Registration Statement, and by providing comments on drafts on a timely basis. Alliance, and its legal, financial and accounting advisors, shall have the right to review and comment upon the Registration Statement. Each of WFBI and Alliance agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof.

(b) As promptly as practicable after the furnishing by Alliance and Alliance Bank of all information regarding them required to be reflected therein, WFBI shall file: (i) the applications and notices with the Federal Reserve Board, the SCC, the VBFI and any other regulatory agency having authority over the Merger, the Bank Merger and the transactions contemplated hereby, required by applicable law and regulation for the consummation of the transactions contemplated by this Agreement, and (ii) any other applications for regulatory or other approvals deemed necessary or appropriate by WFBI. Alliance, and its legal, financial and accounting advisors, shall have the right to review and comment upon the applications prior to their filing. To the extent available, WFBI shall request expedited treatment of such applications, and shall take reasonable steps to pursue approval of the applications. Alliance and Alliance Bank agree that they shall, and shall cause their employees, agents, representatives, and advisors to, cooperate with WFBI in the preparation and filing of the regulatory applications, including, but not in limitation, by providing on a prompt basis information requested by WFBI or its advisors for inclusion in such documents, and by providing comments on drafts of such documents on a timely basis.

6.3 Notice of Actual or Threatened Breach. Each party will promptly give written notice to the other parties upon becoming aware of any impending or threatened occurrence of any event or the failure of any event to occur which might cause or constitute a breach of any of the representations, warranties or covenants made by such party in this Agreement, any other changes or inaccuracies in any data previously given or made available to the other parties, or which might threaten consummation of the transactions contemplated hereby.

6.4 Current Information. (a) During the period from the date of this Agreement to the Effective Time, Alliance and Alliance Bank will: (i) cause one or more of its representatives to confer on a regular and frequent basis with representatives of WFBI to report its financial condition and the general status of its ongoing operations; (ii) promptly notify WFBI of any material change in the normal course of its business or in the operation of its properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving them, and (iii) keep WFBI fully informed with respect to such events.

(b) During the period from the date of this Agreement to the Effective Time, WFBI will (i) cause one or more of its representatives to confer on a regular basis with representatives of Alliance and Alliance Bank to report its financial condition and its ongoing operations; (ii) promptly notify Alliance and Alliance Bank of any material change in the normal course of its business or in the operation of its properties and any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving them, (iii) promptly provide to Alliance and Alliance Bank copies of all regulatory applications required to be filed by WFBI under this Agreement and related correspondence to and from the applicable regulatory authorities and (iv) keep Alliance and Alliance Bank fully informed with respect to such events.

6.5 Expenses. Each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and to the consummation of the Merger and the transactions contemplated hereby. Alliance agrees that the aggregate expenses of Alliance, including all fees and expenses of legal counsel, accountants, and financial or other advisors (including Davenport & Company LLC), shall not exceed customary amounts (according to the respective industry standard), and shall report in writing to WFBI, upon request made from time to time, the amount of such fees and expenses.

6.6 Filing with the SCC. WFBI and Alliance shall execute and deliver and use their best efforts to file appropriate Articles of Merger with the SCC at the earliest practicable date after satisfaction or waiver of the conditions set forth in Article VII hereof.

6.7 Miscellaneous Agreements and Consents. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. WFBI, or Alliance and Alliance Bank, as the case may be, will use their respective best efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the transactions contemplated by this Agreement.

6.8 Press Releases and Public Disclosures. WFBI and Alliance will consult with each other and jointly approve the form, substance and timing of any press release, disclosures to shareholders, staff, customers, and the public at large on matters related to this Agreement or any of the transactions contemplated hereby. Notwithstanding the foregoing, WFBI and Alliance agree that WFBI and Alliance shall, promptly following the execution hereof, issue a joint press release announcing the execution of the Agreement and the proposed Merger, and further agree that WFBI and Alliance shall each be entitled to issue separate press releases announcing the execution of the Agreement and the proposed Merger, a copy of which release will be provided to the other party prior to issuance, and that Alliance shall file a Current Report on Form 8-K, in accordance with the Exchange Act, following execution hereof, which filing shall include copies of this Agreement, and such other agreements contemplated hereby, as such party may deem appropriate.

6.9 Bank Employees. (a) At and following the Effective Time, WFBI shall honor, and WFBI shall be obligated to perform, in accordance with their terms, the contractual rights of current and former employees of Alliance and Alliance Bank existing as of the Effective Time, including any severance, employment or “change in control” agreements of Alliance set forth in Section 4.15(b) of the Alliance Disclosure Schedule, in each case as the same may be modified or terminated in accordance with the applicable terms thereof. The severance, change in control, termination or similar payments which are payable pursuant to such agreements, plans or policies of Alliance (which have been quantified in reasonable detail as of the date hereof) are set forth in Section 4.15(b) of the Alliance Disclosure Schedule.

(b) Subject to the terms of employment agreements in effect as of the date hereof and which have been disclosed to WFBI on the Alliance Disclosure Schedule, WFBI presently intends to offer continued employment to non-executive officer and executive officer employees of Alliance Bank as of the Effective Time; provided that WFBI shall have no obligation to continue the employment of any Alliance or Alliance Bank employee after the

Effective Time. WFBI agrees that each Alliance or Alliance Bank employee who is not under an employment contract, and who is not the beneficiary of an individual, termination, change in control, severance or similar arrangement or agreement, and who is involuntarily terminated without cause within 90 days following the Effective Time shall receive a severance payment determined in accordance with the terms of the Alliance Bank Corporation Change in Control Employee Severance Plan, in exchange for his or her execution of a full and complete release in favor of the parties in form satisfactory to WFBI.

(c) All employees of Alliance and Alliance Bank who become employees of WFBI or WF Bank upon consummation of the transactions contemplated hereby (“Continuing Employees”) will be eligible to participate in WFBI’s employee benefit plans on the same basis as similarly situated WFBI employees and will receive credit for prior years of service in determining eligibility and vesting (but not benefit accruals). In the case of any such benefit plan under which benefits are provided through insurance, WFBI’s agreement to credit prior service is subject to the consent of the applicable insurer, which WFBI shall use reasonable business efforts to obtain.

(d) WFBI shall use its reasonable business efforts to cause medical, dental or health plans of WFBI or WF Bank, to (i) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by Continuing Employees and their beneficiaries during the portion of the calendar year prior to such participation; and (ii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such Continuing Employees on or after the Effective Time to the extent such Continuing Employee had satisfied any similar limitation or requirement under an analogous plan of Alliance’s prior to the Effective Time.

(e) WFBI and Alliance acknowledge that it may be appropriate or convenient to provide certain employees of Alliance and Alliance Subsidiaries who will not be retained as employees of WFBI or WF Bank with an incentive, in the form of a “retention” or “pay to stay” bonus, to remain in the employ of Alliance, WFBI or their respective Subsidiaries until Closing, until the completion of a systems conversion, or some other transition period following Closing. WFBI shall consult with Alliance with respect to the identification of such employees, and the amount of any such bonus.

(f) Effective as of the day before the Effective Time, Alliance shall terminate the Alliance 401(k) Plan, and one hundred percent vest all benefits provided thereunder. As soon as administratively practicable following the Effective Time and in accordance with ERISA and the Code, WFBI shall cause the assets of the Alliance 401(k) Plan to be distributed to the participants in the Alliance 401(k) Plan and shall take all other actions necessary and proper in order to implement the termination of the Alliance 401(k) Plan and related trust. As soon as administratively practicable following the Effective Time, WFBI shall take such action as is reasonably necessary to enable the Continuing Employees who participate in the Alliance 401(k) Plan as of the Effective Time (the “Hired Participants”) to transfer to the 401(k) plan established or maintained by WFBI or WF Bank via direct rollover cash and promissory notes held in the account of the electing Hired Participants under the Alliance 401(k) Plan.

(g) Within fifteen (15) days of the Closing Date, WFBI or WF Bank shall provide to Alliance a list of Alliance ERISA Plans which Alliance or an Alliance Subsidiary (if applicable) shall terminate on or before the Closing Date, and Alliance or an Alliance Subsidiary shall terminate such listed Alliance ERISA Plans on or before the Closing Date.

6.10 D&O Indemnification. (a) From and after the Effective Time, and through the through the three year anniversary of the Effective Time, WFBI shall indemnify and hold harmless the current and former officers, employees, directors and agents of Alliance and the Alliance Subsidiaries (each an “Indemnified Person”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of any act or omission or other matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of Alliance, Alliance Bank or any Alliance Subsidiary or is or was serving at the request of Alliance as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or consummation of the Merger, to the fullest extent which such Indemnified Parties would be entitled under the Alliance Articles of Incorporation and Bylaws, to the same extent and on the same conditions as such person is entitled to indemnification pursuant to applicable law and Alliance’s Articles of Incorporation or Bylaws, and/or any agreement between Alliance and such Indemnified Person, as in effect on the date of this Agreement and which been disclosed in Section 6.10 to the Alliance Disclosure Schedule, to the extent legally permitted to do so.

(b) Any Indemnified Person wishing to claim indemnification under this Section 6.10 hereof, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify WFBI, but the failure to so notify shall not relieve WFBI of any liability it may have to such Indemnified Person if such failure does not actually prejudice WFBI. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) WFBI shall have the right to assume the defense thereof and WFBI shall not be liable to such Indemnified Persons for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Persons in connection with the defense thereof, except that if WFBI elects not to assume such defense or counsel for the Indemnified Persons advises that there are issues which raise conflicts of interest between WFBI and the Indemnified Persons, the Indemnified Persons may retain counsel which is reasonably satisfactory to WFBI, and WFBI shall pay, promptly as statements therefore are received, the reasonable fees and expenses of such counsel for the Indemnified Persons (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Persons will cooperate in the defense of any such matter, (iii) WFBI shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (iv) WFBI shall have no obligation hereunder to the extent that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Person in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c) For three years after the Effective Time, there shall be maintained in force (either through the purchase by Alliance and Alliance Bank of tail coverage of Alliance’s existing officers’ and directors’ liability insurance policy, under WFBI’s existing policy, or another policy), officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person covered by the Alliance’s and Alliance Bank’s officers’ and directors’ liability insurance policy as of the Effective Time, on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof. The cost of such coverage for the full three year period (whether paid by WFBI or by Alliance or Alliance Bank shall not exceed 300% of the amount paid by Alliance in its last full fiscal year for one year’s coverage, which amount is set forth in Section 6.10 of the Alliance Disclosure Schedule. In the event that the cost of such coverage exceeds such amount, then the available amount shall be used to purchase coverage for the longest available period. Section 6.10 of the Alliance Disclosure Schedule sets forth each contract, agreement, plan, resolution, charter provision, bylaw provision or other arrangement or understanding pursuant to which Alliance or any Alliance Subsidiary has or may have any obligation to indemnify any director, officer, employee or agent.

(d) If WFBI or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of WFBI or the surviving company shall assume the obligations set forth in this Section 6.10 hereof prior to or simultaneously with the consummation of such transaction.

6.11 Acquisition Proposals. (a) Notwithstanding anything contained in Sections 5.1(a)(ii) and 5.1(l) to the contrary, in the event that Alliance or any Alliance Subsidiary shall receive, prior to the Closing, an Unsolicited Acquisition Proposal (as hereinafter defined) which, in the good faith determination of the Board of Directors of Alliance, the fiduciary duty of the directors under Virginia law requires that the Board of Directors consider, negotiate or communicate, or provide information with respect to (collectively “communications”), because such Unsolicited Acquisition Proposal is more favorable from a financial point of view to the shareholders of Alliance than the Merger, which such determination shall be made after receiving the advice of counsel to Alliance regarding the requirements of the fiduciary duty of the directors under Virginia law and the advice of Alliance’s financial advisor that the Unsolicited Acquisition Proposal is more favorable to Alliance’s shareholders from a financial point of view than the Merger, then Alliance shall be entitled to engage in such communications.

(b) In the event that the Board of Directors of Alliance:

(i) approves entering into an agreement for any Unsolicited Acquisition Proposal, or Alliance and/or Alliance Bank consummate any such Unsolicited Acquisition Proposal, then this Agreement shall terminate as of the date of such approval or consummation, and Alliance and Alliance Bank shall be liable to WFBI for the amount specified in Section 8.2(b).

(ii) while any unrejected Unsolicited Acquisition Proposal exists, (1) recommends any Unsolicited Acquisition Proposal to the shareholders of Alliance; (2) shall fail to recommend the Merger to the shareholders of Alliance in accordance with this Agreement; (3) withdraws or adversely modifies its recommendation of the Merger to shareholders of Alliance; or (4) subsequent to the Communications End Date as defined in Section 6.11(b)(iii), fails upon request of WFBI to reconfirm its recommendation of the Merger to shareholders of Alliance; then this Agreement shall terminate as of the date of such event set forth in (1), (2), (3) or (4), and Alliance and Alliance Bank shall be liable to WFBI for the amount specified in Sections 8.2(b).

(iii) shall make the determination described in Section 6.11(a) resulting in Alliance engaging in communications with respect to any Unsolicited Acquisition Proposal, and such communications shall extend until the earlier of: (i) 45 days from the date on which Alliance provided notice of such Unsolicited Acquisition Proposal to WFBI; and (ii) the day which is the day immediately prior to the date set forth in Section 8.1(b) (the “Communications End Date”), and Alliance shall not have (x) rejected such Unsolicited Acquisition Proposal, and (y) advised WFBI orally and in writing of such rejection, by noon on the Communications End Date, then WFBI shall have the right to terminate this Agreement, effective immediately, upon notice to Alliance, and Alliance and Alliance Bank shall be liable to WFBI for the amount specified in Section 8.2(b).

It is expressly understood and acknowledged that the sole remedy available to WFBI for termination pursuant to this Section 6.11 shall be the amount payable under Section 8.2(b).

(c) For purposes of this Section 6.11:

(i) An “Acquisition Proposal” shall mean any inquiry, offer or proposal, other than the Merger or the Bank Merger, received by Alliance or any Alliance Subsidiary from any person or entity other than WFBI or an affiliate of WFBI (including deemed receipt as a result of the public announcement of such proposal by the proponent) regarding: (1) any merger, consolidation, reorganization, share issuance, recapitalization, business combination, share purchase or exchange, purchase and assumption or similar transaction involving Alliance or Alliance Bank; or (2) any issuance, sale, lease, transfer, pledge, encumbrance or other disposition, directly or indirectly, of all, or any substantial portion of, the assets of Alliance or Alliance Bank.

(ii) An “Unsolicited Acquisition Proposal” shall mean any Acquisition Proposal received without violation of the provisions of Section 5.1(l) hereof. Any Acquisition Proposal received by Alliance or any Alliance Subsidiary from any person or entity previously contacted by Alliance or any Alliance Subsidiary (or by any person or entity acting or purporting to act on behalf of Alliance or any Alliance Subsidiary, including but not limited to representatives of Davenport & Company LLC) prior to the date hereof, but not contacted after the date hereof in violation of Section 5.1(l) shall be deemed an Unsolicited Acquisition Proposal. Any Acquisition Proposal received as a result of a violation of Section 5.1(l) shall not be deemed an Unsolicited Acquisition Proposal.

(d) Alliance and Alliance Bank shall promptly, and in any event no more than 24 hours after receipt and prior to engaging in communications with the party making the Unsolicited Acquisition Proposal, advise WFBI of, communicate to WFBI the terms of, and provide WFBI with a copy of, any such Acquisition Proposal or inquiry with respect to an Acquisition Proposal addressed to Alliance or Alliance Bank or of which Alliance, Alliance Bank or their respective executive officers or directors has actual knowledge. Alliance’s and Alliance Bank’s Board of Directors shall use their respective best efforts to cause its officers, directors, employees, agents and representatives to comply with the requirements of this Section and Section 5.1(l).

6.12 Trust Preferred Securities. WFBI acknowledges that AVCT holds subordinated debentures issued by Alliance and has issued preferred securities which are intended to be “qualified trust preferred securities” as defined in applicable regulatory capital guidelines, or which are eligible for such treatment as grandfathered trust preferred securities. WFBI agrees that at the Effective Time, it shall expressly assume all of Alliance’s obligations under the indentures relating to such subordinated debentures (including, without limitation, being substituted for Alliance) and execute any and all documents, instruments and agreements, including any supplemental indentures, guarantees, or declarations of trust required by said indentures, the subordinated debentures or the trust preferred securities issued by AVCT, or as may reasonably be requested by the trustees thereunder, and thereafter shall perform all of Alliance’s obligations with respect to the subordinated debentures and the trust preferred securities issued by AVCT (the “Trust Preferred Assumption”).

6.13 Nasdaq Listing. WFBI shall use its best efforts to cause the shares of WFBI Common Stock to be issued in connection with the Merger to be approved for quotation on Nasdaq, subject to official notice of issuance.

6.14 Status of Capital Commitments. The Capital Commitments constitute the obligations of the respective parties thereto only, and none of Alliance, its stockholders or Alliance Bank shall be considered a third party beneficiary thereof or shall otherwise have any expectancy therein or rights against the parties thereto. In the event that any investor party to a Capital Commitment shall fail to perform its obligation to provide capital to WFBI thereunder in a timely manner, WFBI shall have the sole discretion to determine what remedies, if any, to pursue as a result thereof and shall have full control of the manner and timing of the enforcement and termination of claims with respect thereto. If WFBI shall determine to pursue any such remedies, and shall be awarded in respect of its claims, in either a final judgment (or settlement) not subject to further appeal, any amounts from the investor party in excess of the costs incurred by WFBI in enforcing its claims, WFBI will pay one-half of such excess (without interest) to Alliance as a contractual cost reimbursement, not as damages.

6.15 Disclosure. The Alliance Disclosure Schedule and the WFBI Disclosure Schedule called for by this Agreement shall be updated as of the Closing Date for comparative and information purposes. Disclosure of an item for the first time on such updated schedules shall not be considered in determining the truth or accuracy of any representation or warranty.

6.16 Directors of WFBI. At the Effective Time, WFBI shall appoint three (3) current members of the Board of Directors of Alliance (the “Alliance Nominees”) as members of the Board of Directors of WFBI, to serve as directors of WFBI until their successors are duly elected and qualified. The Alliance Nominees shall provide such information with respect to their qualifications as WFBI shall reasonably request and shall comply with any policies and conditions regarding board service applicable to all WFBI directors. The Alliance Nominees shall be selected jointly by WFBI and Alliance and approved by the Nominating Committee of the Board of Directors of WFBI. WFBI shall take whatever other actions are necessary to effect the provisions of this Section 6.16, including, without limitation, increasing the authorized number of members of its Board of Directors. This Section 6.16 does not establish a contractual right to continued service on the WFBI board of directors by the Alliance Nominees. The inclusion of the Alliance Nominees on slates of nominees put forward by the WFBI board of directors from and after their appointment pursuant to this Section 6.16 shall be determined in the same manner as all other nominees and incumbent directors.

ARTICLE VII.

CONDITIONS

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. The Merger, the Agreement and the Plan of Merger shall have been approved by (i) the requisite vote of the shareholders of Alliance and (ii) the requisite vote of the shareholders of WFBI.

(b) Tax Opinion. WFBI shall have received an opinion of Bracewell & Giuliani LLP and Alliance shall have received an opinion of Troutman Sanders LLP each reasonably acceptable in form and substance to the recipient thereof, dated as of the Closing Date, substantially to the effect that based on the terms of this Agreement and on the basis of certain facts, representations and opinions contained in certificates of officers of WFBI, Alliance and their respective subsidiaries, as set forth in such opinions, that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and the shareholders of Alliance (i) will not recognize gain or loss upon receipt of the Stock Consideration in exchange for their shares of Alliance Common Stock (except with respect to cash received in lieu of fractional shares), and (ii) will recognize any gain realized on the Merger up to the sum of the Cash Consideration received in exchange for their shares of Alliance Common stock.

(c) Regulatory Approvals. WFBI shall have received approval of the transactions contemplated by this Agreement from the Federal Reserve Board, the VBFI, the SCC and any other federal or state regulatory agencies whose approval is required for consummation of such transactions (including those relating to mortgage banking, brokerage or lending activities), and all notice and waiting periods after the granting of any such approval shall have expired.

(d) Registration Statement. The Registration Statement shall have been declared effective and shall remain effective through the Effective Time, and no stop order suspending the effectiveness of the Registration Statement shall have been initiated or threatened. In addition, all state securities and blue sky permits and approvals required to carry out the transactions contemplated hereby shall have been obtained.

(e) Trust Preferred Assumption. WFBI shall have executed and delivered, subject to the effectiveness of the Merger, all supplemental and amended documents required to be executed by WFBI to effect the Trust Preferred Assumption.

(f) Capital Investment in WFBI. The transactions contemplated by the Capital Commitments shall have been consummated and the investors shall have made the funds available to WFBI. In addition, WFBI shall have raised, via the Capital Commitments or otherwise, an amount of capital sufficient to obtain the regulatory approvals described in Section 7.1(c).

7.2 Conditions to Obligation of WFBI to Effect the Merger. The obligation of WFBI to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties; Corporate Proceedings. Each representation and warranty of Alliance and Alliance Bank set forth in Article IV hereof shall be true and correct in all material respects (except those representations and warranties which are qualified by a materiality standard, which shall be true and correct in all respects) as of the date of this Agreement and as of the Effective Time (other than those limited to a specified date, which shall speak only as to such date), and WFBI shall have received a certificate of the President of Alliance and Alliance Bank to that effect. All action required to have been taken by, or on the part of, Alliance or Alliance Bank to authorize the execution, delivery and performance of this Agreement and the Merger, respectively, shall have been duly and validly taken, and WFBI shall have received certified copies of the resolutions evidencing such authorizations.

(b) Performance of Obligations. Alliance and Alliance Bank shall each have in all material respects performed all obligations required to be performed by it under this Agreement prior to the Effective Time, and WFBI shall have received a certificate of the President of Alliance and Alliance Bank to that effect.

(c) Permits, Authorizations, Etc. Alliance and Alliance Bank shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required to be obtained by them for the lawful consummation of the Merger and the Bank Merger in accordance with applicable law and without violation of any Material Contract.

(d) No Material Adverse Change. There shall not have been, since the date hereof, any material adverse change in the business, operation, assets, liabilities, financial condition, prospects or results of operations of Alliance and the Alliance Subsidiaries, taken as a whole.

(e) Regulatory Approvals. WFBI shall have received approval of the transactions and the Bank Merger contemplated by this Agreement from the Federal Reserve Board, the VBFI, the FDIC, the SCC and any other federal or state regulatory agencies whose approval is required for consummation of such transaction, without the imposition of any condition or conditions that, in the good faith reasonable judgment of WFBI, would have a material adverse effect on the value of the Merger to WFBI (excluding conditions that are ordinarily imposed in connection with transactions of the type contemplated by this Agreement), and all notice and waiting periods after the granting of any such approval shall have expired. WFBI shall have received confirmation from the Federal Reserve that WFBI may, following the Trust Preferred Assumption, continue to include the assumed trust preferred securities as Tier 1 capital of WFBI.

(f) No Injunction. No injunction, restraining order, stop order or other order or action of any federal or state court or agency in the United States which prohibits, restricts or makes illegal the consummation of the transactions contemplated hereby, shall be in effect, and no action, suit or other proceeding seeking such shall have been instituted or threatened, and no statute, rule or regulation shall have been enacted, issued or promulgated, by any state or federal government or government agency, which prohibits, restricts or makes illegal the consummation of the transactions contemplated hereby.

(g) Litigation. At the Effective Time, there shall not be pending or to the knowledge of Alliance, Alliance Bank or WFBI, threatened against Alliance or Alliance Bank or the officers, directors or employees thereof in their capacity as such, any suit, action or proceeding (including antitrust actions) which, if successful, would, in the reasonable judgment of WFBI, have a material adverse effect on the financial condition, operations, business or prospects of Alliance, Alliance Bank or the Surviving Corporation.

(h) Support Agreement. All of the directors of Alliance and Alliance Bank in office as of the date of execution of this Agreement shall have, concurrently with the execution of this Agreement, entered into a Support Agreement in substantially the form attached hereto as Exhibit D.

(i) 280G Issues. WFBI shall be reasonably satisfied, either through mutually agreeable pre-Closing amendments or otherwise, that Alliance shall have taken any and all reasonably necessary steps such that the Merger will not trigger any “excess parachute payment” (as defined in Section 280G of the Code) under any employment, severance or change in control agreement, benefit plans, or similar arrangements between Alliance or any Alliance Subsidiary and any officers, directors, or employees thereof that will result in the imposition of any tax under Section 4999 of the Code, the nondeductibility of any portion of such payment, or require any “gross up” payment.

(j) Tax Certificate. Alliance shall have delivered to WFBI a certification dated not more than 30 days prior to the Effective Time, and signed by Alliance to the effect that Alliance is not, nor has it been within five years of the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code.

(k) Brokers and Finders Fees. Alliance and Alliance Bank shall have paid in full, at or prior to Closing, all amounts owing in respect of the payments contemplated in Section 4.31 hereof.

(l) Third Party Consents and Agreements. (i) Alliance and the Alliance Subsidiaries shall have obtained all third party consents under any material agreement, contract, note, license, permit or other document by which Alliance and Alliance Bank is bound or to which any of their respective properties is subject required for the consummation of the transactions contemplated hereby, except such consents which, individually or in the aggregate do not result in a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations of Alliance, taken as a whole. Alliance and Alliance Bank shall have obtained the consent of the landlord under each real property lease described in Section 4.11 of the Alliance Disclosure Schedule to the succession of WFBI or WF Bank thereunder.

(ii) Alliance and/or Alliance Bank shall have entered into the agreements described in Section 5.2(o).

(m) Fairness Opinion. WFBI shall have received from Paragon Capital Group LLC, an updated fairness opinion dated as of a date not later than date of the effectiveness of the Registration Statement, to the effect that the Merger is fair, from a financial point of view, to the shareholders of WFBI.

(n) Non-competition and Non-solicitation Agreements. All of the directors of Alliance and Alliance Bank in office as of the date of execution of this Agreement shall have, concurrently with the execution of this Agreement, entered into a Non-competition and Non-solicitation Agreement in substantially the form attached hereto as Exhibit E.

(o) Accountants’ Letter. WFBI shall have received from YHB a letter dated the Closing Date with respect to certain financial information regarding Alliance, which shall be substantially in the following form:

(i) they are independent public accountants with respect to Alliance;

(ii) in their opinion the audited financial statements of Alliance examined by them and included in the Proxy Statement furnished to shareholders of Alliance, or subsequently provided to WFBI and/or the shareholders of Alliance, comply as to form in all material respects with the requirements applicable thereto;

(iii) at the request of Alliance they have carried out procedures to a specified date not more than 5 business days prior to the Effective Time as follows: (1) read the unaudited financial statements of Alliance for the period from the date of the most recent audited financial statements of Alliance through the last day of the most recent calendar month ended prior to such specified date not more than 5 days prior to the Effective Time; (2) read the minutes of the meetings of the shareholders and of the Board of Directors (and all committees thereof) of Alliance from the date of the most recently audited financial statements to a date not more than 5 days prior to the Effective Time, and (3) consulted with certain officers and employees of Alliance responsible for financial and accounting matters as to whether there has been any change in Alliance capital stock or long-term debt, or any decrease in consolidated net assets or in the total or per-share amounts of net income of Alliance, and, based on such procedures and except as disclosed in such letter, nothing has come to their attention which would cause them to believe that:

(A) the financial statements referred to in (1) above do not fairly present the financial position of Alliance and the results of its operations and changes in its financial position at the dates and for the periods referred to therein and are not presented in conformity with GAAP applied on a basis consistent in all material respects with that of the most recent audited consolidated statements of Alliance, except as expressly required by this Agreement or noted in such letter;

(B) as of said date not more than 5 business days prior to the Effective Time, there was any (x) change in the Alliance capital stock or long-term debt of Alliance or (y) decreases in consolidated net assets of Alliance, in each case as compared with the amounts shown in the balance sheet of Alliance at the date of the most recent audited financial statements, or for the period from the date of the most recent financial statements to said date not more than 5 business days prior to the Effective Time, there were any decreases, as compared with the corresponding portion of the preceding fiscal year, in the total or per share amounts of income before extraordinary items or net income, other than, in each case, as set forth in such letter.

7.3 Conditions to Obligation of Alliance and Alliance Bank to Effect the Merger. The obligation of Alliance and Alliance Bank to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties; Corporate Proceedings. Each representation and warranty of WFBI set forth in Article III hereof shall be true and correct in all material respects (except those representations and warranties which are qualified by a materiality standard, which shall be true and correct in all respects ) as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (other than those limited to a specified date, which shall speak only as to such date), and Alliance and Alliance Bank shall have received a certificate of the Chief Executive Officer of WFBI to that effect. All corporate action required to have been taken by, or on the part of, WFBI to authorize the execution, delivery and performance of this Agreement and the Merger, respectively, shall have been duly and validly taken, and Alliance and Alliance Bank shall have received certified copies of the resolutions evidencing such authorizations.

(b) Performance of Obligations. WFBI shall have in all material respects performed all obligations required to be performed by it under this Agreement prior to the Effective Time, and Alliance and Alliance Bank shall have received a certificate of the Chief Executive Officer of WFBI to that effect.

(c) Permits, Authorizations, Etc. WFBI shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required to be obtained by it for the lawful consummation of the Merger and Bank Merger in accordance with applicable law.

(d) No Material Adverse Change. There shall not have been, since the date hereof, any material adverse change in the business, operation, assets, liabilities, financial condition, prospects or results of operations of WFBI and WF Bank, taken as a whole.

(e) No Injunction. No injunction, restraining order, stop order or other order or action of any federal or state court or agency in the United States which prohibits, restricts or makes illegal the consummation of the transactions contemplated hereby, shall be in effect, and no action, suit or other proceeding seeking such shall have been instituted or threatened, and no statute, rule or regulation shall have been enacted, issued or promulgated, by any state or federal government or government agency, which prohibits, restricts or makes illegal the consummation of the transactions contemplated hereby.

(f) Fairness Opinion. Alliance shall have received from Davenport & Company LLC, an updated fairness opinion dated as of a date not later than the date of the effectiveness of the Registration Statement, to the effect that the Merger is fair, from a financial point of view, to the shareholders of Alliance.

(g) Merger Consideration. WFBI shall have deposited with the Exchange Agent, or authorized and directed the Exchange Agent to issue, the Merger Consideration to be paid to holder of Alliance Common Stock in accordance with the provisions of Article II hereof.

(h) NASDAQ Listing. The shares of WFBI Common Stock to be issued in connection with the Merger shall have been approved for listing, upon effectiveness of the Merger and official notice of issuance, by NASDAQ.

ARTICLE VIII.

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual consent of all parties hereto;

(b) by either WFBI or Alliance, at any time after February 28, 2013, if the Merger shall not theretofore have been consummated, unless: (i) the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants or agreements of such party set forth herein or; (ii) the date reflected in this Section 8.1(b) shall be extended in writing by all of the parties hereto, provided, however that if Alliance engages in communications in violation of Section 5.1(l) at any time after the date hereof, Alliance shall not be entitled to terminate this Agreement pursuant to provisions of Section 8.1(b);

(c) (i) by Alliance, in the event of the material breach by WFBI of any representation, warranty, covenant or agreement contained herein if such breach has not been, or cannot be, cured within 30 days of delivery of written notice of breach, or (ii) by WFBI, in the event of the material breach by Alliance or Alliance Bank of any representation, warranty, covenant or agreement contained herein if such breach has not been, or cannot be, cured within of 30 days of delivery of written notice of breach, provided that no cure period shall be available for a breach involving the provisions of Section 5.1(l);

(d) by either Alliance or WFBI if any governmental or regulatory approval required for consummation of the transactions contemplated hereby shall have been denied by final, non-appealable order, or any such denial shall not have been appealed within the time available for such appeal;

(e) by either Alliance or WFBI, in the event that any of the conditions precedent to the obligation of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in 8.1(b) of this Agreement, provided that the terminating party(ies) shall not be in material breach of a representation, warranty or covenant of this Agreement at the time of termination pursuant to this Section 8.1(e);

(f) by either Alliance or WFBI, in the event that the Merger, the Agreement and the Plan of Merger are not approved by the requisite vote of the shareholders of Alliance at the Alliance Shareholder Meeting or the requisite vote of the shareholders of WFBI at the WFBI Shareholder Meeting; or

(g) by either Alliance or WFBI, in accordance with the provisions of Section 6.11(b).

8.2 Effect of Termination. (a) In the event of termination of this Agreement by either Alliance and Alliance Bank or WFBI as provided in Section 8.1 above, this Agreement shall forthwith become void and there shall be no liability on the part of either Alliance and Alliance Bank or WFBI or their respective officers or directors, except that: (i) the provisions of this Section 8.2, the provisions regarding the confidentiality and return or destruction of documents of Section 6.1, and the provisions of Section 6.5 shall survive any such termination and abandonment; and (ii) a termination pursuant to Section 8.1 shall not relieve the breaching party from liability or action being taken in law or in equity by the non breaching party for any fraud, for any willful misconduct or breach of a material provision of this Agreement giving rise to such termination, except where WFBI has received the payment provided by Section 8.2(b) or Section 8.2(c).

(b) Notwithstanding anything to the contrary contained herein, in the event of termination of this Agreement (i) by either Alliance or WFBI pursuant to Section 8.1(g); or (ii) by WFBI pursuant to Section 8.1(c) and such material breach occurred as a result of a breach of Section 5.1(l), Alliance and Alliance Bank shall, within 3 business days of such termination pay to WFBI, by wire transfer of immediately available funds, the sum of $1,340,000.

(c) Notwithstanding anything to the contrary contained herein, if this Agreement shall have been terminated pursuant to Section 8.1(b) or Section 8.1(f), and prior to such termination the provisions of Section 5.1(l) shall have been breached (whether or not such breach shall have resulted in the failure to obtain shareholder approval), or in the case of termination pursuant to Section 8.1(b), where Alliance has engaged in communications with respect to an Unsolicited Acquisition Proposal through the Communications End Date, Alliance and Alliance Bank shall, within 3 business days of such termination as provided in this Section 8.2(c) pay to WFBI, by wire transfer of immediately available funds, the sum of $1,340,000.

(d) Notwithstanding anything to the contrary contained herein, if this Agreement shall have been terminated pursuant to Section 8.1(b) or Section 8.1(f), and if (i) prior to such termination, an Acquisition Proposal shall have been publicly proposed (other than by WFBI or WF Bank) or any person or entity other than WFBI or WF Bank has publicly announced its intention to make an Acquisition Proposal, or such Acquisition Proposal or intention has otherwise become widely known to Alliance’s shareholders and (ii) within 12 months following the date of such termination: (A) Alliance or Alliance Bank merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, any person or entity other than WFBI or WF Bank; (B) any person or entity other than WFBI or WF Bank, directly or indirectly, acquires more than 50% of the total assets of Alliance and the Alliance Subsidiaries, taken as a whole; (C) any person or entity other than WFBI or WF Bank, directly or indirectly, acquires more than 50% of the outstanding shares of Alliance Common Stock; or (D) Alliance adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding shares of Alliance Common Stock or an extraordinary dividend relating to more than 50% of such outstanding shares or 50% of the assets of Alliance and the Alliance Subsidiaries, taken as a whole (or in any of clauses (A) through (D) Alliance or any Alliance Subsidiary shall have entered into a definitive agreement providing for such action), Alliance and Alliance Bank shall, within 3 business days of occurrence of any event described in Section 8.2(d)(ii) pay to WFBI, by wire transfer of immediately available funds, the sum of $1,340,000.

(e) Alliance agrees to cause the acquiror in respect of any Acquisition Proposal to expressly assume the obligation of Alliance and Alliance Bank to make such payment to the extent such payment obligation has not been previously satisfied. Notwithstanding anything to the contrary contained herein, the obligations of Alliance and Alliance Bank to make such payments and to cause such assumption shall survive the termination of this Agreement and shall be binding upon Alliance and Alliance Bank and any successor or assign of Alliance or Alliance Bank, whether by merger, consolidation, share purchase or exchange, asset purchase, or otherwise.

(f) WFBI and Alliance acknowledge that the business and assets of Alliance and Alliance Bank, and the combination of WFBI and Alliance, are unique and that, if the parties fail to consummate the transactions contemplated by this Agreement, the parties may have no adequate remedy at law. WFBI, Alliance and Alliance Bank shall each be entitled, in addition to the rights provided by this Section 8.2 and its other remedies at law, to specific performance of this Agreement if another party shall, without cause, refuse to consummate the transactions contemplated by this Agreement.

(g) If the sums are paid to WFBI under Section 8.2(b), Section 8.2(c) or Section 8.2(d), those amounts shall be the sole remedy available to WFBI in the event of any such termination of this Agreement.

(h) WFBI, Alliance and Alliance Bank acknowledge and agree that the agreements contained in Section 6.11(b), Section 8.2(b), Section 8.2(c) and Section 8.2(d) are integral parts of the transactions contemplated by this Agreement, that without such agreements the parties would not have entered into this Agreement and that such amounts do not constitute a penalty. If Alliance and Alliance Bank (or any successor thereto) fails to pay WFBI the amounts due under such sections within the time periods specified therein, Alliance and Alliance Bank (and any successor thereto) shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by WFBI in connection with any action in which it prevails, including the filing of any lawsuit taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the maximum interest rate payable on judgments pursuant to applicable Virginia law, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

8.3 Amendment. This Agreement may be amended by the parties hereto, by action taken by or on behalf of their respective Boards of Directors, at any time before or after approval of the Merger by the shareholders of Alliance; provided, however, that after such approvals no such amendment shall reduce the value of or change the form of the consideration to be delivered to each of Alliance’s shareholders as contemplated by the Agreement, unless such amendment is subject to the obtaining of the approval of the amendment by the shareholders of Alliance and such approval is obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement.

8.4 Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

ARTICLE IX.

GENERAL PROVISIONS

9.1 Investigation; Survival of Agreements. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. Except for those covenants and agreements expressly to be carried out after the Effective Time, the agreements, representations, warranties and covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Effective Time.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly received (i) on the date given if delivered prior to 5:00 PM on a business day, personally or by confirmed telecopier or email, in each case with a hard copy sent by registered or certified first class mail, personally or by commercial overnight delivery service; (ii) on the date received if sent by commercial overnight delivery service; (iii) on the fifth calendar day after depositing in the mail, if mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to WFBI:

Shaza L. Andersen, Chief Executive Officer

11921 Freedom Drive

Suite 250

Reston, Virginia 20190

Fax: (703) 707-8307

E-mail: sandersen@wfbi.com

Copies to:

Richard Horn, General Counsel

11921 Freedom Drive

Suite 250

Reston, Virginia 20190

Fax: (703) 707-8307

E-mail: rhorn@wfbi.com

John R. Brantley

Bracewell & Giuliani LLP

711 Louisiana, Suite 2300

Houston, Texas 77002

Fax: (713) 221-2112

E-Mail: john.brantley@bgllp.com

(b)	if to Alliance or Alliance Bank:

William E. Doyle, Jr., President & Chief Executive Officer

Alliance Bankshares Corporation

14200 Meadow Park Drive

Suite 200 South

Chantilly, Virginia 20151

Fax: (703) 961-6851

E-mail: wdoyle@alliancebankva.com

Copy to:

Jacob A. Lutz III

Troutman Sanders LLP

Troutman Sanders Building

1001 Haxall Point

Richmond, Virginia 23219

Fax (804) 698-6014

E-mail: jake.lutz@troutmansanders.com

9.3 Material Adverse Effect. As used herein, the term “material adverse effect,” “material adverse change,” or words of similar import shall mean any effect that (i) is material and adverse to the consolidated financial condition, assets, deposits, stockholders’ equity, results of operations, earnings, business, prospects or cash flows of any party, taken as a whole, or (ii) prevents any person from performing any of its obligations under this Agreement or any other agreement contemplated hereby or consummating the Merger; provided, that the term “material adverse effect,” “material adverse change” or words of similar import shall include a decline, measured as of the end of the month immediately preceding the month in which the Effective Time occurs, of greater than twenty percent (20%) in Alliance’s shareholders’ equity from the amount of shareholders’ equity as of December 31, 2011 reported in the Alliance Consolidated Financial Statements, excluding from such calculation (w) any change (positive or negative) attributable to changes in the deferred tax asset account or related valuation allowance, the FHLB advance account, the accumulated other comprehensive income account, (x) effects (positive or negative) from changes, after the date hereof, in generally accepted accounting principles or regulatory principles generally applicable to banks but only to the extent the effect on Alliance and Alliance Bank, taken as a whole, is not materially worse than the effect on similarly situated banks and their holding companies, (y) expenses (such as customary legal, accounting and investment advisor fees) incurred in connection with this Agreement and/or (z) effects (positive or negative) from actions and omissions of Alliance and Alliance Bank taken at the request of, or with the prior written consent of, WFBI in contemplation of the transactions contemplated hereby; and provided further, that the term “material adverse change” or “material adverse effect” or words of similar import, shall not include the impact of: (i) changes, after the date hereof, in laws of general applicability or interpretations thereof by courts or governmental authorities but only to the extent the effect on such person and its subsidiaries, taken as a whole, is not materially worse than the effect on similarly situated banks and their holding companies; (ii) changes, after the date hereof, in generally accepted accounting principles or regulatory principles generally applicable to banks but only to the extent the effect on such person and its subsidiaries, taken as a whole, is not materially worse than the effect on similarly situated banks and their holding companies; (iii) changes, after the date hereof, resulting from expenses (such as customary legal, accounting and investment advisor fees) incurred in connection with this Agreement; (iv) changes, after the date hereof, resulting from, acts of terrorism or war, but only to the extent the effect on such person and its subsidiaries, taken as a whole, is not materially worse than the effect on similarly situated banks and their holding companies; (v) changes, after the date hereof, resulting from payments of any amounts due, or the provision of any benefits to, any officer or employee under employment, change in control or severance agreements in effect as of the date hereof and disclosed in Section 6.9 of the Alliance Disclosure Schedule; or (vi) actions and omissions of WFBI or Alliance and Alliance Bank taken at the request of, or with the prior written consent, of the other party hereto in contemplation of the transactions contemplated hereby.

9.4 Certain Definitions. (a) The term “affiliate” means, with respect to any specified person, a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified, unless a different definition has been included in this Agreement for purposes of a particular provision hereof. For purposes of this definition, “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting equity interest, by contract or otherwise.

(b) The term “knowledge” or “belief,” when used with respect to Alliance, Alliance Bank or any Alliance Subsidiary, means the conscious knowledge or belief, after due inquiry, of any one of William E. Doyle, Jr., Jean S. Houpert, and George F. Cave. The term “knowledge” or “belief,” when used with respect to WFBI or WF Bank, means the conscious knowledge or belief, after due inquiry, any one of Shaza L. Andersen, Matthew R. Johnson, and George Connors IV.

9.5 Severability. Except to the extent that application of this Section 9.5 hereof would have a material adverse effect on WFBI or Alliance and their respective Subsidiaries taken as a whole, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

9.6 Headings. The headings of the Articles and Sections of this Agreement are for convenience of reference only and shall not be deemed to be a part of this Agreement. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

9.7 Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys’ fees in addition to any other remedy.

9.8 Schedules and Exhibits. All schedules and exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement. The parties acknowledge and agree that the inclusion of an item in a Disclosure Schedule as an exception to a representation shall not be deemed an admission by a party that such item was required to be disclosed therein.

9.9 Miscellaneous. This Agreement (including schedules, exhibits, documents and instruments referred to herein)

(a) together with all disclosure letters, schedules, exhibits, documents and instruments attached hereto or required to be delivered herewith, or at or prior to Closing, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof;

(b) is not intended to confer upon any person not a party hereto any rights or remedies hereunder;

(c) shall not be assigned by operation of law or otherwise;

(d) shall be governed in all respects by the laws of the Commonwealth of Virginia without regard to the choice of laws provisions thereof; and

(e) may be executed in two or more counterparts which together shall constitute a single agreement.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be affixed hereto, all as of the date first written above.

ATTEST:	WASHINGTON FIRST BANKSHARES, INC.

/s/ Richard D. Horn	By:	/s/ Shaza L. Andersen
Name: Richard D. Horn		Name: Shaza L. Andersen
Title: Secretary		Title: Chief Executive Officer

ATTEST:	ALLIANCE BANKSHARES CORPORATION

/s/ Jean S. Houpert	By:	/s/ William E. Doyle, Jr.
Name: Jean S. Houpert		Name: William E. Doyle, Jr.
Title: Assistant Corporate Secretary		Title: President & Chief Executive Officer

ATTEST:	ALLIANCE BANK CORPORATION

/s/ Jean S. Houpert	By:	/s/ William E. Doyle, Jr.
Name: Jean S. Houpert		Name: William E. Doyle, Jr.
Title: Assistant Corporate Secretary		Title: President & Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

Exhibit A

Form of Plan of Merger

PLAN OF MERGER

merging

ALLIANCE BANKSHARES CORPORATION,

a Virginia bank holding company

with and into

WASHINGTONFIRST BANKSHARES, INC.,

a Virginia bank holding company

1. Merger. Alliance Bankshares Corporation (“Alliance”), a Virginia bank holding company incorporated pursuant to the Virginia Stock Corporation Act (the “VSCA”), shall upon the Effective Time (as defined in Section 2.a) be merged (the “Merger”) with and into WashingtonFirst Bankshares, Inc. (“WFBI”), a Virginia bank holding company incorporated pursuant to the VSCA, in accordance with the applicable provisions of the VSCA. As a result of the Merger, the separate corporate existence of Alliance shall cease and WFBI shall continue as the surviving corporation (the “Surviving Corporation”) following the Merger. The corporate existence of WFBI, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected and unimpaired by the Merger.

2. Effective Time; Effects of the Merger.

a. The Merger shall become effective at the latest of (i) the issuance by the Virginia State Corporation Commission (the “SCC”) of a certificate of merger relating to the Merger; and (ii) the time set forth in articles of merger relating to the Merger filed with the SCC; such time referred to herein as the “Effective Time.”

b. At the Effective Time, the Merger shall have the effects set forth in Section 13.1-721 of the VSCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time the separate corporate existence of Alliance shall cease and all of the properties, rights, powers, privileges, franchises, patents, trademarks, licenses, registrations, and other assets of every kind and description of Alliance shall be vested in, and all debts, liabilities and obligations of Alliance shall be the obligation of, WFBI as the Surviving Corporation, all without further act or deed, in accordance with the applicable provisions of the VSCA.

3. Articles of Incorporation. The Articles of Incorporation of WFBI in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed as provided therein or by applicable law.

4. Bylaws. The Bylaws of WFBI in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed as provided therein or by applicable law.

5. Board of Directors; Officers. From and after the Effective Time, the directors of WFBI immediately prior to the Effective Time and the Alliance Nominees (as defined in Section 10) shall be the directors of the Surviving Corporation until their successors are duly appointed or elected. From and after the Effective Time, the officers of WFBI immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their successors are duly appointed or elected.

6. Manner and Basis of Converting Securities. At the Effective Time, by virtue of the Merger and without any action on the part of WFBI, Alliance, or any holder of any shares of capital stock of Alliance or WFBI:

a. Alliance Common Stock. Each share of common stock, $4.00 par value per share, of Alliance (“Alliance Common Stock”) (other than Excluded Shares (as defined in Section 6.e)) issued and outstanding immediately prior to the Effective Time shall be converted into and become the right to receive the following consideration:

i. each share of Alliance Common Stock with respect to which an election to receive cash (a “Cash Election”) has been properly made and not lost pursuant to Section 7.b.ii (each a “Cash Electing Alliance Share”) shall (subject to Section 7.g) be converted into the right to receive $5.30 in cash without interest, subject to adjustment pursuant to Section 6.b (such per share amount is hereinafter referred to as the “Cash Consideration”);

ii. each share of Alliance Common Stock with respect to which an election to receive stock consideration (a “Stock Election”) has been properly made and not lost pursuant to Section 7.b.ii shall (subject to Section 6.c) be converted into the right to receive 0.4435, subject to adjustment pursuant to Section 6.b (the “Conversion Ratio”) validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of WFBI (the “WFBI Common Stock”), subject to adjustment in accordance with Section 6.c (such per share amount, together with any cash in lieu of fractional shares of WFBI Common Stock to be paid pursuant to Section 6.c is hereinafter referred to as the “Stock Consideration”); and

iii. each share of Alliance Common Stock that is not (x) an Excluded Share or (y) a share of Alliance Common Stock with respect to which a Cash Election or a Stock Election has been properly made and not lost pursuant to Section 7.b.ii (each, a “Non-Electing Alliance Share”) shall be converted into the right to receive Stock Consideration.

Effective as of the Effective Time, each share of Alliance Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of certificates which immediately prior to the Effective Time evidenced shares of Alliance Common Stock (each a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon surrender of such Certificate in accordance with Section 7. For purposes of this Plan of Merger, the term “Merger Consideration” with respect to a given share of Alliance Common Stock shall mean either the

Cash Consideration (with respect to a share of Alliance Common Stock representing the right to receive the Cash Consideration) or the Stock Consideration (with respect to a share of Alliance Common Stock representing the right to receive the Stock Consideration).

b. Adjustment to Merger Consideration. i. In the event that the amount of Alliance’s shareholders’ equity at the month-end prior to the Effective Time has declined by more than ten percent (10%) from the amount of Alliance’s shareholders’ equity reported in the audited consolidated financial statements of Alliance as of December 31, 2011 (the “Base Amount”), the Merger Consideration shall be adjusted as follows:

x. The Cash Consideration shall be reduced by the per share amount of the decline in Alliance’s shareholders’ equity that exceeds ten percent (10%) of the Base Amount, provided, however that in no event shall the Cash Consideration be reduced by more than a per share amount of ten percent (10%) of the Base Amount; and

y. The Stock Consideration shall be reduced by adjusting the Conversion Ratio to equal the per share amount of the Cash Consideration, as adjusted pursuant to Section 6.b.i.x, divided by $11.95.

ii. When calculating the percentage decline in Alliance’s shareholders’ equity pursuant to this Section 6.b, the following items shall be excluded from such calculation: (i) any change (positive or negative) attributable to changes in the deferred tax asset account or related valuation allowance, the FHLB advance account, the accumulated other comprehensive income account, (ii) effects (positive or negative) from changes, after the date hereof, in generally accepted accounting principles or regulatory principles generally applicable to banks but only to the extent the effect on Alliance and Alliance Bank Corporation (“Alliance Bank”), taken as a whole, is not materially worse than the effect on similarly situated banks and their holding companies, (iii) expenses (such as customary legal, accounting and investment advisor fees) incurred in connection with the Agreement and Plan of Reorganization, by and among WFBI, Alliance and Alliance Bank, dated as of May 3, 2012 (the “Merger Agreement”) and/or (iv) effects (positive or negative) from actions and omissions of Alliance and Alliance Bank taken at the request of, or with the prior written consent of, WFBI in contemplation of the transactions contemplated by the Merger Agreement.

c. No Fractional Shares. No fractional shares of WFBI Common Stock shall be issued in respect of shares of Alliance Common Stock that are to be converted in the Merger into the right to receive shares of WFBI Common Stock. Each holder of a Certificate (other than holders of Certificates representing Excluded Shares) shall be entitled to receive in lieu of any fractional share of WFBI Common Stock to which such holder would otherwise have been entitled pursuant to Sections 6.a and 7 an amount in cash (without interest), rounded to the nearest whole cent (with one-half cent being rounded upwards), equal to the product obtained by multiplying (i) the fractional share of WFBI Common Stock to which such holder would otherwise be entitled (after taking into account all shares of Alliance Common Stock held by such holder immediately prior to the Effective Time and the provisions of Section 7 below) by (ii) $11.95.

d. Adjustment for Dividends on WFBI Common Stock. If, on or after the date of the Merger Agreement and prior to the Effective Time, WFBI splits, combines into a smaller number of shares, or issues by reclassification any shares of WFBI Common Stock, then the Stock Consideration and any dependent items shall be appropriately adjusted to provide to the holders of Alliance Common Stock the same economic effect as contemplated by the Merger Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Stock Consideration or other dependent item, as applicable, subject to further adjustment in accordance with this sentence.

e. Alliance Common Stock Held by Subsidiaries. All shares of Alliance Common Stock owned directly or indirectly by WFBI or any of WFBI’s or Alliance’s respective wholly owned subsidiaries (other than shares in trust accounts, managed accounts and the like or shares held in satisfaction of a debt previously contracted) shall be cancelled and retired and shall not represent capital stock of the Surviving Corporation and shall not be exchanged for the Merger Consideration; such cancelled and retired shares are referred to herein as the “Excluded Shares”.

f. Alliance Stock Options. At the Effective Time, each option (the “Alliance Options”), whether or not vested or exercisable, issued and outstanding immediately prior to the Effective Time under the Alliance 1999 Stock Option Plan, as amended and restated (the “Alliance 1999 Plan”), and the Alliance 2007 Incentive Stock Plan (the “Alliance 2007 Plan” and together with the Alliance 1999 Plan, the “Alliance Stock Plans”) will by virtue of the Merger and without any action on the part of any holder of an Alliance Option be cancelled as of the Effective Time solely in exchange for the right to receive as soon as reasonably practicable following the Effective Time an amount in cash (less any applicable withholding taxes) equal to the product of (i) the number of shares of Alliance Common Stock subject to such Alliance Option immediately prior to the Effective Time and (ii) the difference, if positive, between (A) the Cash Consideration and (B) the exercise price per share of Alliance Common Stock subject to such Alliance Option. Prior to the Effective Time, Alliance shall take any and all actions under the Alliance Stock Plans necessary to effectuate this Section 6.f.

7. Alliance Common Stock Exchange Procedures.

a. Exchange Agent; Merger Consideration. WFBI shall appoint its transfer agent, Broadridge Corporate Issuer Solutions, Inc., or, with the written consent of Alliance, which shall not be unreasonably withheld, another agent independent of and unaffiliated with WFBI or Alliance (the “Exchange Agent”), for the purpose of exchanging Certificates for the Merger Consideration. At or prior to the Effective Time, WFBI shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Alliance Common Stock and for exchange in accordance with this Plan of Merger, or shall duly authorize and direct issuance by the Exchange Agent in accordance with this Section 7 of, (i) certificates representing the shares of WFBI Common Stock that constitute the Stock Consideration and (ii) an amount of cash necessary to pay the Cash Consideration.

b. Form of Election. i. WFBI shall prepare and file as an exhibit to the registration statement on Form S-4 to be filed with the Securities and Exchange Commission in connection with the Merger a form of election, and other appropriate and customary transmittal materials, in such form and containing such provisions as WFBI and Alliance shall mutually agree (collectively, the “Form of Election”). The Form of Election shall permit each person who, at or prior to the Election Deadline (as defined below), is a record holder (or, in the case of nominee record holders, the beneficial owner, through proper instructions and documentation) of any share of Alliance Common Stock (other than Excluded Shares) to specify whether such holder’s shares of Alliance Common Stock shall be converted into the right to receive the Stock Consideration or the Cash Consideration. The Form of Election shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the completed Form of Election and any Certificates to the Exchange Agent. Alliance shall mail the Form of Election to all persons who are record holders of shares of Alliance Common Stock as of the record date for the Alliance shareholder meeting called in connection with the Merger (the “Alliance Shareholder Meeting”) and shall use commercially reasonable efforts to make the Form of Election available to all persons who become holders of shares of Alliance Common Stock during the period between the record date for the Alliance Shareholder Meeting and the Election Deadline. As used in this Plan of Merger, “Election Deadline” means 5:00 p.m., Eastern time, on the date that is two (2) business days immediately preceding the Closing Date (as defined in Section 10) (or on such other date as the parties mutually agree).

ii. Any such election shall have been properly made only if the Exchange Agent shall have received at its designated office, by the Election Deadline, a Form of Election properly completed and signed and accompanied by Certificates representing the shares of Alliance Common Stock to which such Form of Election relates (or by an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended); provided, that such Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery). Any share of Alliance Common Stock (other than Excluded Shares) with respect to which a proper Cash Election or Stock Election has not been made as aforesaid shall be deemed to be a Non-Electing Alliance Share. All Cash Elections and Stock Elections shall be unconditional and irrevocable. After a Cash Election or a Stock Election is properly made with respect to any share of Alliance Common Stock, no further registration of transfer of such share shall be made on the stock transfer books of Alliance.

iii. WFBI and Alliance shall publicly announce the anticipated date of the Election Deadline at least five (5) business days prior to the anticipated Closing Date. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and WFBI and Alliance shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

iv. The good faith determination of the Exchange Agent (or the joint determination of WFBI and Alliance, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not Cash Elections and Stock Elections shall have been properly made pursuant to this Section 7 and as to when Cash Elections and Stock Elections were received by the Exchange Agent. The Exchange Agent shall have reasonable discretion to disregard immaterial defects in the Forms of Election. The Exchange Agent (or WFBI and Alliance jointly, in the event that the Exchange Agent declines to make the following computations) shall also make all computations as to the proration contemplated by Section 7.g, and absent manifest error such computations shall be conclusive and binding on WFBI, Alliance and all holders of Alliance Common Stock. The Exchange Agent may, with the written agreement of WFBI, make any rules that are consistent with this Section 7 for the implementation of the Cash Elections and Stock Elections provided for in this Plan of Merger and necessary or desirable to effect the Cash Elections and Stock Elections.

c. Surrender of Certificates for Alliance Common Stock. All Certificates must be surrendered to the Exchange Agent within twelve (12) months of the Effective Time. In the event that any former shareholder of Alliance shall not have properly surrendered his or her Certificates within such period, the shares of WFBI Common Stock that would otherwise have been issued to such shareholder may, at the option of WFBI, be sold and the net proceeds of such sale, together with any cash in respect of fractional shares and any previously accrued dividends, shall be held by WFBI for such shareholder’s benefit in a non-interest bearing deposit account at WF Bank or another depository institution, the deposits of which are insured by the Federal Deposit Insurance Corporation, chosen by WFBI in its discretion, and the sole right of such shareholder shall be the right to receive any certificates for WFBI Common Stock which have not been so sold, and to collect cash in such account, without interest. Subject to all applicable laws of escheat, such amounts shall be paid to such former shareholder of Alliance, without interest, upon proper surrender of his or her Certificates.

d. Rounding of Cash in Lieu of Fractional Shares. All dollar amounts payable to any shareholder as a result of the payment of cash in lieu of fractional shares pursuant to Section 6.c will be rounded to the nearest whole cent (with one-half cent being rounded upward), based on the aggregate amount payable for all shares registered in such shareholder’s name.

e. Automatic Conversion of Certificates. Following the Effective Time, Certificates which formerly represented shares of Alliance Common Stock which are to be converted into the Stock Consideration shall be deemed for all purposes to represent the number of whole shares of WFBI Common Stock into which they have been converted, except that until exchanged in accordance with the provisions of this Section 7, the holders of such shares shall not be entitled to receive dividends or other distributions or payments in respect of WFBI Common Stock.

f. Lost Certificates; Failure to Surrender Certificates. If any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by WFBI, the posting by such person of a bond, in such reasonable amount as WFBI may direct, as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Alliance Common Stock represented by such Certificate.

g. Proration. i. With respect to all shares of Alliance Common Stock (other than the Excluded Shares) issued and outstanding immediately prior to the Effective Time: (x) the number of shares of Alliance Common Stock that shall be converted into the right to receive an amount per share equal to the Cash Consideration shall be limited to twenty percent (20%) of the shares of Alliance Common Stock (the “Cash Conversion Number”); and (y) the remainder of the shares of Alliance Common Stock shall be converted into the right to receive the Stock Consideration per share.

ii. If the aggregate number of Cash Electing Alliance Shares (such number of shares, the “Cash Election Number”) equals or exceeds the Cash Conversion Number, then the number of Cash Electing Alliance Shares of each shareholder of Alliance that shall be converted into the right to receive an amount per share equal to the Cash Consideration shall be equal to the product obtained by multiplying (x) the number of Cash Electing Alliance Shares of such shareholder by (y) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number, and the remaining number of such holder’s Cash Electing Alliance Shares shall be converted into the right to receive the Stock Consideration per share. In no event shall WFBI pay Cash Consideration in an amount that would jeopardize the ability of the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.

8. Amendment. Subject to the terms of the Merger Agreement, this Plan of Merger may be amended by the Boards of Directors of WFBI and Alliance at any time prior to the Effective Time; provided, however, that any amendment made subsequent to the approval of this Plan of Merger by the shareholders of Alliance shall not:

a. alter or change the amount or kind of shares or other securities, eligible interests, obligations, rights to acquire shares, other securities or eligible interests, cash or other property or rights to be received under this Plan of Merger by the shareholders;

b. alter or change any of the other terms or conditions of this Plan of Merger if the change would adversely affect such shareholders in any material respect; or

c. alter or change any term of the Articles of Incorporation of Alliance or WFBI.

9. Abandonment. At any time prior to the Effective Time, the Merger may be abandoned, subject to the terms of the Merger Agreement, without further shareholder action in the manner determined by the Boards of Directors of WFBI and Alliance. Written notice of such abandonment shall be filed with the SCC prior to the Effective Time.

10.	Defined Terms. As used in this Plan of Merger, the following terms shall have the meaning set forth below:

a. “Alliance Nominees” means three (3) current members of the Board of Directors of Alliance that WFBI shall appoint, at the Effective Time, as members of the Board of Directors of WFBI, to serve as directors of WFBI until their successors are duly elected and qualified.

b. “Code” means the Internal Revenue Code of 1986, as amended;

c. “Closing Date” means the date at which the closing of the Merger occurs; and

*            *             *            *

Exhibit B

Form of Bank Merger Agreement

AGREEMENT AND PLAN OF MERGER

OF

ALLIANCE BANK CORPORATION

with and into

WASHINGTONFIRST BANK

THIS AGREEMENT AND PLAN OF MERGER by and between Alliance Bank Corporation (“Alliance Bank”) and WashingtonFirst Bank (“WF Bank”) is dated as of May 3, 2012 (the “Bank Merger Agreement”).

WHEREAS, Alliance Bank is a Virginia chartered commercial bank organized and existing under the Code of Virginia (the “Virginia Code”) with its principal office at 14200 Meadow Park Drive, Suite 200 South, Chantilly, Virginia 20151, with an authorized capitalization of 5,000,000 shares of common stock, $4.00 par value per share (“Alliance Bank Capital Stock”), of which 3,241,491 shares of Alliance Bank Capital Stock are outstanding; and

WHEREAS, WF Bank is a Virginia chartered commercial bank organized and existing under the Virginia Code with its principal office at 11636 Plaza America Drive, Reston, Virginia 20190, with an authorized capitalization of 10,000,000 shares of common stock, par value $5.00 per share (“WF Bank Capital Stock”), of which 2,412,138 shares are outstanding, and 1,000,000 shares of preferred stock, par value $5.00 per share, none of which is outstanding; and

WHEREAS, Alliance Bank is a wholly owned subsidiary of Alliance Bankshares Corporation, a Virginia corporation and registered bank holding company having its headquarters at 14200 Meadow Park Drive, Suite 200 South, Chantilly, Virginia 20151 (“Alliance”); and

WHEREAS, WF Bank is a wholly owned subsidiary of WashingtonFirst Bankshares, Inc., a Virginia corporation and registered bank holding company having its headquarters at 11921 Freedom Drive, Suite 250, Reston, Virginia 20190 (“WFBI”); and

WHEREAS, concurrently herewith, WFBI, Alliance and Alliance Bank are entering into an Agreement and Plan of Reorganization dated as of May 3, 2012 (as such agreement may hereafter be amended or supplemented from time to time, the “Reorganization Agreement”) pursuant to which WFBI has agreed to acquire Alliance by means of the merger of Alliance with and into WFBI with WFBI surviving such merger (the “Merger”); and

WHEREAS, it is contemplated pursuant to the Reorganization Agreement that, immediately after the Merger, Alliance Bank will be merged with and into WF Bank, with WF Bank surviving the merger (the “Bank Merger”); and

WHEREAS, each of the Boards of Directors of Alliance Bank and WF Bank has determined that the Bank Merger would be in the best interests of its respective bank, has approved the Bank Merger and has authorized its respective bank to enter into this Bank Merger Agreement; and

WHEREAS, the parties hereto intend that the Bank Merger shall qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties do hereby agree as follows:

ARTICLE I

At the Effective Time (as defined in Section 4.1), subject to the terms and conditions of this Bank Merger Agreement, Alliance Bank shall be merged with and into WF Bank, and WF Bank shall be the surviving institution resulting from the Bank Merger (the “Merged Bank”), pursuant to Section 6.2-822 of the Virginia Code. The Bank Merger shall have the effect provided in Section 6.2-822.C of the Virginia Code.

ARTICLE II

The name of the Merged Bank in the Bank Merger shall be “WashingtonFirst Bank.”

ARTICLE III

The business of the Merged Bank shall be that of a Virginia chartered commercial bank. The business shall be conducted by the Merged Bank at its principal office, which shall be located at the principal office of WF Bank at 11636 Plaza America Drive, Reston, Virginia 20190; at all duly authorized and operating branches of WF Bank and Alliance Bank as of the Effective Time (as hereinafter defined), together with the principal office of Alliance Bank, which shall be operated as a branch of the Merged Bank; and at all other offices and facilities of WF Bank and Alliance Bank established as of the Effective Time. All of such branches, offices and facilities are listed on Schedule I which is attached hereto and made a part hereof.

ARTICLE IV

Section 4.1 At the time the Bank Merger becomes effective (the “Effective Time”), the separate existence of Alliance Bank shall cease and the corporate existence of WF Bank, as the Merged Bank, shall continue unaffected and unimpaired by the Bank Merger; and the Merged Bank shall be deemed to be the same business and corporate entity as each of Alliance Bank and WF Bank. At the Effective Time, by virtue of the Bank Merger and without any further act, deed, conveyance or other transfer, all of the property, rights, powers and franchises of Alliance Bank and WF Bank shall vest in WF Bank as the Merged Bank, and the Merged Bank shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of Alliance Bank and WF Bank, and to have succeeded to all of the relationships, fiduciary or otherwise, of Alliance Bank and WF Bank as fully and to the same extent as if such property, rights, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Merged Bank; provided, however, that the Merged Bank shall not, through the Bank Merger, acquire power to engage in any business or to exercise any right, privilege or franchise which is not conferred on the Merged Bank by the Virginia Code or applicable regulations.

Section 4.2 The Merged Bank, upon the consummation of the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as agent, trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, conservator, assignee, receiver and committee of estates of incompetents, bailee or depository of personal property, and in every other fiduciary and/or custodial capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by each of Alliance Bank and WF Bank immediately prior to the Effective Time.

ARTICLE V

Section 5.1 At the Effective Time, (i) all of the shares of Alliance Bank Capital Stock validly issued and outstanding immediately prior to the Effective Time shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled and retired, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor, and (ii) the shares of WF Bank Capital Stock issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, continue to be issued and outstanding.

Section 5.2 At and after the Effective Time, certificates evidencing shares of Alliance Bank Capital Stock shall thereafter not evidence any interest in Alliance Bank or the Merged Bank.

Section 5.3 The stock transfer book of Alliance Bank shall be closed as of the Effective Time and, thereafter, no transfer of any shares of Alliance Bank Capital Stock shall be recorded therein.

ARTICLE VI

Section 6.1 Upon the Effective Time, the Board of Directors of the Merged Bank shall be comprised of those persons serving as directors of WF Bank immediately prior to the Effective Time, together with the Alliance Nominees (as defined in the Reorganization Agreement). Each such Director shall hold office until the next annual meeting of the shareholder of the Merged Bank at which Directors are elected, unless sooner removed, resigned, disqualified or deceased, and until his or her successor has been elected and qualified. WF Bank shall take such actions as shall be required to effect the election or appointment of the Alliance Nominees as members of the Board of Directors of the Merged Bank, as of the Effective Time. The Alliance Nominees shall provide such information with respect to their qualifications as WF Bank shall reasonably request and shall comply with any policies and conditions regarding board service applicable to all WF Bank directors. This Section 6.1 does not establish a contractual right to continued service on the WF Bank board of directors by the Alliance Nominees. The inclusion of the Alliance Nominees on slates of nominees put forward by the WF Bank board of directors from and after their appointment pursuant to this Section 6.1 shall be determined in the same manner as all other nominees and incumbent directors.

Section 6.2 The officers of WF Bank serving immediately prior to the Effective Time shall serve as the officers of the Merged Bank, as the successor institution, until their successors are duly appointed by the Board of Directors of the Merged Bank.

ARTICLE VII

From and after the Effective Time, (i) the Articles of Incorporation of the Merged Bank shall be the Articles of Incorporation of WF Bank in effect immediately prior to the Effective Time and shall thereafter continue in full force and effect until further altered, amended or repealed in accordance with law, and (ii) the Bylaws of the Merged Bank shall be the Bylaws of WF Bank in effect immediately prior to the Effective Time and shall thereafter continue in full force and effect until further altered, amended or repealed in accordance with law.

ARTICLE VIII

This Bank Merger Agreement may be amended by a subsequent writing signed by all of the parties hereto, except that no provision in Article IX may be amended or waived at any time pursuant to its terms. This Bank Merger Agreement may be terminated by mutual consent of Alliance Bank and WF Bank at any time prior to the Effective Time. In addition, this Bank Merger Agreement will terminate, and be of no further force or effect, upon the termination of the Reorganization Agreement without any action by either party hereto.

ARTICLE IX

Section 9.1 This Bank Merger Agreement and the Bank Merger shall be adopted and approved by the written consent of the sole holder of all of the outstanding shares of Alliance Bank Capital Stock and by the written consent of the sole holder of all of the outstanding shares of WF Bank Capital Stock.

Section 9.2 The Effective Time shall be the later of (i) the time and date designated by WF Bank to the Virginia Bureau of Financial Institutions as the time and date on which the Bank Merger shall be effective and (ii) the time and date on which the Virginia Bureau of Financial Institutions orders the Bank Merger to be effective; provided, however, that in no event shall the Effective Time be earlier than, or at the same time as, the effective time of the Merger.

Section 9.3 Notwithstanding any provision of this Bank Merger Agreement to the contrary, it shall be a condition to the consummation of the Bank Merger and the parties’ obligations to consummate the Bank Merger that, (i) immediately prior to the Effective Time, the Merger shall have been consummated and WFBI shall be the sole holder of all of the issued and outstanding shares of Alliance Bank Capital Stock and all of the issued and outstanding shares of WF Bank Capital Stock, either directly or indirectly, and (ii) all required regulatory approvals shall have been obtained and any waiting periods shall have expired.

Section 9.4 Each of the parties hereto agrees to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Bank Merger Agreement, subject to and in accordance with the applicable provisions of the Reorganization Agreement.

ARTICLE X

Any notice or other communication required or permitted under this Bank Merger Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

if to Alliance Bank:

William E. Doyle, Jr., President & Chief Executive Officer

Alliance Bankshares Corporation

14200 Meadow Park Drive

Suite 200 South Chantilly, Virginia 20151

Fax: (703) 961-6851

E-mail: wdoyle@alliancebankva.com

Copy to:

Jacob A. Lutz, III

Troutman Sanders LLP

Troutman Sanders Building

1001 Haxall Point

Richmond, Virginia 23219

Fax (804) 698-6014

E-mail: jake.lutz@troutmansanders.com

if to WF Bank:

Shaza L. Andersen, Chief Executive Officer

11921 Freedom Drive

Suite 250

Reston, Virginia 20190

Fax: (703) 707-8307

E-mail: sandersen@wfbi.com

Copies to:

Richard Horn, General Counsel

11921 Freedom Drive

Suite 250

Reston, Virginia 20190

Fax: (703) 707-8307

E-mail: rhorn@wfbi.com

John R. Brantley

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

Fax: (713) 221-2112

E-Mail: john.brantley@bgllp.com

or to such other address as such party may designate by notice to the others and shall be deemed to have been given upon receipt.

ARTICLE XI

From time to time as and when reasonably requested by the Merged Bank and to the extent permitted by law and at the expense of the Merged Bank, the officers and directors of Alliance Bank and WF Bank last in office shall execute and deliver such assignments, deeds and other instruments and shall take or cause to be taken such further or other action as shall be necessary in order to vest or perfect in or to confirm of record or otherwise to the Merged Bank title to, and possession of, all of the property, rights, power and franchises of Alliance Bank and WF Bank, including, without limitation, all rights and interests of Alliance Bank and WF Bank in any fiduciary and/or custodial capacity, and otherwise to carry out the purposes of this Bank Merger Agreement, and the proper officers and directors of the Merged Bank, as the receiving and surviving entity, are fully authorized to take any and all such action in the name of Alliance Bank and WF Bank or otherwise.

ARTICLE XII

This Bank Merger Agreement is binding upon and is for the benefit of Alliance Bank and WF Bank and their respective successors and permitted assigns; provided, however, that neither this Bank Merger Agreement nor any rights or obligations hereunder may be assigned by any party hereto to any other person without the prior consent in writing of each other party hereto. This Bank Merger Agreement is not made for the benefit of any person, firm, corporation or association not a party hereto and no other person, firm, corporation or association shall acquire or have any right under or by virtue of this Bank Merger Agreement.

ARTICLE XIII

This Bank Merger Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, except to the extent federal law may be applicable.

ARTICLE XIV

This Bank Merger Agreement shall constitute a plan of reorganization for the Bank Merger within the meaning of Section 368 of the Code.

ARTICLE XV

This Bank Merger Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Alliance Bank and WF Bank have each caused this Agreement and Plan of Merger to be executed as of the date first above written.

ATTEST:	ALLIANCE BANK CORPORATION

By:	By:
Name:	Name: William E. Doyle, Jr.
Title:	Title: President & Chief Executive Officer

ATTEST:	WASHINGTONFIRST BANK

By:	By:
Name:	Name: Shaza L. Andersen
Title:	Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

SCHEDULE I

Branches, Facilities and Offices of

WashingtonFirst Bank and

Alliance Bank Corporation

Main Office of WashingtonFirst Bank

11636 Plaza America Drive

Reston, Virginia 20190

Branch Offices of WashingtonFirst Bank

10777 Main Street

Fairfax, Virginia 22030

9851 Georgetown Pike

Great Falls, Virginia 22066

46901 Cedar Lakes Plaza

Sterling, Virginia 20164

1025 Connecticut Avenue, NW

Washington, DC 20036

1146 19th Street, NW

Washington, DC 20036

1500 K Street, NW

Washington, DC 20005

7708 Woodmont Avenue

Bethesda, Maryland 20814

6329 Greenbelt Road

College Park, Maryland 20740

6089 Oxon Hill Road

Oxon Hill, Maryland 20745

Main Office of Alliance Bank Corporation

14200 Meadow Park Drive

Suite 200 South

Chantilly, Virginia 20151

Branch Offices of Alliance Bank Corporation

11730 Plaza America Dr.

Reston, Virginia 20190

8221 Old Courthouse Rd., Suite 100

Vienna, Virginia 22182

4501 N. Fairfax Dr. Lobby Level

Arlington, Virginia 22203

9113 Manassas Dr.

Manassas Park, Virginia 20111

7023 Little River Tpke.

Annandale, Virginia 22003

12735 Shoppes Lane

Fairfax, Virginia 22033

Exhibit C

Form of Articles of Merger

ARTICLES OF MERGER

merging

ALLIANCE BANKSHARES CORPORATION

(a Virginia corporation)

into

WASHINGTONFIRST BANKSHARES, INC.

(a Virginia corporation)

Pursuant to Section 13.1-720 of the Virginia Stock Corporation Act

Pursuant to the provisions of Section 13.1-720 of the Virginia Stock Corporation Act (the “VSCA”), WashingtonFirst Bankshares, Inc., a Virginia corporation (“WFBI”), and Alliance Bankshares Corporation, a Virginia corporation (“Alliance” and, together with WFBI, the “Constituent Corporations”), hereby adopt the following Articles of Merger:

FIRST: The Plan of Merger (the “Plan”), pursuant to which Alliance will merge with and into WFBI, with WFBI as the surviving corporation (the “Merger”), is attached hereto as Exhibit A and made a part hereof.

SECOND: The articles of incorporation of WFBI, as amended, existing prior to the Merger shall be the articles of incorporation of the surviving corporation after the Merger without further amendment thereto.

THIRD: On May 3, 2012, in accordance with the VSCA, the board of directors of Alliance approved the Plan. The Plan was submitted to the shareholders of Alliance by the board of directors of Alliance in accordance with the provisions of Title 13.1, Chapter 9, Article 12 of the Code of Virginia, and on             , 2012:

(a)	The designation, number of outstanding shares, and the number of votes entitled to be cast by each voting group entitled to vote separately on the Plan were:

Designation	Number of outstanding shares	Number of votes
Common Stock	[ ]	[ ]

(b)	The total number of votes cast for and against the Plan separately by each voting group was:

Voting Group	Total votes FOR	Total votes AGAINST
Common Stock	[ ]	[ ]

(c)	And the number of votes cast for the Plan by each voting group was sufficient for approval by that voting group under the VSCA and the articles of incorporation of Alliance.

FOURTH: On May 3, 2012, in accordance with the VSCA, the board of directors of WFBI approved the Plan. The Plan was submitted to the shareholders of WFBI by the board of directors of WFBI in accordance with the provisions of Title 13.1, Chapter 9, Article 12 of the Code of Virginia, and on             , 2012:

(a)	The designation, number of outstanding shares, and the number of votes entitled to be cast by each voting group entitled to vote separately on the Plan were:

Designation	Number of outstanding shares	Number of votes
Common Stock	[ ]	[ ]

(b)	The total number of votes cast for and against the Plan separately by each voting group was:

Voting Group	Total votes FOR	Total votes AGAINST
Common Stock	[ ]	[ ]

(c)	And the number of votes cast for the Plan by each voting group was sufficient for approval by that voting group under the VSCA and the articles of incorporation of WFBI.

FIFTH: The effective time and date of the Merger shall be             p.m. Eastern Time on             , 2012.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, these Articles of Merger have been duly executed by the duly authorized persons of WFBI and Alliance in accordance with the laws of the Commonwealth of Virginia on this             day of             , 2012.

WASHINGTONFIRST BANKSHARES, INC.

By:
Shaza L. Anderson
Chief Executive Officer

ALLIANCE BANKSHARES CORPORATION

By:
William E. Doyle, Jr.
President & Chief Executive Officer

[Signature Page to Articles of Merger]

Exhibit A

Plan of Merger

[See Exhibit A, Form of Plan of Merger, to this Agreement]

Exhibit D

Form of Support Agreement

SUPPORT AGREEMENT

This Agreement, made as of this 3rd day of May, 2012, between WashingtonFirst Bankshares, Inc., a Virginia corporation (“WFBI”), and the shareholder of Alliance Bankshares Corporation, a Virginia corporation (“Alliance”), identified on the signature page hereto in such Shareholder’s capacity as a shareholder of Alliance (the “Shareholder”).

WHEREAS, WFBI, Alliance and Alliance Bank Corporation, a Virginia chartered commercial bank and wholly-owned subsidiary of Alliance (“Alliance Bank”), have entered into an Agreement and Plan of Reorganization dated as of the date hereof (the “Reorganization Agreement”) pursuant to which all of the outstanding shares of Alliance Common Stock will be exchanged, at the option of the holder, for either shares of WFBI Common Stock or cash, in accordance with the terms of the Reorganization Agreement; and

WHEREAS, the Shareholder owns, or possesses the sole right to vote or direct the voting of, the number of shares of Alliance Common Stock set forth on the signature page hereto (the “Covered Shares”); and

WHEREAS, the Shareholder owns, or possesses the power to dispose of or to direct the disposition of, the Covered Shares the number of shares of Alliance Common Stock set forth on the signature page hereto; and

WHEREAS, the Shareholder has the right to acquire pursuant to the exercise of Alliance Options issued and outstanding pursuant to the Alliance Stock Plans, the number of shares of Alliance Common Stock set forth on the signature page hereto; and

WHEREAS, as a material inducement for WFBI to enter into the Reorganization Agreement and consummate the transactions contemplated thereby, the Shareholder has agreed to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein and in the Reorganization Agreement, and intending to be legally bound hereby, the parties agree as follows:

1. Representations and Warranties of Shareholder. The Shareholder represents and warrants as follows: That he/she is now, and at all times until the Effective Time of the Merger will be, the sole owner, of record or beneficially, or possesses and will possess the sole right to vote or direct the voting of all of the Covered Shares, and possesses or will possess the sole power to dispose of or direct the disposition of all of Covered Shares. The Shareholder has, and through the Effective Time will continue to have, the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, all of the Covered Shares. The Shareholder has full right, power and authority to enter into, deliver and perform this Agreement. This Agreement has been duly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, and is enforceable in accordance with its terms.

2. Covenants of Shareholder. (a) The Shareholder agrees that he/she shall cause the Covered Shares to be present at the Alliance Shareholder Meeting and at such meeting shall vote,

or cause to be voted, the Covered Shares in favor of the Reorganization Agreement and the transactions contemplated thereby, until this Agreement terminates as provided in Section 2(e), unless: (i) WFBI is in material default with respect to a material covenant, representation, warranty or agreement made by it in the Reorganization Agreement or (ii) in accordance with Section 6.11 of the Reorganization Agreement, the Board of Directors of Alliance has recommended an Unsolicited Acquisition Proposal to the shareholders of Alliance or has failed to make, or has withdrawn or modified (or publicly proposed or resolved to do the foregoing), in a manner adverse to WFBI, its recommendation to Alliance shareholders referred to in Section 5.3 of the Reorganization Agreement.

(a) The Shareholder agrees that until the termination of this Agreement as provided in Section 2(e), that he/she shall not, without the prior written consent of WFBI, directly or indirectly tender or permit the tender into any tender or exchange offer, or sell, transfer, hypothecate, grant a security interest in or otherwise dispose of or encumber any of the Covered Shares, or any options to acquire Alliance Common Stock issued and outstanding pursuant to the Alliance Stock Plans. Notwithstanding the foregoing, in the case of any transfer by operation of law, this Agreement shall be binding upon and inure to the transferee.

(b) The Shareholder agrees that he/she shall not, and he/she shall not authorize, direct, induce, or encourage any other person, including but not limited to any holder of Alliance Common Stock, or any officer, employee or director of Alliance to, solicit from any third party any inquiries or proposals relating to the disposition of Alliance or Alliance Bank’s business or assets, or the acquisition of Alliance or Alliance Bank’s voting securities, or the merger of Alliance or Alliance Bank with any person other than WFBI or any subsidiary of WFBI, or except as provided in Section 6.11 of the Reorganization Agreement: (i) provide any such person with information or assistance or negotiate or (ii) conduct any discussions with any such person in furtherance of such inquiries or to obtain a proposal.

(c) The Shareholder agrees that he/she shall not, without the prior written consent of WFBI, sell on NASDAQ, or submit an offer to sell on NASDAQ, or otherwise directly or indirectly sell, transfer or dispose of, any shares of Alliance Common Stock or any options, warrants, rights or other securities convertible into or exchangeable for shares of Alliance Common Stock prior to the Effective Time of the Merger.

(d) The Agreement, other than the provisions of Section 5 hereof, shall terminate upon the earlier to occur of: (a) the termination of the Reorganization Agreement by any of the parties thereto, provided that such termination shall not be in violation of any provision of the Reorganization Agreement; or (b) the Effective Time of the Merger. The provisions of Section 5 shall terminate upon the earlier to occur of: (a) the termination of the Reorganization Agreement by any of the parties thereto, provided that such termination shall not be in violation of any provision of the Reorganization Agreement; or (b) the date which is three months following Effective Time of the Merger.

3. Additional Shares and Options. Notwithstanding anything to the contrary contained herein, this Agreement shall apply to all shares of Alliance Common Stock which the Shareholder currently has the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, and all such shares of Alliance Common Stock which the Shareholder may hereafter acquire, and all Alliance Options which the Shareholder may currently own or hereafter acquire.

4. No Exercise. The Shareholder agrees that he/she shall not, without the prior written consent of WFBI, exercise any Alliance Option prior to the Effective Time, except for the exercise of Alliance Options that by their terms will expire if not exercised and in such case any shares of Alliance Common Stock received upon such exercise shall be subject to the terms of this Agreement.

5. Disposition of WFBI Shares. The Shareholder agrees that from the date hereof and until the expiration of a period of three months following the first to occur of the Effective Time or the termination of this Agreement pursuant to Section 2(e), the Shareholder shall not sell, pledge, hypothecate or otherwise transfer or dispose of, any shares of WFBI Common Stock owned by the Shareholder as of the date hereof, or thereafter acquired by the Shareholder upon the conversion of shares of Alliance Common Stock, upon the exercise of converted Alliance Options or otherwise, or any interest therein. WFBI shall be entitled to place appropriate legends on certificates representing shares of WFBI Common Stock reflecting such restriction, and to give stop transfer instructions to the transfer agent for the WFBI Common Stock.

6. Governing Law. This Agreement shall be governed in all respects by the law of the Commonwealth of Virginia, without regard to the conflict of laws principles thereof.

7. Specific Performance. The Shareholder acknowledges and agrees that the failure of the Shareholder to perform and comply with the provisions of this Agreement in strict accordance with the terms hereof will cause irreparable harm to WFBI, for which there may be no adequate remedy at law. In addition to any other remedies or rights which it may have, WFBI shall be entitled to specific performance of this Agreement, without the posting of any bond, if the Shareholder shall fail or refuse to perform his/her obligations hereunder.

8. Assignment; Successors. This Agreement may not be assigned by the Shareholder without the prior written consent of WFBI. The provisions of this Agreement shall be binding upon and, shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives.

9. Scope of Agreement. The parties hereto acknowledge and agree that this Agreement shall not confer upon WFBI any right or ability to acquire the shares of Alliance Common Stock other than in connection with the Merger. The parties hereto acknowledge and agree that this Agreement does not constitute an agreement or understanding of the Shareholder in his/her capacity as a director or officer of Alliance or Alliance Bank, but only in his/her capacity as a holder of shares of Alliance Common Stock or Alliance Options.

10. Severability. Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction

11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12. Amendment, Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement. No provision of this Agreement may be waived, except by an instrument in writing, executed by the waiving party, expressly indicating an intention to effect a waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

13. Defined Terms. Capitalized terms used and not defined herein and defined in the Reorganization Agreement shall have the meaning ascribed to them in the Reorganization Agreement.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first above written.

WASHINGTONFIRST BANKSHARES, INC.

By:
Name:	Shaza L. Andersen
Title:	Chief Executive Officer

SHAREHOLDER

Name:

Shares as to which Shareholder has sole:

Voting Power:

Dispositive Power:

Options held by Shareholder:

Exhibit E

Form of Non-competition and Non-solicitation Agreement

NON-COMPETITION AND

NON-SOLICITATION AGREEMENT

This Agreement, made as of this 3rd day of May, 2012, by and among WashingtonFirst Bankshares, Inc. a Virginia corporation (“WFBI”), WashingtonFirst Bank, a Virginia chartered commercial bank and the wholly owned subsidiary of WFBI (“WF Bank”), and the undersigned director, identified on the signature page hereto (the “Director”), of Alliance Bankshares Corporation, a Virginia corporation (“Alliance”) and/or Alliance Bank Corporation, a Virginia chartered commercial bank and the wholly owned subsidiary of Alliance (“Alliance Bank”).

WHEREAS, WFBI, Alliance and Alliance Bank have entered into an Agreement and Plan of Reorganization, of even date herewith (the “Reorganization Agreement”), pursuant to which Alliance will be merged with and into WFBI, and each share of Alliance Common Stock will be exchanged, at the option of the holder, for either shares of WFBI Common Stock or cash, in accordance with the terms of the Reorganization Agreement.

WHEREAS, WF Bank and Alliance Bank have entered into an Agreement and Plan of Merger (the “Bank Merger Agreement”), pursuant to which Alliance Bank will be merged with and into WF Bank; and

WHEREAS, as a condition of WFBI’s obligations under the Reorganization Agreement and as a material inducement to WFBI to enter into the Reorganization Agreement, WFBI has requested that the members of the Boards of Directors of Alliance and Alliance Bank agree to certain restrictions on their respective ability to compete with WFBI and WF Bank following consummation of the Merger, and the Director desires to agree to such restrictions; and

WHEREAS, WFBI, WF Bank and the Director desire to enter into this Agreement to set forth the duration, scope and other terms and conditions of such limitations;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein and in the Reorganization Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1. From and after the Effective Time until the date which is eighteen months after the Effective Time (the “Covenant Period”), the Director shall not, directly or indirectly:

(a) serve as a member of the board of directors of, or a holding company for, any federal or state commercial bank or other institution the deposits of which are insured by the Federal Deposit Insurance Corporation and which has a branch or loan production office in the Virginia counties of Arlington, Fairfax, Fauquier, Loudoun, Prince William and Stafford Counties and the cities of Alexandria, Fairfax, Falls Church, Manassas and Manassas Park (the “Designated Area”), other than (if appointed) WFBI or WF Bank; or

(b) knowingly solicit to employ or engage the services of any of the current officers or employees of WFBI or WF Bank (including former employees of Alliance Bank), or initiate or maintain contact with any officer, director or employee of WFBI or WF Bank (including former employees of Alliance Bank) regarding the business, operations, prospects or finances of WFBI or WF Bank; provided, that (i) if the Director is serving on the board of directors of WFBI or WF Bank, the Director may have contact with their then current respective officers and employees regarding the business operations, prospects or finances of WFBI or WF Bank, and (ii) the restrictions in this Section 1(b) shall not apply to (Y) general solicitations not specifically directed to any current officer or employee of WFBI or WF Bank (including former officers or employees of Alliance Bank) and (Z) any solicitation or hiring of any such officer or employee who has not been employed by WFBI or WF Bank (including former officers or employees of Alliance Bank) for a period of at least three months.

2. From and after the date hereof, nothing contained in the Agreement shall prevent (i) the Director, members of the Director’s family, or businesses or entities controlled by such Director or, (ii) a business or entity not controlled by such Director, at the instruction of such business or entity, from moving the deposits of such persons presently held at Alliance Bank to another institution.

3. In the event of a breach or violation of this Agreement by the Director, the running of the Covenant Period shall be tolled during the continuance of such breach or violation, and the Covenant Period shall be extended by the period of time for which such breach or violation was continuing.

4. The parties hereto agree that the subject matter of this Agreement is unique and that the damages accruing to the parties hereto as a result of a breach hereof are not readily subject to calculation, and that the failure of any party to perform hereunder will result in irreparable damage to the other parties, and that specific performance of the obligations of the parties hereto is an appropriate and authorized remedy for a breach hereof, in addition to any other remedies, at law or in equity, which the parties may have for such breach.

5. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, superseding all prior understandings and agreements, written and oral. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement. No provision of this Agreement may be waived, except by an instrument in writing, executed by the waiving party, expressly indicating an intention to effect a waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

6. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to the conflict of laws principles thereof.

7. Any illegality, invalidity or unenforceability of any provision hereof in any jurisdiction shall not invalidate or render illegal or unenforceable in such jurisdiction the remaining provisions hereof and shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction. In the event that the scope or duration of any provision hereof shall be found to be unenforceable in any jurisdiction, then such provision shall be interpreted to provide for the broadest scope or longest duration which would be enforceable in such jurisdiction.

8. Capitalized terms used and not defined herein and defined in the Reorganization Agreement shall have the meaning ascribed to them in the Reorganization Agreement.

9. This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first above written.

WASHINGTONFIRST BANKSHARES, INC.

By:
Name:	Shaza L. Andersen
Title	Chief Executive Officer

WASHINGTON FIRST BANK

By:
Name:	Shaza L. Andersen
Title	Chief Executive Officer

DIRECTOR

Name: